Investment Company Act File No. 811-23610

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 1 ☒

CPG Vintage Access Fund IV, LLC

(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York 10022
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

Check each box that appropriately characterizes the Registrant:

☒       Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐       Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐       Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐       A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐       Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐       Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐       If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☒       New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG Vintage Access Fund IV, LLC

A Registration Statement TO WHICH THIS CONFIDENTIAL MEMORANDUM RELATES has been filed by CPG VINTAGE ACCESS FUND IV, LLC (THE "FUND") pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (the "Units") of the FUND are not registered under the Securities Act of 1933, as amended (the "1933 Act"), since such UNITS will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(A)(2) of the 1933 Act. Investment in the FUND may be made only by individuals or entities THAT are "accredited Investors" within the meaning of Regulation D under the 1933 Act. This CONFIDENTIAL MEMORANDUM does not constitute an offer to sell, or the solicitation of an offer to buy, any UNITS. Units of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. The Fund is a highly illiquid investment. Investors have no right to require the Fund to redeem their Units.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, Central Park Advisers, LLC, the Fund's investment adviser (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THIS CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED HEREIN, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND any OTHER fund governing DOCUMENTS.

•	Units will not be listed on any securities exchange or traded in any public or other market.

•	The Fund is a highly illiquid investment and will not provide liquidity to investors, through periodic written tender offers or otherwise. Investors, therefore, must bear the financial risks of this investment for an indefinite period, potentially for the entire life of the Fund. An investment in the Fund is suitable only for sophisticated investors who have no need for liquidity in their investment. An investment in the Fund may not be suitable for investors who may need the money they invested in a specified timeframe.

•	The Fund will ordinarily declare and pay dividends from its net investment income and distribute net realized capital gains, if any, once a year; however, the amount of distributions that the Fund may pay, if any, is uncertain.

An investment in the Fund is speculative with a substantial risk of loss. See "Types of Investments and Related Risk Factors" AND "—General Risks—Limitations on Transferability; Units Not Listed; No Market for Units."

The units of limited liability company interests ("Units") of CPG Vintage Access Fund IV, LLC (the "Fund") described in this Confidential Memorandum ("Confidential Memorandum") have not been and will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any of the States of the United States. The offering contemplated by this Confidential Memorandum is made in reliance upon an exemption from the registration requirements of the 1933 Act for offers and sales of securities that do not involve any public offering, and analogous exemptions under state securities laws.

This Confidential Memorandum does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Units in any jurisdiction in which such offer, solicitation or sale is not authorized or to any person to whom it is unlawful to make such offer, solicitation or sale. No person has been authorized to make any representations concerning the Fund that are inconsistent with those contained in this Confidential Memorandum. Prospective investors should not rely on any information not contained in this Confidential Memorandum or the appendices hereto.

This Confidential Memorandum is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the Units of the Fund described herein, and is not to be reproduced or distributed to any other persons (other than professional advisers of the prospective investor receiving this document). Notwithstanding the foregoing and any other provision or statement in any offering document of the Fund (including the Investor Application, this Confidential Memorandum and the Fund's Limited Liability Company Agreement, as amended and restated from time to time (the "LLC Agreement")), but subject to restrictions reasonably necessary to comply with federal or state securities laws, an investor (and each employee, representative or other agent of the investor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Fund and the offering of its Units and all materials of any kind (including opinions or other tax analyses) that are provided to the investor relating to such tax treatment and tax structure.

Prospective investors should not construe the contents of this Confidential Memorandum as legal, tax or financial advice. Each prospective investor should consult his or her own professional advisers as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund for such prospective investor.

The Fund does not have a fixed term. The underlying private investment funds in which the Fund will invest, however, generally will have fixed terms. Investors reasonably can expect to receive distributions from the Fund periodically after the Fund receives distributions from the underlying funds and when the underlying funds terminate, which the Fund anticipates will occur approximately 10 to 12 years after the final closing for subscriptions for the Fund's Units. The Fund will be wound up and dissolved after its final distribution to investors. The Fund may be dissolved prior thereto in accordance with its LLC Agreement.

An investment in the Fund is speculative with a substantial risk of loss. The Fund's Units will be subject to substantial restrictions on transferability and resale, and may not be transferred or resold except as permitted under the LLC Agreement, the 1933 Act and applicable state securities laws, pursuant to registration or exemption therefrom. Transfers of Units may be made only with the prior written consent of Central Park Advisers, LLC, the Fund's investment adviser (the "Adviser"), which may be withheld in the Adviser's sole discretion.

In making an investment decision, investors must rely upon their own examination of the Fund and the terms of the offering, including the merits and risks involved. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Fund's Units or passed upon the adequacy of the disclosure in this Confidential Memorandum. Any representation to the contrary is a criminal offense.

Units of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial or depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

All investors and potential investors are hereby informed that (i) any tax advice contained in this Confidential Memorandum is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the Internal Revenue Code of 1986, as amended, (ii) any such advice is written to support the promotion or marketing of the transactions or matters addressed in this Confidential Memorandum, and (iii) each investor and potential investor should seek advice based on its particular circumstances from an independent tax advisor.

The Fund will make available to each prospective investor or its authorized representative, prior to the consummation of this offering, the opportunity to ask questions of, and receive answers from, the Fund, or another person acting on the Fund's behalf, concerning subscription procedures and the terms and conditions of this offering, and to obtain any additional information about the Fund, to the extent that the Fund possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth herein.

This Confidential Memorandum is believed to be accurate as of its date, but no representation or warranty is made as to its continued accuracy after such date.

October 27, 2020

TABLE OF CONTENTS

SUMMARY OF TERMS

The following summary is qualified entirely by the detailed information appearing elsewhere in this Confidential Memorandum and by the terms and conditions of the Fund's Limited Liability Company Agreement, as amended and restated from time to time (the "LLC Agreement") and the Investor Application (defined herein), each of which should be read carefully and retained for future reference.

The Fund

CPG Vintage Access Fund IV, LLC (the "Fund") is a newly-formed Delaware limited liability company that is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as a closed-end, non-diversified management investment company. The Fund's investment adviser is Central Park Advisers, LLC (the "Adviser").

The Fund is an appropriate investment only for those investors ("Investors") who can tolerate a high degree of risk and do not require a liquid investment. The Fund is a specialized investment vehicle that may be referred to as a registered private investment fund. The Fund is similar to an unregistered private equity investment fund in that (i) units of limited liability company interests ("Units") are sold in comparatively large minimum denominations in private placements solely to high net worth individual and institutional investors, and are subject to substantial restrictions on transfer, and (ii) the Fund pays, and Investors bear, an asset-based investment management fee, and are subject indirectly to asset-based fees, carried interests or incentive allocations charged by the underlying investment funds in which the Fund may invest. The Fund has been structured with the intent of seeking to alleviate or reduce certain of the burdens typically associated with private capital investing, such as difficulty in accessing and diligencing investments, allocation and manager selection, diversification of investments, paying fund-of-funds level incentive fees, meeting minimum investor qualifications and large minimum commitment amounts. In addition, Investors will avoid receiving tax reporting on potentially late IRS Schedule K-1s and, for tax-exempt Investors, realization of unrelated business taxable income ("UBTI").

The Fund intends to qualify and elect to be treated as a regulated investment company (a "RIC") under the Internal Revenue Code of 1986, as amended (the "Code").

Investment Program

The Fund's investment objective is to seek long-term attractive risk-adjusted returns. The Fund will seek to achieve its investment objective principally by making primary investments (each, a "Primary Investment") in a portfolio of institutional private equity, venture and private debt investment funds managed or sponsored by various asset management firms unaffiliated with the Adviser ("Private Capital Funds") that are represented on the Morgan Stanley Smith Barney LLC platform (the "Morgan Stanley Platform") between November 2020 and a date to be determined by the Adviser but in no event later than July 2022 (the

"Vintage Period"). Morgan Stanley is not a sponsor, promoter, adviser or affiliate of the Fund.

While the Fund principally will make Primary Investments in Private Capital Funds represented on the Morgan Stanley Platform during the Vintage Period, the Fund also may, to a lesser extent, make "secondary investments" (each, a "Secondary Investment") in Private Capital Funds and invest in institutional "funds-of-funds" (together with Private Capital Funds, "Investment Funds"), each as further described below.

With respect to Primary Investments, the Fund will invest only in institutional offerings (i.e., the Fund will invest directly in the Investment Funds). The Fund also may commit to an Investment Fund that has ceased its offering by buying an interest in the Investment Fund from the Investment Fund Manager (as defined below). These investments will be considered by the Fund to be Primary Investments. The Fund does not intend to invest in feeder funds or other investment vehicles represented on the Morgan Stanley Platform that provide indirect access to Private Capital Funds, other than through institutional "funds-of-funds". Certain of the Investment Funds may be advised by Morgan Stanley or an affiliate thereof. In addition, Morgan Stanley may act as placement agent for the Investment Funds, and may earn fees for providing placement and/or other ongoing investor services to its clients it places directly into the Investment Funds.

In pursuing its investment objective, the Fund will seek to invest in Investment Funds that represent a broad spectrum of asset classes and investment strategies, including, but not limited to, buyout, growth equity, venture capital, private credit (including special situations) and other private assets.

•	Buyout: Control (e.g., majority stake) investments in established, cash flow positive companies are usually classified as buyouts. Buyouts attempt to create value by improving management or operations, driving strategic outcomes (such as a merger or acquisition) and/or utilizing leverage, and represent a substantial majority of the capital deployed in the private equity market.

•	Growth Equity and Venture Capital: Growth equity strategies typically involve non-control (e.g., minority stake) investments in companies with high growth potential that are in need of expansion capital. Venture capital investments typically target newer businesses, often emerging companies, with higher growth potential and risk.

•	Private Credit: Private credit is a common term for unregistered debt investments made through privately negotiated transactions. Private credit investments may be structured using a range of financial instruments, including but not limited to, first and second lien senior secured loans, unitranche debt, mezzanine debt, unsecured debt and structurally subordinated instruments.

While these strategies, which include special situations investments (including distressed investments), generally focus on originated or secondary purchases of fixed-income senior or subordinated credits of companies, they also may include certain equity features. Distressed investing encompasses a broad range of strategies including control and non-control distressed debt, operational turnarounds and "rescue" financings. The Fund's private credit investments may include investments in privately-offered business development companies ("BDCs").

While the Fund intends to seek exposure to these asset classes and investment strategies principally by making Primary Investments in Private Capital Funds that are represented on the Morgan Stanley Platform during the Vintage Period, the Fund may allocate up to 20% of the Fund's total capital commitments to Secondary Investments in Private Capital Funds to which CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC or CPG Vintage Access Fund III, LLC (each, a "Predecessor Fund") has committed. The Fund also may invest in institutional "funds-of-funds" that are represented on the Morgan Stanley Platform during the Vintage Period in certain circumstances. Unlike the Private Capital Funds, which will invest directly in multiple companies, ventures and businesses ("Portfolio Companies"), "funds-of-funds" seek to invest in a portfolio of other Private Capital Funds. The Fund may invest in institutional "funds-of-funds" that seek to make Secondary Investments in Private Capital Funds and/or seek to invest in the securities of Portfolio Companies alongside one or more Private Capital Funds (or their sponsors) (each, a "Co-Investment"). The Fund does not intend to make Co-Investments, except that the Fund may invest in Co-Investments through Investment Funds that focus on making Co-Investments.

An Investment Fund will be considered to be represented on the Morgan Stanley Platform during the Vintage Period if Morgan Stanley clients could have committed to (i.e., submitted paperwork to be included in an upcoming closing) or invested in it at any time during such period, either directly or indirectly through a feeder fund or other investment vehicle represented on the Morgan Stanley Platform.

The Fund will not make Primary Investments in Investment Funds that a Predecessor Fund has committed to or invested in, regardless of whether such Investment Fund continues to be represented on the Morgan Stanley Platform during the Vintage Period.

Each Investment Fund is, or will be, managed by the general partner, managing member or investment adviser of the Investment Fund (such general partner, managing member or investment adviser in respect of any Investment Fund being hereinafter referred to as the "Investment Fund Manager" of such Investment Fund) under the direction of the portfolio managers or investment teams selected by the Investment Fund Manager.

The Fund's investment program, which has been structured with the intent of seeking to alleviate or reduce certain of the burdens and risks typically associated with private capital investing, offers Investors access to Investment Funds represented on the Morgan Stanley Platform that generally are unavailable to the investing public due to investor qualification restrictions, resource and operational requirements, high investment minimums and other access restrictions, as well as the significant capital required to create a reasonably diversified investment portfolio of Investment Funds.

The Fund principally will make Primary Investments in Private Capital Funds. Primary Investments are interests or investments in newly-formed, institutional private capital fund offerings. Primary investors subscribe for interests during an initial fundraising period, and their capital commitments are then used to fund investments in a number of individual operating companies during a defined investment period. Most private capital fund sponsors raise new funds only every two to four years, and many top-performing funds are closed to new investors or otherwise difficult to access. Because of the limited windows of opportunity for making Primary Investments in particular funds, strong relationships with leading fund sponsors and the private wealth management brokerage firms that offer their funds, such as Morgan Stanley, are highly important for primary investors.

To a lesser extent, the Fund may make Secondary Investments in Private Capital Funds to which a Predecessor Fund has committed. Secondary Investments are interests in existing private equity funds that are acquired in privately negotiated transactions, typically after the end of the private equity fund's fundraising period. Because secondaries typically already have invested in portfolio companies, they are viewed as more mature investments than primaries and further along in their development pattern.

The Adviser may invest the Fund's assets in Investment Funds that engage in investment strategies other than those described in this Confidential Memorandum, and may sell the Fund's portfolio holdings at any time.

In addition, the Fund may borrow for cash management or for investment purposes to the extent permitted by the 1940 Act. The Fund has no obligation, and does not currently intend, to enter into any hedging transactions.

Investment Funds may be domiciled in U.S. or non-U.S. jurisdictions. The Investment Funds are not subject to the Fund's investment restrictions and generally are subject to few investment limitations.

Investment Process	The principal elements of the Adviser's investment strategy include: (i) seeking attractive investment opportunities from among the Investment Funds represented on the Morgan Stanley Platform; (ii) allocating the Fund's assets to Investment Funds across private market segments; and (iii) seeking to manage risk through ongoing monitoring of the Fund's portfolio.

Access. In many segments of the private capital market, it is not enough to identify promising investments—access is required. The Fund seeks to provide Investors with access to Investment Funds represented on the Morgan Stanley Platform that generally are unavailable to the investing public.

Asset Allocation. Just as in public equity markets, asset allocation across private market segments is a cornerstone of long-term portfolio performance. The Adviser seeks diversification of the Fund's investments through exposure to different markets and investment types. The Adviser will seek to identify attractive sponsors whose funds are available to high net worth Morgan Stanley clients, and will conduct due diligence regarding the Investment Fund Manager, its track record and the investment opportunity.

Risk Management. The long-term nature of private capital investments requires a commitment to ongoing risk management. In addition to the risk management and due diligence processes of the Adviser, the Fund may benefit by investing in Investment Funds represented on the Morgan Stanley Platform given its investment expertise, quality of risk management systems and experienced private capital vetting process.

The Adviser will monitor the performance of Investment Funds and developments at the individual Portfolio Companies that represent material positions in Investment Funds held by the Fund. The Adviser will track commitments, capital calls, distributions and valuations made by Investment Funds, as well as other pertinent details regarding the Investment Funds.

The Adviser intends to use certain techniques to reduce the risk associated with the Fund's investments. These techniques may include, without limitation, diversifying the Fund's portfolio by asset class (e.g., private equity and debt), investment type (Primary Investments, Secondary Investments and institutional "funds-of-funds"), area of investment (e.g., geographies, sectors and industries), investment strategy and Investment Manager.

The Adviser and its personnel use a range of resources to diligence promising Investment Funds. The Adviser's diligence process focuses on risk management, investment and operational diligence. The Adviser selects investment strategies and Investment Funds on the basis of availability, pricing in the case of Secondary Investments and various qualitative and quantitative criteria, including: the Adviser's analysis of actual and projected cash flows and historical performance of Investment Fund Managers and, in the case of Secondary Investments, of the Investment Fund itself; loss rates and hit rates; performance of prior funds versus peers; the Investment Fund Managers' reputation, experience, expertise, opportunity set, anticipated returns and adherence to investment philosophy. During this diligence process, the Adviser reviews the Investment Funds' offering documents, due diligence materials and other available information regarding the Investment Fund

Managers, and may conduct interviews with senior personnel of Investment Fund Managers. In particular, the Adviser seeks to communicate regularly with Investment Fund Managers and other personnel about the Investment Funds, or about particular investment strategies, categories of private capital, risk management and general market trends. This interaction facilitates ongoing portfolio analysis and may help to identify potential issues, such as loss of key team members or proposed changes in constituent documents. It also provides ongoing due diligence feedback, as additional investments are considered.

After making an investment in an Investment Fund, and as part of its ongoing diligence process, the Adviser seeks to: track operating information and other pertinent details; participate in periodic conference calls with Investment Fund Managers and onsite visits where appropriate; review audited and unaudited reports; and monitor turnover in senior Investment Fund personnel and changes in policies. In conjunction with the due diligence process, the tax treatment and legal terms of the investment are considered.

Commitment Strategy

The Adviser intends to manage the Fund's portfolio with a view towards seeking long-term attractive risk-adjusted returns. Accordingly, the Adviser may make investments and commitments based, in part, on anticipated future capital calls by Investment Funds and distributions from Investment Funds. This may result in the Fund making commitments to Investment Funds in an aggregate amount that exceeds the total commitments from Investors in the Fund (i.e., to "over-commit").

In addition, during the period between the Initial Closing and the Final Closing (as defined below), the Adviser may make commitments to Investment Funds in excess of the total commitments from Investors in the Fund as of that date in anticipation of future additional Commitments.

The commitment strategy—and, specifically, the "over-commitment" strategy—involves risk. See "Types of Investments and Related Risk Factors—General Risks—Commitment Strategy; Fund Default."

Investment Restrictions

The Fund will conduct its investment operations in compliance with the following non-fundamental investment restrictions, in each case measured at the time of commitment:

•     Not more than 20% of the Fund's total capital commitments will be committed to any one Investment Fund;

•     Not more than 40% of the Fund's total capital commitments will be committed to any one Investment Fund Manager; and

•     Not more than 20% of the Fund's total capital commitments will be committed to Secondary Investments.

The Fund may depart from these investment restrictions during the 12-month period following the Initial Closing (as defined below). For example, during the first year of the Fund's operations, more than 20% of the Fund's total capital commitments may, for a period of time, be committed to one Investment Fund. In addition, the Fund also may depart from these restrictions during periods of adverse market, economic or political conditions, periods of large cash inflows and the wind-up of the Fund.

Investment Period	The net proceeds of this offering will be used to implement the Fund's investment program and otherwise for its operations. The commitment of capital to Investment Funds—with the exception of follow-on investments in existing Investment Funds—is expected to be made within approximately six months after the end of the Vintage Period. The period in which commitments are made to Investment Funds is defined as the investment period (the "Investment Period").

Term	The Fund does not have a fixed term. The Investment Funds, however, generally will have fixed terms. Investors reasonably can expect to receive distributions from the Fund periodically after the Fund receives distributions from Investment Funds and when Investment Funds terminate, which the Fund anticipates will occur approximately 10 to 12 years after the Final Closing (as defined below). The Fund will be wound up and dissolved after its final distribution to Investors. The Fund may be dissolved prior thereto in accordance with its LLC Agreement.
The Offering

The initial closing date for subscriptions for Units currently is anticipated to be in December 2020, but may occur on such later date as the Adviser may determine in its sole discretion (the "Initial Closing"). The Fund's Units will be offered at an initial price of $10 per Unit.

Each prospective Investor will be required to complete an investor application (the "Investor Application") certifying that the Units being purchased are being acquired by an Eligible Investor (as defined below). Prior to the receipt and acceptance of the Investor Application, an Investor's funds will be held in escrow.

The minimum commitment ("Commitment") to the Fund will be $50,000, which minimum may be reduced by the Fund in the sole discretion of the Adviser, but not below $25,000.

Subsequent to the Initial Closing, the Fund may offer Units at one or more closings, which are anticipated to occur over a period of up to nine months following the Initial Closing (the last closing being referred to as the "Final Closing"). An Investor participating in a closing that occurs after the Initial Closing may be required by the Adviser, in its sole discretion, to pay a "make-up" amount to the Fund. All Investors in a closing will be treated in the same manner. The "make-up" payment will be calculated by applying an annualized rate of 6.0% to the percentage of the aggregate Commitments by Investors previously drawn down by the Fund and applied over the period of time since such drawdowns. For example, if the Fund has drawn down 20% of Commitments from Investors participating in the Initial Closing and holds a second closing three months after the date of such drawdowns, an Investor participating in the second closing who commits $50,000 would pay a "make-up" payment at 1.5% (an annualized rate of 6.0%) multiplied by 20% of such commitment amount (or $10,000 x 1.5% = $150). Any make-up payment is in addition to an Investor's Commitment. The amount of the make-up payments will be paid to and retained as assets of the Fund.

Capital Calls

A portion of an Investor's Commitment will be called after the closing of the Investor's initial investment in the Fund, and the balance will be drawn down over time as the Fund makes investments and to fund other ongoing and additional obligations of the Fund (e.g., capital commitments of the Fund called by Investment Funds). Investor Commitments may be drawn down at any time by the Fund making a capital call generally upon at least ten (10) business days' prior written notice (including by email) to the Investor or the Investor's designee, with a copy to the Investor's financial advisor. Although there is no set schedule for calling capital, it is estimated that capital calls will be scheduled in the following manner (subject to the Fund's discretion to call capital at different times and in different amounts, and to draw down Investor Commitments at any time):

Year 1:       20%

Year 2:       25%

Year 3:       25%

Year 4:       25%

The above schedule is subject to change, including as the result of Investment Fund capital call and distribution activity. The Fund may accelerate or extend the estimated schedule or extend any capital call, or may determine not to draw the full amount of an Investor's total Commitment. Any amounts drawn from Investors (except for cash reserved to cover Fund expenses) are expected to be committed by the Fund within approximately three months of the drawdown date. Units will be issued to Investors each time capital is contributed to the Fund by Investors. Units will be issued at the next determined net asset value of the Fund, as calculated in accordance with the Fund's valuation policies and procedures. If an Investor does not meet a capital call by the specified date in the written notice, the Investor may be charged interest at an annual rate of 8.0% of the amount of the Investor's capital call up until the date the Investor complies with the capital call.

Each Investor understands that by agreeing to invest in the Fund, the Investor is making an irrevocable commitment to the Fund of the entire amount of the Commitment, which will be drawn down over time. Even though not all of an Investor's Commitment will be due immediately, Investors are committing to make funds available within the time designated by each capital call. Should an Investor fail to timely fund a capital call made by the Fund (a "Default"), and fail to cure such Default within five (5) business days after notice (any such Investor, a "Defaulting

Investor"), the Fund may, in the Adviser's sole discretion, charge the Defaulting Investor with the expenses and losses incurred by the Fund resulting from the sale of positions due to the Default. In addition, the Fund may, with respect to each Default, in the Adviser's sole discretion, take other actions with respect to a Defaulting Investor, including without limitation, one or more of the following: (i) reducing, as a consequence of the Default, a Defaulting Investor's investment in the Fund by an amount equal to 10% of the Defaulting Investor's total Commitment, and making corresponding reductions to the number of the Defaulting Investor's Units and in the Defaulting Investor's rights to receive distributions; (ii) borrowing funds to cover defaulted capital calls, at a rate established with a third-party lender or, at the Adviser's sole discretion, using the Fund's internal capital at a rate of 8.0% per annum, and causing the Defaulting Investor to bear the interest and other costs associated with such borrowing; (iii) excluding the Defaulting Investor from participating in future capital calls and/or investments made by the Fund; (iv) requiring the Defaulting Investor to immediately pay to the Fund the entire amount of the Defaulting Investor's uncalled Commitment; or (v) requiring the Defaulting Investor to transfer all or any of its Units to an Eligible Investor (as defined below) at a price agreed upon by the Defaulting Investor and the transferee, after such amount has been adjusted for any reduction of interest in accordance with (i) above and after such amount has been reduced by the amount of any expenses incurred by the Adviser or the Fund as a result of the Default and the amount of the defaulted capital call. The amount by which a Defaulting Investor's investment in the Fund is reduced pursuant to (i) above shall be retained as assets of the Fund for the benefit of all Investors and shall not reduce the Commitment required to be made by such Defaulting Investor. While the Adviser, in its sole discretion, may take any actions with respect to a Defaulting Investor—including, without limitation, any or all of the actions listed above—the Adviser is not required to do so if it were to determine that no action is in the best interests of the Fund.
Eligible Investors

Units of the Fund will be offered only to "accredited investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "1933 Act"). Investors who are "accredited investors" are referred to in this Confidential Memorandum as "Eligible Investors." Certain Sub-Placement Agents (as defined below) may impose stricter Investor eligibility requirements (or, in the event applicable regulatory restrictions change, less stringent eligibility requirements). For example, certain Sub-Placement Agents may determine to sell Units to natural persons that qualify as "accredited investors" under only Rule 501(a)(5) of Regulation D (the net worth test), rather than under both Rule 501(a)(5) and Rule 501(a)(6) (the income test).

Each prospective Investor must submit a completed Investor Application acceptable to the Adviser, certifying, among other things, that the Investor is an Eligible Investor and will not transfer the Units purchased except in the limited circumstances permitted. If an Investor Application is not accepted by the Fund by a closing date, the subscription will not be accepted at such closing date and will be returned to the prospective Investor or held until the next Closing Date, if any.

An investment in the Fund involves a considerable amount of risk. An Investor may lose some or all of its investment in the Fund. Before making an investment decision, a prospective Investor should (i) consider the suitability of this investment with respect to the Investor's investment objectives and personal situation and (ii) consider factors such as the Investor's personal net worth, income, age, risk tolerance and liquidity needs. The Fund is a highly illiquid investment. Investors have no right to require the Fund to redeem their Units of the Fund.

Borrowing

The Fund is authorized to borrow money in connection with its investment activities, subject to the limits of the Asset Coverage Requirement (as defined below). The Fund may borrow money for investment purposes (i.e., to finance investments) and to pay expenses in advance of, or in addition to, calling capital. The Fund also may borrow money to manage its cash flow needs associated with calling Investor Commitments, satisfying capital calls, managing distributions to Investors and paying ongoing expenses. The Fund may pledge or otherwise create a security interest in its assets, including Investors' Commitments, to banks or other financial institutions as security for borrowings made by the Fund.

The 1940 Act requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time indebtedness occurs (the "Asset Coverage Requirement"). This means that, at the time the Fund incurs indebtedness, the value of the Fund's total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

The Investment Funds that the Fund may invest in should be expected to utilize leverage in their investment or operational activities. Such borrowings, however, are not subject to the Asset Coverage Requirement. Accordingly, the Fund, through investments in the Investment Funds, may be exposed to the risk of highly leveraged investment programs and strategies. See "Types of Investments and Related Risk Factors."

Tax Distribution Policy	General. The Fund expects that dividends will be paid at least annually on the Units in amounts representing substantially all of the Fund's net investment income, if any, earned each year. The Fund also pays substantially all taxable net capital gain realized on investments to Investors at least annually. In order to continue to qualify as a RIC, the Fund must, among other requirements, distribute at least 90% of its net investment income (generally, the Fund's net ordinary income plus the excess of the Fund's realized net short-term capital gains over realized net long-term capital losses, determined without regard to the dividends paid deduction) on an annual basis. See "Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company."

Returns of Capital. Distributions by the Fund that are or are considered to be in excess of the Fund's current and accumulated earnings and profits for the taxable year in which the distribution is made will reduce the adjusted tax basis of an Investor's Units (but not below zero). Such distributions (up to an amount of an Investor's adjusted basis) represent a return of capital (i.e., a return to Investors of a portion of their original investment in the Fund) and generally will not be subject to U.S. federal income tax at the time of the distribution. However, an Investor's adjusted basis in their Units is used to determine the amount of income that is recognized by an Investor upon sale or exchange of their Units and a lower adjusted tax basis therefore may increase the amount of gain that an Investor will realize upon a sale or exchange of their Units. Distributions in excess of an Investor's adjusted basis in Units generally will be treated as capital gain.

Distributions

Proceeds and other distributions received by the Fund from Investment Funds will be distributed to Investors periodically after receipt; provided, however, that:

•      the Fund may reduce or withhold the amount to be distributed by the amount of the fees, expenses and other liabilities, including funding obligations, incurred or anticipated; and

•      no distributions will be made prior to the Final Closing.

Recycling

At the election of the Adviser, the Fund may (i) retain (i.e., not distribute to Investors) proceeds received by the Fund from Investments Funds up to an amount equal to 10% of the Fund's total capital commitments in anticipation of, among other things, future capital calls, fees and expenses from Investment Funds or the Fund, or (ii) designate as recyclable (i.e., distribute to Investors, but designate as subject to recall by the Fund) such proceeds.

Proceeds retained by the Fund after the Investment Period will be used primarily to pay the Fund's operating expenses. Proceeds retained by the Fund will not serve to reduce Investors' unfunded Commitments to the Fund, or increase Investors' contributed capital to the Fund. For example, if the Fund has drawn down 20% of total Commitments of $100 million, the Fund would have assets of $20 million and unfunded Investor Commitments of $80 million. If the Fund were to receive a $1 million distribution from an Investment Fund, the Fund's assets would increase to $21 million, but Investors' contributed capital and unfunded Commitments would remain $20 million and $80 million, respectively.

Proceeds distributed to Investors but deemed recyclable and subject to recall result in each Investor's unfunded Commitment being increased by the amount of proceeds so distributed. Using the preceding example, if the Adviser were to distribute a recyclable Commitment of $1 million to investors, unfunded Investor Commitments would increase to $81 million. The Adviser will give notice to Investors of each distribution that the Adviser deems a recyclable Commitment. An Investor will receive quarterly reports from the Fund that will, among other things, indicate the Investor's unfunded Commitment.
Liquidity, Resignation and Transfer Restrictions; Repurchase of Units

The Fund is a highly illiquid investment. Units will not be listed on any securities exchange or traded in any public or other market. An investment in the Fund is suitable only for Investors who have no need for liquidity in their investment. Investors, therefore, must bear the financial risks of this investment for an indefinite period, potentially for the entire life of the Fund.

Withdrawals of capital or profits will not generally be permitted, except to the extent required to comply with applicable laws. No Investor may resign as a member of the Fund without the prior written consent of the Adviser, which may be withheld in the Adviser's sole discretion. In certain circumstances, as set forth in the LLC Agreement, an Investor may be required to resign as a member of the Fund. The Fund will pay to a resigning Investor the net asset value of the resigning Investor's Units upon the later of the completion of that year's audit or such time as it has sufficient funds to do so. The net asset value of the resigning Investor's Units will be determined at the next determined net asset value after the date of resignation. Such amounts paid to a resigning Investor will not be entitled to interest for any period after the date of resignation.

Investors will not be able to sell, assign, transfer, pledge or otherwise dispose of or encumber all or any of their Units (including their unfunded Commitments related thereto) without the prior written consent of the Adviser, which may be withheld in the Adviser's sole discretion. An Investor that transfers its Units will be required to bear all costs and expenses (including legal fees) incurred by the Adviser and the Fund in connection with such transfer.

Investors do not have the right to require the Fund to redeem their Units during the life of the Fund, and the Fund will not provide liquidity to Investors, through periodic written tender offers or otherwise.

See "Types of Investments and Related Risk Factors—General Risks—Limitations on Transfer and Resignations; Units Not Listed; No Market for Units."

Potential Benefits of Investing in the Fund

The Adviser believes that the Fund's investment program offers a differentiated approach to private equity and debt opportunities for high net worth individual and institutional Investors.  The Fund's investment program offers Investors access to Investment Funds represented on the Morgan Stanley Platform that generally are unavailable to the investing public.  Similarly, by investing in the Fund, Investors will have access to Investment Fund Managers whose services generally are not available to the investing public, or who otherwise may place stringent restrictions on the number and type of persons whose money they will manage.  An investment in the Fund also enables Investors to invest with a number of Investment Managers without incurring the high minimum investment requirements that Investment Managers typically would impose on Investors.  Investment minimums for Investment Funds typically range between $5 million and $20 million.

Because the Fund intends to qualify as a RIC under Subchapter M of the Code, it is expected to have certain attributes that are not generally found in traditional private capital funds-of-funds. These include providing simpler tax reports to Investors on IRS Form 1099, and the avoidance of unrelated business taxable income for benefit plan investors and other investors that are exempt from payment of U.S. federal income tax.

Board of Directors	Subject to the requirements of the 1940 Act, the business and affairs of the Fund will be managed under the direction of the Board of Directors of the Fund (the "Board"). The Board has delegated day-to-day operations to the Fund's officers, the Adviser and other service providers, subject to oversight of the Board. See "Management of the Fund."

The Adviser

Central Park Advisers, LLC serves as the Fund's investment adviser. The Adviser, a wholly-owned subsidiary of Central Park Group, LLC ("Central Park Group"), is a limited liability company organized under the laws of the State of Delaware, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). Under the control of Mr. Mitchell Tanzman and Mr. Gregory Brousseau, the Adviser is an independent investment advisory firm specializing in the development and management of alternative investment offerings. Founded in 2006, Central Park Group offers a broad range of investments managed by private equity, hedge fund, real estate and funds-of-funds sponsors. Central Park Group's founding partners have significant experience across the spectrum of alternative investments and traditional asset management. For over 25 years, they have sourced, created, managed and distributed private equity funds, hedge funds, real estate opportunity funds, crossover funds and funds-of-funds that seek to offer clients attractive risk-adjusted performance in diverse strategies, asset classes and sectors, including "first-ever" funds, and have invested or committed more than $14 billion in over 175 funds, including approximately $1.5 billion in registered fund-of-private-equity-

funds and more than $4 billion in private equity vehicles sponsored by leading firms.

The Fund has entered into an investment advisory agreement (the "Investment Advisory Agreement") with the Adviser that is effective for an initial term expiring two years after the Fund commences investment operations. Thereafter, the Investment Advisory Agreement may be continued in effect from year to year if its continuation is approved annually by the Board of Directors. The Board, or the Fund's Investors, may terminate the Investment Advisory Agreement on 60 days' prior written notice to the Adviser.

Management Fee

In consideration of the advisory services provided to the Fund by the Adviser, the Fund will pay the Adviser a quarterly advisory fee at the annual rate of (i) 0.25% of total Commitments for the first 12 months following the Initial Closing, (ii) 0.65% of total Commitments from the one year anniversary of the Initial Closing until the six year anniversary of the Final Closing; (iii) 0.65% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iv) 0.30% of the Fund's net invested capital thereafter for the remaining life of the Fund (the "Management Fee"). The Management Fee will be determined and accrued as of the last day of each quarter, and will be prorated for any period of less than a quarter based on the number of days in such period.

The Management Fee will be paid to the Adviser out of the Fund's assets and, therefore, will decrease the net profits or increase the net losses of the Fund. The Management Fee is in addition to the asset-based fees, carried interests, expenses, incentive allocations or fees charged by the Investment Funds and indirectly borne by Investors.

Distribution and Servicing Fee

Under the terms of a placement agent agreement (the "Placement Agent Agreement") with Foreside Fund Services, LLC (the "Placement Agent"), the Placement Agent is authorized to pay third parties including brokers, dealers and certain financial advisors (which may include wealth advisors) and others (collectively, "Sub-Placement Agents") for the provision of distribution services and services to Investors. The Fund will pay the Placement Agent a quarterly fee at the annual rate of (i) 0.75% of total Commitments from the Initial Closing until the six year anniversary of the Final Closing, (ii) 0.75% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iii) 0.10% of the Fund's net invested capital thereafter for the remaining life of the Fund (the "Distribution and Servicing Fee"). The Distribution and Servicing Fee will be determined and accrued as of the last day of each calendar quarter, and will be prorated for any period of less than a quarter based on the number of days in such period.

The Placement Agent is expected to pay all of the Distribution and Servicing Fee received from Investors that are sourced by or receive services from a Sub-Placement Agent to the Sub-Placement Agent, who may use such fee to compensate the financial advisory personnel involved in the placement of Units and the provision of ongoing, post-offering services to Investors. Amounts retained by the Placement Agent, if any, will be used by the Placement Agent to pay for Fund-related distribution and servicing expenses.

The Distribution and Servicing Fee will be charged on an aggregate Fund-wide basis, and Investors will be subject to the Distribution and Servicing Fee as long as they hold their Units. The Distribution and Servicing Fee will be paid to the Placement Agent out of the Fund's assets and, therefore, will decrease the net profits or increase the net losses of the Fund.

Morgan Stanley will be the primary Sub-Placement Agent for the Fund, and will receive the Distribution and Servicing Fee for those services.

In addition, Morgan Stanley may act as placement agent for the Investment Funds, and may earn fees for providing placement and/or other ongoing investor services to investors it places directly into the Investment Funds.

Investor Transaction Fees; Placement of Units

While neither the Fund nor the Placement Agent imposes a placement fee or sales load on Commitments, certain Sub-Placement Agents, including Morgan Stanley, may directly charge Investors certain transaction or other fees in such amounts as they may determine. Investors should consult their Sub-Placement Agent for additional information. Any such fees will not constitute part of an Investor's Commitment to the Fund and will be paid directly by the Investor to the Sub-Placement Agent.

In addition to the placement of Units through the Placement Agent or a Sub-Placement Agent, the Fund itself also may accept offers to purchase Units that it receives directly from certain Investors, including, but not limited to, employees or directors of the Adviser and its affiliates, and attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families. The Fund is not obligated to sell to a broker or dealer any Units, including those that have not been placed with Eligible Investors.

Other Fees and Expenses

The Fund, and, therefore, Investors, shall bear all expenses incurred in the business of the Fund, including any charges, allocations and fees to which the Fund is subject as an investor in the Investment Funds. The Fund, by investing in the Investment Funds, indirectly bears its pro rata share of the expenses incurred in the business of the Investment Funds. The Investment Funds in which the Fund intends to invest generally charge a management fee of 1% to 2% of the Investment Funds' commitments or net invested capital, and a performance fee, carried interest or incentive allocation of 10% to 20% of net profits, typically subject to a preferred return and a clawback. See "Summary of Fund Expenses."

In addition, the Fund shall bear its organizational expenses, and expenses relating to the offering and sale of Units, including certain marketing expenses; provided, however, that to the extent such organizational and offering expenses exceed $1 million, the excess amount over $1 million shall be borne by the Adviser.

The Administrator	SS&C Technologies, Inc. and its affiliates DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc. (collectively, the "Administrator") perform certain administration, accounting and transfer agency services for the Fund. In consideration of these services, the Fund pays the Administrator an annual fee, as well as certain other fixed or transactional fees, and reimburses certain of the Administrator's expenses. See "Fees and Expenses."
Conflicts of Interest

The Adviser, the Investment Fund Managers and their respective affiliates may conduct investment activities for their own accounts and other accounts they manage that may give rise to conflicts of interest that may be disadvantageous to the Fund. Investment decisions for the Fund are made independently of such other accounts. If, however, the Fund desires to invest in, or sell, the same Investment Fund as another account of the Adviser, the opportunity will be allocated equitably in accordance with the Adviser's allocation policies and procedures.

Certain Investment Fund Managers also may face conflicts of interests stemming from their affiliation with Investment Fund sponsors and other asset management firms.

From time to time, an officer or employee of the Adviser or an affiliate thereof acting on behalf of the Fund may serve as a member of an investor advisory committee of an Investment Fund (each, an "Advisory Committee") comprised of third-party investors, namely limited partners in the Investment Fund and certain other investors in similar parallel vehicles. Advisory Committees generally provide the members thereof with an opportunity to, among other things, review valuations of certain underlying investments, and review and consider potential conflicts of interest concerning the respective Investment Fund.

The Adviser, its affiliates and the Placement Agent may receive payments from fund sponsors in connection with placement or other services that do not relate to the Fund. The Adviser and the investment professionals who, on behalf of the Adviser, manage the Fund's investment portfolio will be engaged in certain activities for other accounts, and may have conflicts of interest in allocating their time and activities among the Fund and the other accounts. The Adviser's investment professionals will devote as much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

Valuation	The 1940 Act provides that securities for which market quotations are "readily available" must be valued at market value, and all other securities and other assets must be valued at "fair value" as determined in good faith by the Board. The Board has approved procedures pursuant to which the

Fund will value its investments. The Board has delegated to the Adviser general responsibility for determining, in accordance with such procedures, the value of such investments, subject to the statutory obligations of the Board under the 1940 Act. The Fund's assets will be valued at their fair market value as determined by the Adviser in good faith, taking into consideration all available information and other factors that the Adviser deems pertinent.

The Investment Funds invest a large percentage of their assets in certain securities and other financial instruments that do not have readily ascertainable market prices and will be valued by the respective Investment Fund Managers. Although procedures approved by the Board provide that the valuations determined by the Investment Fund Managers will be reviewed by the Adviser, neither the Adviser nor the Board is able to confirm independently the accuracy of the Investment Fund Managers' valuations (which are unaudited, except at year-end). Accordingly, the Fund generally relies on such valuations, which are provided on a quarterly basis, even in instances where an Investment Fund Manager may have a conflict of interest in valuing the securities because the value of the securities will affect the Investment Fund Manager's compensation. Furthermore, the Investment Funds typically provide the Adviser with only estimated net asset values or other valuation information, and such data is subject to revision through the end of each Investment Fund's annual audit. Notwithstanding the foregoing, the Management Fee and Distribution and Servicing Fee are calculated based on the Fund's total Commitments from the Initial Closing until the six year anniversary of the Final Closing and, thereafter, based on the Fund's net invested capital.

Summary of Taxation; Fiscal and Tax Year End

The Fund intends to elect to be treated and to operate in a manner so as to qualify continuously as a RIC under Subchapter M of the Code. Assuming that the Fund so qualifies, the Fund generally will not be subject to U.S. federal income tax on its taxable income and gains that it distributes to Investors. Additionally, the Fund intends to distribute sufficient income and gains each year so as not to be subject to a U.S. federal excise tax on certain undistributed amounts.

To qualify as a RIC under the Code, the Fund must, among other things: (i) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain "qualified publicly traded partnerships," or other income (including certain deemed inclusions) derived with respect to the Fund's business of investing in such stock or securities or foreign currencies; (ii) distribute to its Investors on an annual basis at least 90% of its investment company taxable income for each taxable year; and (iii) at the end of each quarter of the Fund's taxable year, ensure that (a) at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities so long as such other securities of any one issuer do not represent more than 5% of the value of the Fund's assets or more than 10% of the outstanding voting securities of the issuer, and (b) no more than 25% of the value of the Fund's assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by the Fund, and that are engaged in the same or similar or related trades or businesses, or the securities of one or more "qualified publicly traded partnerships." With respect to these limitations and restrictions imposed by the Code, the Fund, in appropriate circumstances, will be required to "look through" to the income, assets and investments of the Fund and certain Investment Funds. See "Types of Investments and Related Risk Factors—Tax Risks."

If the Fund fails to qualify as a RIC, the Fund would become subject to corporate-level U.S. federal income tax on a net basis and distributions to Investors would be treated as dividend income to the extent of the Fund's earnings and profits. The specific character of the underlying income realization (e.g., capital gains) would no longer pass-through to the Investors as if the Fund were a conduit. See "Certain U.S. Federal Income Tax Considerations—Failure to Qualify as a Regulated Investment Company" and "Types of Investments and Related Risk Factors—Other Risks—Tax Risks" below.

The Fund may invest in certain Investment Funds through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes. The Fund will use the subsidiary structure solely to serve as a "tax blocker" and facilitate compliance with the RIC gross income test in relation to the income earned in respect of certain Investment Funds. While using such corporate structure may expand the category of assets to which the Fund can gain investment exposure, the returns earned through such structure will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income.

The Fund's fiscal year for financial reporting purposes is the twelve-month period ending March 31. The Fund's taxable year is the 12-month period ending September 30 (or such other taxable year as may be required under the Code).

ERISA Plans and Other Tax-Exempt Entities
Investors subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), retirement arrangements subject to Section 4975 of the Code and other tax-exempt entities, including privately sponsored defined benefit and contribution plans, individual retirement accounts (each, an "IRA"), and 401(k) and Keogh Plans may purchase Units. Fiduciaries of such plans or arrangements should consider, among other things, that the Fund will not provide liquidity to Investors. Moreover, fiduciaries of such plans or arrangements that are participant-directed should consider that the Fund will sell Units only to Eligible Investors, and confirm that investment in the Fund is consistent, and complies, with the governing provisions of the plan or arrangement, including any eligibility and nondiscrimination requirements that may be applicable under law with respect to any "benefit, right or feature" affecting the qualified status of the plan or arrangement. Because the Fund is registered as an investment company under the 1940 Act, the underlying assets of the Fund should not be considered to be "plan assets" for purposes of the fiduciary responsibility and prohibited transaction rules of ERISA and Section 4975 of the Code. Thus, the Adviser should not be considered a fiduciary within the meaning of ERISA or the Code with respect to the assets of any Investor subject to ERISA, solely as a result that Investor's investment in the Fund.
Reports to Investors	The Fund will furnish to Investors as soon as practicable after the end of each taxable year information on Form 1099 as is required by law to assist the Investors in preparing their tax returns. The Fund will also prepare and transmit to Investors unaudited semi-annual reports and audited annual reports (when each becomes available) within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act. Investors are sent reports on at least a quarterly basis regarding the Fund's operations.
Risk Factors	While the benefits of investing in private capital may be considerable, private capital is not for everyone. Private capital investments involve significant risks, including a total loss of capital. The risks associated with private capital arise from several factors including: limited diversification, the use of leverage, illiquidity and capital calls made on short notice (failure by the Fund to meet capital call obligations may result in significantly negative consequences including a total loss of investment). Additional risks involved in investing in the Fund include:
General Risks
• Loss of capital, up to the entire amount of an Investor's investment.
• Investing in a Fund that has a limited or no operating history, and in Investment Funds that principally will be newly organized and therefore have no, or only very limited, operating histories.
• In the event that an Investment Fund does not terminate within a timeframe consistent with the Fund's expectations (i.e., approximately 10 to 12 years after the Final Closing), the final distribution of Fund assets to Investors and the winding up and dissolution of the Fund may be delayed. While the Fund may sell, distribute or otherwise dispose of its investment in such Investment Fund, the price obtained may be less than that which could have been obtained if the investment was held for a longer period of time.
• The Fund has not fully identified the potential investments that it will make with Investors' Commitments. It may take a significant amount of time to draw down fully the Commitments and Commitments may not be fully drawn.

•      If the Fund defaults on its commitment to an Investment Fund or fails to satisfy capital calls to an Investment Fund in a timely manner, then, generally, it will be subject to significant penalties, including potentially, the complete forfeiture of the Fund's investment in the Investment Fund. Any failure by the Fund to make timely capital contributions in respect of its commitments may (i) impair the ability of the Fund to pursue its investment program, (ii) force the Fund to borrow, (iii) indirectly cause the Fund, and, indirectly, the Investors to be subject to certain penalties from the Investment Funds (including, potentially, the complete forfeiture of the Fund's investment in an Investment Fund), or (iv) otherwise impair the value of the Fund's investments. To the extent that the Fund engages in an "over-commitment" strategy, the risk of Fund default will increase.

•      If a sufficient number of Investors Default on their Commitments to the Fund, the Fund may, in-turn, default on its commitment of capital to an Investment Fund. In such an instance, the Fund, and non-defaulting Investors, will bear the penalties of such default. While the Adviser may take steps to limit this risk, there is no guarantee that such measures will be sufficient or successful.

•      Investors that are admitted after the Initial Closing may be required to pay a "make-up" amount to the Fund in addition to their Commitment. Such Investors will participate in existing Fund investments and, therefore, could dilute or reduce the level of Investors' participation in those investments.

• The Adviser and Investment Fund Managers may face conflicts of interest.
Liquidity Risks
• The Fund is a highly illiquid, long-term investment, and is suitable only for Investors who have no need for liquidity in their investment.
• The Fund's Units are not listed on any securities exchange or traded in any other market and are subject to substantial limitations on transferability and withdrawal.
• Investors do not have the right to require the Fund to redeem their Units during the life of the Fund, and the Fund will not provide liquidity to Investors, through periodic written tender offers or otherwise.
• The Fund may receive from an Investment Fund an in-kind distribution of securities that are illiquid or difficult to value and difficult to dispose of.
• The Fund's investments in Investment Funds, and many of the investments held by the Investment Funds, are priced in the absence of a readily available market and may be priced based on determinations of fair value, which may prove to be inaccurate. Neither the Adviser nor the Board is able to confirm independently the accuracy of the Investment Fund Managers' valuations (which are unaudited, except at year-end).
• A Defaulting Investor will be subject to substantial consequences, including that the Fund may, with respect to each Default, reduce, as a result of the Default, the Defaulting Investor's investment in the Fund by an amount equal to 10% of the Defaulting Investor's total Commitment, and making corresponding reductions to the number of the Defaulting Investor's Units and in the Defaulting Investor's rights to receive distributions, as well as other consequences described herein and in the LLC Agreement.
Investment Program Risks
• The Fund's performance depends upon the performance of the Investment Fund Managers and selected strategies, the instruments used by such Investment Fund Managers and the Adviser's ability to select Investment Fund Managers and strategies and effectively allocate Fund assets among them. The Fund is organized to provide Investors with a multi-strategy investment program emphasizing investments in private fund sponsors represented on the Morgan Stanley Platform.
• Market risks—including political, regulatory, market, economic and social developments and developments that impact specific economic sectors, industries or segments of the market—can affect: (i) the value of the Fund's investments in Investment Funds and the Investment Funds' underlying investments, which may become more difficult to value; (ii) the timing of realizations; (iii) the availability of credit; and (iv) the length of time investments are held. In addition, turbulence and reduced liquidity in financial markets may negatively affect Investment Managers, Investment Funds and issuers, which could adversely affect the Fund. These risks may be magnified if certain events or developments adversely interrupt the global supply chain, and could affect companies worldwide. Recent examples include pandemic risks related to COVID-19 and the aggressive measures taken worldwide in response by governments and businesses.
• The universe of Investment Funds available on the Morgan Stanley Platform during the Vintage Period is limited. The Fund, therefore, may be less diversified and more subject to concentration risk than other funds of private equity funds.
• The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. No assurance can be given that the Adviser will be able to identify and complete attractive investments, or that it will be able to invest fully total Investor Commitments.

• Investment Funds may have limited capacity and may close to new investors from time to time. The Adviser may not be able to commit the full amount it desires because of an Investment Fund's capacity constraints.
• The Fund anticipates that it will maintain a cash position in anticipation of funding capital calls. Holding a cash position may result in lower returns than if the Fund did not maintain such a position.
• The Fund's investment portfolio will consist, in large part, of Private Capital Funds that hold securities issued by privately held companies, and operating results for the Portfolio Companies in a specified period will be difficult to predict. Such investments involve a high degree of business and financial risk that can result in substantial losses.
• The securities in which an Investment Fund Manager may invest may be among the most junior in a Portfolio Company's capital structure and, thus, subject to the greatest risk of loss. Generally, there will be no collateral to protect an investment once made.
• An Investment Fund Manager's investments, depending upon strategy, may be in companies whose capital structures are highly leveraged. Such investments involve fluctuations in the cash flow of such companies, or increased interest rates, may impair their ability to meet their obligations, which may accelerate and magnify declines in the value of any such Portfolio Company investments in a down market.
• Investors bear two layers of fees and expenses: asset-based fees and expenses at the Fund level, and asset-based fees, carried interests, incentive allocations or fees and expenses at the Investment Fund level. In addition, to the extent that the Fund invests in an Investment Fund that is a "fund-of-funds," investors will bear a third layer of fees and expenses. Certain Sub-Placement Agents, including Morgan Stanley, may charge transaction or other fees.
• The Fund is a non-diversified fund, which means that the percentage of its assets that may be invested in the securities of a single issuer is not limited by the 1940 Act. As a result, the Fund's investment portfolio may be subject to greater risk and volatility than if investments had been made in the securities of a broad range of issuers.
• Fund Investors have no right to receive information about the Investment Funds or Investment Fund Managers, and have no recourse against Investment Funds or their Investment Fund Managers.

• The Fund intends to elect to be treated and to qualify annually as a RIC under the Code but will be subject to corporate-level income tax if it fails to so qualify.
• The Investment Funds may not provide information sufficient to ensure that the Fund qualifies as a RIC under the Code. If the Fund does not receive sufficient information from the Investment Funds, the Fund risks failing to satisfy the Subchapter M qualification tests and/or incurring an excise tax on undistributed income.
• Returns earned by the Fund through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income.
• The Fund is subject to, and indirectly invests in Investment Funds that are subject to, risks associated with legal and regulatory changes applicable to private capital funds.
• The Fund may invest indirectly a substantial portion of its assets in Investment Funds that follow a particular type of investment strategy, which may expose the Fund to the risks of that strategy.
• The Fund may not be able to vote on matters that require the approval of Investment Fund investors, including matters that could adversely affect the Fund's investment in an Investment Fund.
• Investment Funds located outside of the U.S. may be subject to withholding taxes, which may reduce the return of the Fund and its Investors.
• Investment Funds generally will not be registered as investment companies under the 1940 Act. Therefore, despite the fact that the Fund itself is registered under the 1940 Act, as an investor in Investment Funds, the Fund will not be able to avail itself of the protections afforded by the 1940 Act to investors in registered investment companies, such as the limitations applicable to the use of leverage and the requirements concerning custody of assets, composition of boards of directors and approvals of investment advisory arrangements.
• The Fund is registered as an investment company under the 1940 Act, which may limit its investment flexibility compared to a fund that is not so registered.
• Investment Fund Managers may invest the Investment Funds' assets in securities of early-stage venture investments, which may result in or contribute to significant losses to the Fund.
• Investment Fund Managers will invest the Investment Funds' assets in securities of non-U.S. issuers, including those in emerging markets,

and the Fund's assets will be invested in Investment Funds denominated in non-U.S. currencies, thereby exposing the Fund to special risks caused by foreign political, social and economic factors, including exposure to currency fluctuations, less liquidity, less developed and less efficient trading markets, political instability and less developed legal and auditing standards. A decline in the value of the currencies in which the Fund investments are denominated against the U.S. dollar will result in a decrease in the Fund's net asset value. The Adviser does not intend to hedge the value of investments made by the Fund against currency fluctuations. Accordingly, the performance of the Fund could be adversely affected by such currency fluctuations.
• An Investment Fund Manager may focus on a particular industry or sector (e.g., energy, utilities, technology, life sciences and healthcare and financial services), which may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of industries.
• An Investment Fund Manager may focus on a particular country or geographic region, including emerging markets, which may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if investments had been made in issuers in a broader range of geographic regions. Emerging markets may be more volatile than the markets of more mature economies. Many emerging countries providing investment opportunities for the Investment Funds have experienced substantial, and in some periods extremely high, rates of inflation for many years, and resulting sharp, sustained declines in the value of their currencies and securities markets. Inflation and rapid fluctuations in inflation rates have had and may continue to have adverse effects on the economies and securities markets of certain of these countries. Many issuers in these countries and the countries themselves have defaulted on their obligations.
• An Investment Fund's assets may be invested in a limited number of securities or Portfolio Companies that may subject the Investment Fund, and thus the Fund, to greater risk and volatility than if Investments had been made in a larger number of securities.
• The market for Primary Investments in Investment Funds is limited and highly competitive. In addition to the many large unregistered funds-of-funds that will compete with the Fund for investment opportunities, there are a large number of significant institutional investors with access to substantially greater amounts of capital than the Fund that are active investors in primaries. There can be no assurance, therefore, that the Fund will be able to fully invest its committed capital in accordance with its investment program.
• Secondary Investments may expose the Fund to contingent liabilities, counterparty risks, reputational risks and execution risks.

•    The market for Secondary Investments is competitive and, because the Fund only may make Secondary Investments in Private Capital Funds to which a Predecessor Fund has committed, the universe of investable Secondary Investments will be extremely limited.  Accordingly, the strategies and related Investment Funds to which the Fund may wish to allocate assets may not be available for secondary investment at any given time and, even if desirable Secondary Investments are available in which the Fund is permitted to invest, they may not be available in an amount or at the price that is attractive for the Fund.  The absence of a recognized "market" price means that the Fund cannot be assured that it is realizing the most favorable price in connection with trades in secondaries.  Secondary Investment may be heavily negotiated and, therefore, the Fund may incur additional legal and transaction costs in connection therewith.

•     An Investment Fund that invests in private credit strategies will be subject to a high degree of financial risk. Private credit investments may be adversely affected by tax, legislative, regulatory, credit, political or government changes, interest rate increases and the financial conditions of issuers, which may pose significant credit risks that result in issuer default.

•     Certain Investment Funds may invest in mezzanine loans. While such investments generally earn a higher return than senior secured loans, they usually are unsecured and subordinate to other obligations of the issuer.

•     Certain Investment Funds may invest in Portfolio Companies that may be in transition, out of favor, financially leveraged or otherwise troubled, and may be or have recently been involved in strategic actions, restructurings, bankruptcies, reorganizations or liquidations. These companies may be experiencing, or are expected to experience, financial difficulties that may never be overcome. Such companies' securities may be considered speculative, and the ability of such companies to pay their debts on schedule could be affected by adverse interest rate movements, changes in the general economic climate, economic factors affecting a particular industry or specific developments within such companies. Such investments could, in certain circumstances, subject an Investment Fund to certain additional potential liabilities.

•     Certain Investment Funds may invest in low grade or unrated debt securities (i.e., "high yield" or "junk" bonds or leveraged loans) or investments in securities of distressed companies. Such investments involve substantial risks. For example, high yield bonds are regarded as being predominantly speculative as to the issuer's ability to make payments of principal and interest. Issuers of high yield debt may be highly leveraged and may not have available to them more traditional methods of financing.

       No assurance can be given that the Fund's investment program will be successful. Accordingly, the Fund should be considered a speculative investment and entails substantial risks, and a prospective investor should invest in the Fund only if it can sustain a complete loss of its investment. An investment in the Fund should be viewed only as part of an overall investment program.

See "Types of Investments and Related Risk Factors."

SUMMARY OF FUND EXPENSES

The following table illustrates the expenses and fees that the Fund expects to incur and that Investors can expect to bear directly or indirectly, by investing in the Fund. This fee table is based on estimated expenses of the Fund for the fiscal year ending March 31, 2021, and assumes that the Fund will raise $150 million in total Commitments from Investors during such fiscal year, that 20% of total Commitments are drawn down in the first year and that substantially all of the drawn-down Commitments are utilized in the first year (after the Initial Closing).

Investor Transaction Expenses

Maximum Sales Load (as a percentage of Commitment)	None (1)
Make-Up Payment Rate(2) (post-Initial Closing)	6.00%
Default Rate(3) (as a percentage of Commitment)	10.00%

Annual Expenses	As a Percentage of Net Assets*	As a Percentage of Commitment
Management Fee(4)	1.25%	0.25%
Distribution and Servicing Fee(5)	3.75%	0.75%
Other Expenses(6)	2.82%	0.56%
Acquired Fund Fees and Expenses(7)	8.06%	1.62%

Total Annual Expenses(8)	15.88%	3.18%

*	While required by the relevant SEC form, we do not believe the illustration of Fund expenses in the left-hand column ("Net Assets") is as relevant as the illustration in the right-hand column ("Commitment"). The "Net Assets" illustration of annual expenses is not typical of unregistered drawdown vehicles. The Net Assets percentages are higher because Investors will not be required to contribute the full amount of their Commitment to the Fund at the time of their admission as members of the Fund—which is expected to be a substantial benefit to Investors over time; instead, Investors will be required to make incremental contributions pursuant to capital calls issued from time to time by the Fund.

This structure based upon commitments is customary of institutional private equity funds and funds-of-private-equity-funds, and the Fund has modeled its fee structure and presentation of fees and expenses in a manner typical of these funds; thus, for purposes of comparing the Fund to these institutional funds, we believe the illustration using "Commitment" is more relevant. As further demonstration, if the Fund were to draw down immediately the full amount of Investor Commitments, the numbers in the left-hand column (Net Assets) would equal those in the right-hand column (Commitment). The Fund's drawdown structure provides Investors an opportunity to manage their unfunded Commitment (which otherwise would be held by the Fund in cash and cash equivalents) and invest in other opportunities.

(1)	The minimum Commitment to the Fund is $50,000, which minimum may be reduced in the sole discretion of the Adviser, but not below $25,000. While neither the Fund nor the Placement Agent imposes a placement fee or sales load on Commitments, certain Sub-Placement Agents may directly charge Investors certain transaction or other fees in such amounts as they may determine. Investors should consult their Sub-Placement Agent for additional information. Any such fees will not constitute part of an Investor's Commitment to the Fund and will be paid directly by the Investor to the Sub-Placement Agent. Investors should consult their financial advisors.

(2)	A "make-up" payment at a rate of 6.0% may be charged to investors making a Commitment to the Fund after the Initial Closing. The 6.0% annualized rate is calculated based on the percentage of Investor Commitments previously drawn down by the Fund and applied over the period of time since such drawdowns. For example, if the Fund has drawn down 20% of Commitments from Investors participating in the Initial Closing and holds a second closing three months after the date of such drawdowns, an Investor participating in the second closing who commits $50,000 would pay a "make-up" payment at 1.5% (an annualized rate of 6.0%) multiplied by 20% of such commitment amount (or $10,000 x 1.5% = $150). The amount of the make-up payments will be paid to and retained as assets of the Fund. Any make-up payment is in addition to an Investor's Commitment. All Investors in a closing will be treated in the same manner. See "The Fund."

(3)	The Fund may, with respect to each Default, reduce, as a consequence of the Default, a Defaulting Investor's investment in the Fund by an amount equal to 10% of the Defaulting Investor's total Commitment, and make corresponding reductions to the number of the Defaulting Investor's Units and in the Defaulting Investor's right to receive distributions. The amount by which a Defaulting Investor's investment in the Fund is reduced shall be retained as assets of the Fund for the benefit of all Investors and shall not reduce the Commitment required to be made by such Defaulting Investor. See "The Offering—Investor Commitments and Drawdowns."

(4)	The Fund will pay the Adviser the Management Fee quarterly at the annual rate of (i) 0.25% of total Commitments for the first 12 months following the Initial Closing, (ii) 0.65% of total Commitments from the one year anniversary of the Initial Closing until the six year anniversary of the Final Closing; (iii) 0.65% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iv) 0.30% of the Fund's net invested capital thereafter for the remaining life of the Fund. See "Management of the Fund—Investment Advisory Agreement."

(5)	The Fund will pay the Distribution and Servicing Fee to the Placement Agent quarterly at the annual rate of (i) 0.75% of total Commitments from the Initial Closing until the six year anniversary of the Final Closing, (ii) 0.75% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iii) 0.10% of the Fund's net invested capital thereafter for the remaining life of the Fund. See "Fees and Expenses."

(6)	"Other Expenses" reflect an estimate of all expected ordinary operating expenses for the fiscal year ending March 31, 2021, plus certain one-time organizational and offering expenses. The organizational expenses and expenses relating to the offering and sale of Units are included in "Other Expenses" and will be so reflected for the fiscal year ending March 31, 2021. After the fiscal year ending March 31, 2021, "Other Expenses" should be meaningfully lower. "Other Expenses" do not include any fees or expenses charged by Investment Funds (which are reflected separately under "Acquired Fund Fees and Expenses").

(7)	The amount shown as "Acquired Fund Fees and Expenses" reflects operating expenses of the Investment Funds (i.e., management fees, administration fees and professional and other direct, fixed fees and expenses of the Investment Funds) in which the Fund intends to invest. The management fees charged by the Investment Funds in which the Fund intends to invest generally are expected to range from 1% to 2% of the Investment Funds' commitments or net invested capital. In addition, some or all of the Investment Funds in which the Fund intends to invest charge performance fees, carried interests or incentive allocations based on the Investment Funds' performance, which generally are expected to range from 10% to 20% of net profits, typically subject to a preferred return and a clawback. The "Acquired Fund Fees and Expenses" disclosed above, however, do not reflect any performance-based fees or allocations paid by the Investment Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in-kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Investment Funds.

(8)	Total annual expenses will increase or decrease over time based on the Fund's total Commitments, asset level and other factors. For example, if the Fund were to raise only $25 million in total Commitments from Investors during the fiscal year ending March 31, 2021 (which the Adviser believes unlikely), keeping all other assumptions the same, the Fund's total annual expense ratios, as set forth in the fee table, would almost double and the amounts in the example below would increase significantly. If the Fund were to raise less than $150 million in total Commitments from Investors during the fiscal year ending March 31, 2021, the Fund's total annual expense ratio would be higher than that presented above in both the left-hand column (Net Assets) and right-hand column (Commitment).

The purpose of the table above and the example below is to assist you in understanding the various costs and expenses you will bear directly or indirectly as an Investor in the Fund. For a more complete description of the various costs and expenses of the Fund, see "Fees and Expenses."

Example:	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 fully invested commitment, assuming a 5% annual return:	$32	$98	$164	$345

The example is based on the fees and expenses set forth in the table above, and reflects the variable nature and calculation of the Management Fee and the Distribution and Servicing Fee. The example should not be considered a representation of future expenses. Actual Fund expenses may be greater or less than those shown (and "Acquired Fund Fees and Expenses" also may be greater or less than that shown). In addition to the fees and expenses set forth in the table above, you may also be required to pay transaction or other fees charged directly by Sub-Placement Agents on Commitments, which are not reflected in the examples. Moreover, the Fund's actual rate of return may be greater or less than the hypothetical 5% return shown in the example. If the Investment Funds' actual rates of return exceed 5%, the dollar amounts could be significantly higher as a result of the Investment Funds' carried interest. The example assumes that the Fund will raise $150 million in total Commitments, and does not include any 6.0% "make-up" payment.

THE FUND

The Fund is a newly-formed Delaware limited liability company that is registered under the 1940 Act as a closed-end, non-diversified management investment company. The Fund was organized as a Delaware limited liability company on September 25, 2020. The Fund's principal office is located at 805 Third Avenue, New York, NY 10022, and its telephone number is (212) 317-9200.

Investment advisory services are provided to the Fund by the Adviser pursuant to the Investment Advisory Agreement. The individuals who serve on the Board are responsible for monitoring and overseeing the investment program of the Fund. See "Management of the Fund."

The minimum Commitment to the Fund will be $50,000, which minimum may be reduced by the Fund in the sole discretion of the Adviser (but not below $25,000), in private placement transactions that do not involve any "public offering" within the meaning of Section 4(a)(2) of the 1933 Act. The Fund may offer Units at one or more closings, which are anticipated to occur over a period of up to nine months following the Initial Closing. An Investor participating in a closing that occurs after the Initial Closing may be required by the Adviser, in its sole discretion, to pay a "make-up" amount to the Fund. All Investors in a closing will be treated in the same manner. The "make-up" payment will be calculated by applying an annualized rate of 6.0% to the percentage of the Investor Commitments previously drawn down by the Fund and applied over the period of time since such drawdowns. Any make-up payment is in addition to an Investor's Commitment. The amount of the make-up payments will be paid to and retained as assets of the Fund.

The Fund does not have a fixed term. The Investment Funds, however, generally will have fixed terms. Investors reasonably can expect to receive distributions from the Fund periodically after the Fund receives distributions from Investment Funds and when Investment Funds terminate, which the Fund anticipates will occur approximately 10 to 12 years after the Final Closing. The Fund will be wound up and dissolved after its final distribution to Investors. The Fund may be dissolved prior thereto in accordance with its LLC Agreement.

STRUCTURE

The Fund is a specialized investment vehicle that incorporates both features of a private investment fund that is not registered under the 1940 Act and features of a closed-end investment company that is registered under the 1940 Act. Private investment funds (such as private equity and debt funds) are collective asset pools that typically offer their securities privately, without registering such securities under the 1933 Act. Securities offered by private investment funds are typically sold in large minimum denominations (often at least $5 million to $20 million) to a limited number of institutional investors. The managers of such funds generally are compensated through asset-based fees and incentive-based/carried interest allocations. Registered closed-end investment companies are typically managed more conservatively than most private investment funds because of the requirements and restrictions imposed on them by the 1940 Act. Compared to private investment funds, registered closed-end companies may have more modest minimum investment requirements, and generally offer their units to a broader range of investors. Advisers to such investment companies, such as the Adviser, are typically compensated through asset-based fees.

Similar to private investment funds, Units of the Fund are sold in relatively large minimum denominations to high net worth and institutional investors, and are subject to substantial restrictions on transfer. In contrast to many private investment funds, however, the Fund is permitted to offer Units to an unlimited number of Eligible Investors. The Fund was designed to permit sophisticated Investors to participate in an investment program that invests in private equity and debt strategies without requiring, among other things, Investors to commit the more substantial minimum investments required by many private investment funds, and without subjecting the Fund to the same restrictions on the number of Eligible Investors as are imposed on many of those private investment funds.

INVESTMENT PROGRAM

The Fund's investment objective is to seek long-term attractive risk-adjusted returns. The Fund only makes Primary Investments in Investment Funds that are represented on the Morgan Stanley Platform. With respect to Primary Investments, the Fund will invest only in institutional offerings. The Fund also may commit to an Investment Fund that has ceased its offering by buying an interest in the Investment Fund from the Investment Fund Manager. The Fund does not intend to invest in feeder funds or other investment vehicles represented on the Morgan Stanley Platform that provide indirect access to such Private Capital Funds, other than through institutional "funds-of-funds". Certain of the Investment Funds may be advised by Morgan Stanley or an affiliate thereof, and Morgan Stanley may act as placement agent for the Investment Funds.

The Fund will seek to achieve its investment objective principally by making Primary Investments in Private Capital Funds that are represented on the Morgan Stanley Platform during the Vintage Period. Primary Investments are interests or investments in newly established, institutional private fund offerings. Primary investors subscribe for interests during an initial fundraising period, and their capital commitments are then used to fund investments in a number of individual operating companies during a defined investment period. The investments of the fund are usually unknown at the time of commitment, and investors typically have little or no ability to influence the investments that are made during the fund's life. Because primary investors must rely on the expertise of the fund manager, an accurate assessment of the manager's capabilities is essential. Most private fund sponsors raise new funds only every two to four years, and many top-performing funds may be closed to new investors or otherwise difficult to access. Because of the limited windows of opportunity for making Primary Investments in particular funds, strong relationships with leading fund sponsors and the private wealth management brokerage firms that offer their funds, such as Morgan Stanley, are highly important for primary investors.

The Fund also may allocate up to 20% of the Fund's total capital commitments to Secondary Investments in Private Capital Funds to which a Predecessor Fund has committed. Secondary Investments (secondaries) are interests in existing private equity funds that are acquired in privately negotiated transactions, typically after the end of the private equity fund's fundraising period. Secondary Investments may play an important role in a diversified private equity portfolio. Because secondaries typically already have invested in portfolio companies, they are viewed as more mature investments than primaries and further along in their development pattern. As a result, their investment returns may reduce or mitigate the part of the J-curve pattern expected to be achieved by primaries in their early stages. In addition, secondaries typically provide earlier distributions than primaries. Past performance is not indicative of future results. There can be no assurance, however, that any or all Secondary Investment made by the Fund will exhibit this pattern of investment development.

In certain circumstances, the Fund also may seek exposure to certain assets classes and investment strategies through investments in institutional "funds-of-funds" that are represented on the Morgan Stanley Platform during the Vintage Period. Unlike the Private Capital Funds, which will invest directly in multiple Portfolio Companies, "funds-of-funds" seek to invest in a portfolio of other Private Capital Funds. The Fund may invest in institutional "funds-of-funds" that seek to make Secondary Investments in Private Capital Funds and/or Co-Investments. These institutional "funds-of-funds", together with Private Capital Funds, are referred to herein as "Investment Funds." The Fund does not intend to make Co-Investments, except that the Fund may invest in Co-Investments through Investment Funds that focus on making Co-Investments.

The Fund does not intend to participate in private placement transactions alongside affiliated persons of the Fund that, in light of the facts and circumstances, require relief from Section 17(d) of the 1940 Act and Rule 17d-1 thereunder.

An Investment Fund will be considered to be represented on the Morgan Stanley Platform during the Vintage Period if Morgan Stanley clients could have committed to or invested in it at any time during such period, either directly or indirectly through a feeder fund or other investment vehicle represented on the Morgan Stanley Platform.

The Fund will not make Primary Investments in Investment Funds that a Predecessor Fund has committed to or invested in, regardless of whether such Investment Fund continues to be represented on the Morgan Stanley Platform during the Vintage Period.

The Adviser believes that the Fund's investment program offers a differentiated approach to private equity and debt opportunities for high net worth individual and institutional Investors. By investing in the Fund, Investors will have access to Investment Funds represented on the Morgan Stanley Platform that might otherwise not be available to such Investors due to investor qualification restrictions, resource and operational requirements, high investment minimums and other access restrictions, as well as the significant capital required to create a reasonably diversified investment portfolio of Investment Funds. Through the Fund, Investors will have access to Investment Fund Managers whose services generally are not available to the investing public, or who may otherwise restrict the number and type of persons whose money they manage. Investing in the Fund also permits Investors to invest in Investment Funds without being subject to the high minimum investment requirements—typically between $5 million and $20 million—and other access restrictions imposed on investors in such Investment Funds. The Fund should also benefit from its exposure to a number of different investment styles. Investing through various Investment Fund Managers that employ different strategies may reduce the volatility inherent in a direct investment by the Fund with a single Investment Fund Manager. Additionally, the Fund has been structured with the intent of seeking to alleviate or reduce certain of the burdens typically associated with private capital investing, such as difficulty in accessing and diligencing investments, allocation and manager selection, diversification of investments, paying fund-of-funds level incentive fees, meeting minimum investor qualifications and large minimum commitment amounts. In addition, Investors will avoid receiving tax reporting on potentially late Schedule K-1s and, for tax-exempt Investors, realization of UBTI.

Investment Philosophy

Registered investment companies, such as mutual funds and the Fund, generally are subject to significant regulatory restrictions with respect to selling securities short and using leverage and derivatives. The Investment Funds generally are not subject to the same investment restrictions as the Fund, and generally are subject to few investment limitations, including investment limitations under the 1940 Act or the Code. The Fund and, indirectly, Investors are not entitled to the protections of the 1940 Act with respect to the Investment Funds. The Fund, however, is regulated under the 1940 Act, and Investors are entitled to the protections of the 1940 Act.

The Adviser believes that the Fund's investment program will provide Investors with opportunities to participate in alternative investment strategies that may earn long-term attractive risk-adjusted returns. In addition, by investing in Investment Funds represented on the Morgan Stanley Platform, the Fund seeks to benefit from the investment expertise, quality of risk management systems, operational programs, personnel, accounting practices and compliance programs that may be associated with an experienced private capital vetting process undertaken by a private wealth management firm with a strong reputation and significant resources. The Adviser believes that the Fund will benefit from the Adviser's ability to focus more closely on the investment opportunities and strengths offered, and the risks presented, by each private fund represented on the Morgan Stanley Platform.

Investment Strategies

The principal elements of the Adviser's investment strategy include: (i) seeking attractive investment opportunities from among the Investment Funds represented on the Morgan Stanley Platform; (ii) allocating the Fund's assets to Investment Funds across private market segments; and (iii) seeking to manage risk through ongoing monitoring of the Fund's portfolio.

•	Access. The Fund seeks to provide Investors with access to Investment Funds represented on the Morgan Stanley Platform that generally are unavailable to the investing public.

•	Asset Allocation. The Adviser seeks diversification of the Fund's investments through exposure to different markets and investment types. The Adviser will seek to identify attractive sponsors whose funds are available to high net worth Morgan Stanley clients, and will conduct due diligence regarding the Investment Fund Manager, its track record and the investment opportunity.

•	Risk Management. The long-term nature of private capital investments requires a commitment to ongoing risk management. In addition to the risk management and due diligence processes of the Adviser, the Fund may benefit by investing in Investment Funds represented on the Morgan Stanley Platform given its investment expertise, quality of risk management systems and experienced private capital vetting process. The Adviser will monitor the performance of Investment Funds and developments at individual Portfolio Companies that represent material positions in Investment Funds held by the Fund.

The Fund seeks to provide investors with attractive long-term capital appreciation by investing in a diversified portfolio of Investment Funds. In pursuing its investment objective, the Fund will seek to allocate the Fund's assets across Investment Funds representing a broad spectrum of asset classes and private investment strategies, including, but not limited to:

Buyout. Control (e.g., majority stake) investments in established, cash flow positive companies are usually classified as buyouts. Buyouts attempt to create value by improving management or operations, driving strategic outcomes (such as a merger or acquisition) and/or utilizing leverage, and represent a substantial majority of the capital deployed in the private equity market.

Buyouts are characterized by the use of equity and debt to acquire established companies across a wide range of industries. Typically, private equity firms supply equity capital and arrange for other financial firms (e.g., banks, lending institutions, mezzanine providers) to provide debt and debt-related financing. Often, the assets of the company being acquired are used as collateral. Returns are typically generated through a combination of revenue growth (both organic and through add-on acquisitions) and margin improvement and are enhanced by the leverage in the capital structure. The buyout landscape can be segmented a number of different ways including by fund size, company size, geography and sector specialization.

The small and mid-cap buyout market is the largest (by fund number) and most dynamic area within private equity, primarily due to the vast investment opportunity set in that market. In the small and mid-cap market segment, there are hundreds of thousands of privately owned businesses around the globe suitable for investment or acquisition. Small and mid-cap buyout funds are highly segmented by geography, strategy, industry focus and size and there are numerous manager formations and spinoffs in any given year. In addition, small and mid-cap fund managers tend to be relatively nimble and flexible, and may be well situated to navigate the current marketplace and produce attractive returns.

The large-cap buyout market consists of a moderate number of institutional fund managers that tend to have enormous resources, a large number of investment professionals and operational staff and a significant global presence. Generally, the substantial amount of capital that has been allocated to these fund managers is the result of their historic ability to outperform their peers and generate highly attractive risk-adjusted returns. These funds tend to employ large staffs of highly sophisticated investors and some of the most talented and well-known names within the private equity industry.

Growth Equity and Venture Capital. Growth equity strategies typically involve non-control (e.g., minority stake) equity investments in companies with high growth potential that are in need of expansion capital.

Growth equity funds pursue growth capital investments in companies that typically have established business models and generate revenue, but need capital to help facilitate growth as they have not yet generated positive cash flows or positive net income. Growth equity often is used by businesses to conduct geographic, product line or facilities expansion, as well as for working capital. Growth equity investments are represented by opportunities that are beyond the scope of traditional venture capital funds, but still focus on smaller, less mature companies that have strong growth potential and can benefit from both capital and professional guidance. Growth equity investments are usually minority investments that come with significant structural protection and often represent the first institutional capital raised by such companies. In many cases these investments are non-control, but may come with additional governance rights or structural protections. Returns are largely generated based on the growth of revenues and profitability and the increased attractiveness a larger operation often has to potential acquirers. There tends to be little or no reliance on leverage in growth equity strategies.

Venture capital investments typically target newer businesses, often emerging companies in the early to late startup stages, with higher growth potential and risk, often in the technology and healthcare industries. Venture capital funds typically finance companies along the full path of development or focus on certain sub-stages (usually classified as seed, early and late stage) in partnership with other investors. Venture capital is typically used to facilitate the development and commercialization of underlying technology and business ideas in companies that have not achieved profitability or, in the earliest stages, revenues. Returns are largely generated based on the success of commercialization and the extent to which sustained profitable growth is achieved.

Private Credit. Private credit is a common term for unregistered debt investments made through privately negotiated transactions. Private credit investments may be structured using a range of financial instruments, including but not limited to, first and second lien senior secured loans, unitranche debt, mezzanine debt, unsecured debt and structurally subordinated instruments. While these strategies, which include special situations investments (including distressed investments), typically focus on originated or secondary purchases of fixed-income senior or subordinated credits of companies, they also may include certain equity features, such as warrants, options, common or preferred stock depending on the strategy of the investor and the financing requirements of the company or asset. Distressed investing encompasses a broad range of strategies including control and non-control distressed debt, operational turnarounds and "rescue" financings. The Fund's private credit investments may include investments in privately-offered BDCs.

Loans to private companies can range in credit quality depending on security-specific factors, including total leverage, amount of leverage senior to the security in question, variability in the issuer's cash flows, the size of the issuer, the quality of assets securing debt and the degree to which such assets cover the subject company's debt obligations. The companies in which Investment Funds invest may be leveraged, often as a result of leveraged buyouts or other recapitalization transactions, and often will not be rated by national credit rating agencies. Additionally, the loans in which Investment Funds invest may be rated below investment grade by rating agencies or would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as "junk," have predominantly speculative characteristics and may carry a greater risk with respect to a borrower's capacity to pay interest and repay principal.

Special situations, or distressed-oriented investing, encompasses a broad range of strategies including distressed debt (control), distressed debt (non-control), distressed financial assets, operational turnarounds, "rescue" financings and high yielding credit-oriented strategies. These strategies vary in terms of level of control. Control oriented distressed strategies typically involve the acquisition of an influential or controlling stake in an operationally or financially troubled company through the purchase of that company's debt or equity securities. Non-control oriented distressed strategies typically involve the acquisition of securities determined to be undervalued with returns generated from an increase in the value of those securities. The supply of distressed-oriented opportunities generally is greatest during and after market dislocations and economic downturns.

No guarantee or representation is made that the investment program of the Fund or any Investment Fund will be successful, that the various Investment Funds selected will produce positive returns or that the Fund will achieve its investment objective. The Adviser also may invest the Fund's assets in Investment Funds that engage in investment strategies other than those described in this Confidential Memorandum, and may sell the Fund's portfolio holdings at any time.

Investment Selection

In the final step of the investment process, the Adviser seeks to invest the Fund's capital in what it believes to be attractive investment opportunities. Primary Investments are sourced through the Morgan Stanley Platform and Secondary Investments are typically sourced through a network of relationships with intermediaries, agents and investors, and then individually evaluated by the Adviser's and its affiliates' investment professionals using its selection process. See "—Due Diligence." As investment opportunities are analyzed, investment professionals seek to evaluate them in relation to historical benchmarks and peer analysis, current information from the Adviser's private investments, and against each other.

Due Diligence

The Adviser and its personnel use a range of resources to diligence promising investment opportunities represented on the Morgan Stanley Platform. The Adviser's diligence process focuses on risk management, investment and operational diligence. The Adviser selects investment strategies and Investment Funds on the basis of availability, pricing in the case of Secondary Investments and various qualitative and quantitative criteria, including: the Adviser's analysis of actual and projected cash flows and past performance of Investment Fund Managers and, in the case of Secondary Investments, of the Investment Fund itself during various time periods and market cycles; loss rates and hit rates; performance of prior funds versus peers; and the Investment Fund Managers' reputation, experience, expertise, opportunity set, anticipated returns and adherence to investment philosophy. After making an investment in an Investment Fund, and as part of its ongoing diligence process, the Adviser seeks to: track operating information and other pertinent details; participate in periodic conference calls with Investment Fund Managers and onsite visits where appropriate; review audited and unaudited reports; and monitor turnover in senior Investment Fund personnel and changes in policies. In conjunction with the due diligence process, the tax treatment and legal terms of the investment are also considered.

The Adviser and its personnel will use a range of sources to identify, evaluate, select and monitor investments for the Fund. The Adviser's investment professionals are involved throughout the process, and draw on the significant resources and insights available through its relationship with Morgan Stanley. The Adviser's investment committee is responsible for portfolio allocation and for final investment decisions.

The initial screening process for investment opportunities is typically based on a review of offering documents or an introductory meeting for Primary Investments. For Secondary Investments, the Adviser seeks to understand key terms, cash flows, valuations, performance, portfolio company developments, availability of discounts and an understanding of historical performance of prior funds, if any. Due diligence focuses on both investment and operational due diligence.

During its diligence process, the Adviser reviews the Investment Funds' offering documents, due diligence materials, and other available information regarding the Investment Fund Manager, and may conduct interviews with senior personnel of Investment Fund Managers. For Secondary Investments, the Adviser also may review financial statements, Schedule K-1s and other tax reporting and regulatory filings, to the extent such materials are available. The Adviser seeks to communicate with Investment Fund Managers and other personnel about the Investment Funds in which the Fund has invested or may invest, or about particular investment strategies, categories of private capital, risk management and general market trends. This interaction facilitates ongoing portfolio analysis and may help to address potential issues, such as loss of key team members or proposed changes in constituent documents. It also provides ongoing due diligence feedback.

After making an investment in an Investment Fund, and as part of its ongoing diligence process, the Adviser analyzes risk and performance; participates in periodic onsite visits; reviews audited and unaudited reports; monitors turnover in key personnel and changes in policies; and reviews valuation and historical cash flows. In performing some of its due diligence activities, the Adviser will be required to rely on the Investment Fund Managers. No assurance can be given that all performance and other data sought by the Adviser will be accurate or will be provided on a timely basis or in the manner requested.

The conclusions of due diligence reviews are documented. The Adviser's investment committee may decline the opportunity, request additional information, or approve subject to tax and legal due diligence. Tax issues and legal terms of the investment are considered.

Commitment Strategy

The Adviser intends to manage the Fund's portfolio with a view towards seeking long-term attractive risk-adjusted returns. Commitments to Investment Funds generally are not immediately invested. Instead, committed amounts are drawn down by Investment Funds and invested over time, as underlying investments are identified—a process that may take a period of several years, with limited ability to predict with precision the timing and amount of each Investment Fund's drawdowns. During this period, investments made early in an Investment Fund's life are often realized (generating distributions) even before the committed capital has been fully drawn. In addition, many Investment Funds do not draw down 100% of committed capital, and historic trends and practices can inform the Adviser as to when it can expect to no longer need to fund capital calls for a particular Investment Fund. Accordingly, the Adviser may make investments and commitments based, in part, on anticipated future capital calls and distributions from Investment Funds. This may result in the Fund making commitments to Investment Funds in an aggregate amount that exceeds the total Commitments from Investors in the Fund (i.e., to "over-commit").

In addition, during the period between the Initial Closing and the Final Closing, the Adviser may make commitments to Investment Funds in excess of the total Commitments from Investors in the Fund as of that date in anticipation of future additional Commitments.

The commitment strategy—and, specifically, the "over-commitment" strategy—involves risk. See "Types of Investments and Related Risk Factors—General Risks—Commitment Strategy; Fund Default." The Fund may, at any time, seek to sell Investment Funds, and any other portfolio holdings, in the secondary market; however, the Fund may not be successful in its attempts to do so.

Portfolio Construction

The Adviser intends to use certain techniques to reduce the risk associated with the Fund's investments. These techniques may include, without limitation, diversifying the Fund's portfolio by asset class (e.g., private equity and debt), investment type (Primary Investments, Secondary Investments and institutional "funds-of-funds"), area of investment (e.g., geographies, sectors and industries), investment strategy and Investment Manager.

The Adviser, consistent with the Fund's investment strategy of emphasizing allocations to Primary Investments, seeks to allocate Fund assets among the Investment Funds that, in its view, represent attractive investment opportunities. Allocation depends on the Adviser's assessment of the potential risks and returns of various investment strategies that the Investment Funds utilize as well as expected cash flows of such strategies. Investment Funds may be domiciled in U.S. or non-U.S. jurisdictions. The currency denomination of an Investment Fund may be another factor for consideration. The Adviser seeks to invest the Fund's assets in Investment Funds whose expected risk-adjusted returns are deemed attractive by the Adviser.

The Fund is a "non-diversified" fund under the 1940 Act. The Adviser believes, however, that the Fund should generally maintain a portfolio of Investment Funds varied by underlying investment strategies to diminish the impact on the Fund of any one Investment Fund's losses or poor returns. There is no guarantee that the Fund will be able to avoid substantial losses as a result of poor returns with regards to any Investment Funds.

Generally, the Adviser seeks to limit the Fund's commitment to any one Investment Fund and any one Investment Fund Manager to no more than 20% and 40% of the Fund's total capital commitments, respectively (measured at the time of commitment). In addition, not more than 20% of the Fund's total capital commitments will be committed to Secondary Investments; provided, however, that an investment in an institutional fund of funds that focuses on making Secondary Investments will not be treated as a Secondary Investment for the purposes of the forgoing limitation. In addition, the Fund's investment in any one Investment Fund generally is limited to no more than 25% of the Investment Fund's economic interests and less than 5% of the Investment Fund's voting securities (measured at the time of commitment). Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment. The Fund may depart from these investment restrictions during the 12-month period following the Initial Closing and during periods of adverse market, economic or political conditions, periods of large cash inflows and the wind-up of the Fund.

There can be no assurance that the Fund's investment program will be successful, or that the Fund's portfolio design and risk management strategies will be successful. Prospective investors should refer to the discussion of the risks associated with the investment strategy and structure of the Fund found under "Types of Investments and Related Risk Factors."

THE OFFERING

Description of Units

The Fund is a limited liability company organized under the laws of the state of Delaware. The Fund is authorized to issue an unlimited number of Units, which, when issued and paid for in accordance with the terms of this offering, will be fully paid and non-assessable. Each Unit has one vote at all meetings of Investors. Each Investor will have the right to cast a number of votes based on the net asset value of such Investor's Units at any meeting of Investors called by the Board or Investors holding at least one-third of the total number of votes eligible to be cast by all Investors. On each matter submitted to a vote of Investors, all Units shall vote as a single class. Except for the exercise of their voting privileges, Investors will not be entitled to participate in the management or control of the Fund's business, and may not act for or bind the Fund.

All Units are equal as to dividends, assets and voting privileges and have no preemptive or other subscription rights or exchange privileges. The Fund will send periodic reports (including financial statements) to all Investors. The Fund does not intend to hold annual meetings of Investors. Investors are entitled to receive dividends only if and to the extent declared by the Board and only after provision has been made for working capital and reserves as it in its sole discretion deems advisable. Units are not available in certificated form. With very limited exceptions, Units are not transferable.

In general, any action requiring a vote of Investors shall be effective if taken or authorized by the affirmative vote of a majority of the outstanding Units. Any change in the Fund's fundamental policies (meaning those denominated as such) may be authorized only by the vote of (a) 67% or more of the voting securities present at an Investors' meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (b) more than 50% of the outstanding voting securities of the Fund, whichever is less.

Investor Commitments and Drawdowns

The minimum Commitment to the Fund will be $50,000, which minimum may be reduced by the Fund in the sole discretion of the Adviser, but not below $25,000, based on consideration of various factors, including the Investor's overall relationship with the Adviser, the Placement Agent or a Sub-Placement Agent, or affiliates of such entities, the Investor's holdings in other funds affiliated with the Adviser and such other matters as the Adviser may consider relevant at the time.

The Fund has not fully identified the potential investments that ultimately will be made with Investors' Commitments. A portion of an Investor's Commitment will be called after the closing of the Investor's initial investment in the Fund, and the balance will be drawn down over time as the Fund makes investments and to fund other ongoing and additional obligations of the Fund (e.g., capital commitments of the Fund called by Investment Funds). The Fund will invest in Investment Funds as Investor Commitments are drawn. Investor Commitments may be drawn down at any time by the Fund making a capital call generally upon at least ten (10) business days' prior written notice (including by email) to the Investor or the Investor's designee, with a copy to the Investor's financial advisor. Although there is no set schedule for calling capital, it is estimated that capital calls will be scheduled in the following manner (subject to the Fund's discretion to call capital at different times and in different amounts, and to draw down Investor Commitments at any time):

Year 1: 20%

Year 2: 25%

Year 3: 25%

Year 4: 25%

This schedule is subject to change, including as the result of Investment Fund capital call and distribution activity. The Fund may accelerate or extend the estimated schedule or extend any capital call, or may determine not to draw the full amount of an Investor's total Commitment. Any amounts drawn from Investors (except for cash reserved to cover Fund expenses) are expected to be committed by the Fund within approximately three months of the drawdown date. Units will be issued to Investors each time capital is contributed to the Fund by Investors at the next determined net asset value of the Fund. If an Investor does not meet a capital call by the specified date in the written notice, the Investor may be charged interest at an annual rate of 8.0% of the amount of the Investor's capital call up until the date the Investor complies with the capital call.

Each Investor understands that by agreeing to invest in the Fund, the Investor is making an irrevocable commitment to the Fund of the entire amount of the Commitment, which will be drawn down over time. Even though not all of an Investor's Commitment will be due immediately, Investors are committing to make funds available within the time designated by each capital call.

Should an Investor Default, and fail to cure such Default within five (5) business days after notice, the Fund may, in the Adviser's sole discretion, charge the Defaulting Investor with the expenses and losses incurred by the Fund resulting from the sale of positions due to the Default. In addition, the Fund may, with respect to each Default, in the Adviser's sole discretion, take other actions with respect to a Defaulting Investor, including without limitation, one or more of the following: (i) reducing, as a consequence of the Default, a Defaulting Investor's investment in the Fund by an amount equal to 10% of the Defaulting Investor's total Commitment, and making corresponding reductions to the number of the Defaulting Investor's Units and in the Defaulting Investor's rights to receive distributions; (ii) borrowing funds to cover defaulted capital calls, at a rate established with a third-party lender or, at the Adviser's sole discretion, using the Fund's internal capital at a rate of 8.0% per annum, and causing the Defaulting Investor to bear the interest and other costs associated with such borrowing; (iii) excluding the Defaulting Investor from participating in future capital calls and/or investments made by the Fund; (iv) requiring the Defaulting Investor to immediately pay to the Fund the entire amount of the Defaulting Investor's uncalled Commitment; or (v) requiring the Defaulting Investor to transfer all or any of its Units to an Eligible Investor, at a price agreed upon by the Defaulting Investor and the transferee, after such amount has been adjusted for any reduction of interest in accordance with (i) above and after such amount has been reduced by the amount of any expenses incurred by the Adviser or the Fund as a result of the Default and the amount of the defaulted capital call. The amount by which a Defaulting Investor's investment in the Fund is reduced pursuant to (i) above shall be retained as assets of the Fund for the benefit of all Investors and shall not reduce the Commitment required to be made by such Defaulting Investor. While the Adviser, in its sole discretion, may take any actions with respect to a Defaulting Investor—including, without limitation, any or all of the actions listed above—the Adviser is not required to do so if it were to determine that no action is in the best interests of the Fund.

If requested, a Defaulting Investor shall execute any and all documents as shall have been reasonably requested or that are otherwise required to effectuate the transactions contemplated above. Notwithstanding the immediately preceding sentence, any instrument reflecting the foregoing may be executed on behalf of the applicable Defaulting Investor by the Adviser or the Directors pursuant to the special power of attorney granted by the Investor in the LLC Agreement.

Purchase Procedures

Units will be offered only to Eligible Investors. This means that to purchase Units of the Fund, a prospective Investor will be required to certify that the Units are being acquired by an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. An "accredited investor" includes, among other Investors: (i) a natural person who has a net worth (or a joint net worth with that person's spouse) of more than $1 million; and (ii) certain legal entities with total assets exceeding $5 million. In calculating "net worth," a prospective Investor must: (i) exclude the fair market value of its primary residence; (ii) count as a liability any indebtedness secured by its primary residence in excess of its fair market value; and (iii) count as a liability any indebtedness secured by its primary residence in the 60 days prior to subscribing for Units, unless such indebtedness was incurred as a result of the acquisition of the Investor's primary residence. In addition, effective December 8, 2020, the definition of "accredited investor" will be expanded. The criteria for qualifying as an "accredited investor" are set forth in the Investor Application. Certain Sub-Placement Agents may impose stricter Investor eligibility requirements (or, in the event applicable regulatory restrictions change, less stringent eligibility requirements). For example, certain Sub-Placement Agents may determine to sell Units to natural persons that qualify as "accredited investors" under only Rule 501(a)(5) of Regulation D (the net worth test), rather than under both Rule 501(a)(5) and Rule 501(a)(6) (the income test), or may determine not to sell Units to all categories of "accredited investors" under the expanded definition of "accredited investor."

Each prospective Investor must submit a completed Investor Application acceptable to the Adviser, certifying, among other things, that the Investor is an Eligible Investor and will not transfer the Units purchased except in the limited circumstances permitted. Prior to the receipt and acceptance of the Investor Application, an Investor's funds will be held in escrow. The Fund will advise each Investor promptly of the Fund's acceptance of an offer to subscribe for Units. If an Investor Application is not accepted by the Fund by a Closing Date, the subscription will not be accepted at such Closing Date and will be returned to the prospective Investor or held until the next Closing Date, if any. The acceptance or rejection of any subscription is solely at the discretion of the Fund, and no reasons need be given for the rejection of any subscription.

The Initial Closing currently is anticipated to be in December 2020, but may occur on such later date as the Adviser may determine in its sole discretion. The Fund's Units will be offered at an initial price of $10 per Unit. Subsequent to the Initial Closing, the Fund may offer Units at one or more closings, which are anticipated to occur over a period of up to nine months following the Initial Closing.

While neither the Fund nor the Placement Agent imposes a placement fee or sales load on Commitments, certain Sub-Placement Agents may directly charge Investors certain transaction or other fees in such amounts as they may determine. Investors should consult their Sub-Placement Agent for additional information. Any such fees will not constitute part of an Investor's Commitment to the Fund and will be paid directly by the Investor to the Sub-Placement Agent.

In addition to the placement of Units through the Placement Agent or a Sub-Placement Agent, the Fund itself also may accept offers to purchase Units that it receives directly from certain Investors, including, but not limited to, employees, members or directors of the Adviser and its affiliates, and attorneys or other professional advisors engaged on behalf of the Fund, and members of their immediate families. The Fund is not obligated to sell to a broker or dealer any Units, including those that have not been placed with Eligible Investors.

To help the government fight terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Investor. As a result, Investors will need to provide the name, address, date of birth, and other identifying information about the Investors. If an Investor's identity cannot be verified, the Investor may be restricted from conducting additional transactions and/or have their investment liquidated. In addition, any other action required by law will be taken.

TYPES OF INVESTMENTS AND RELATED RISK FACTORS

General Risks

Investment Risk. All investments risk the loss of capital. The value of the Fund's total net assets should be expected to fluctuate. To the extent that the Fund's portfolio is concentrated in securities of a single issuer or issuers in a single sector, the risk of any investment decision is increased. An Investment Fund's use of leverage is likely to cause the Fund's average net assets to appreciate or depreciate at a greater rate than if leverage were not used.

An investment in the Fund involves a high degree of risk, including the risk that the Investor's entire investment may be lost. No assurance can be given that the Fund's investment objective will be achieved. The Fund's performance depends upon the Adviser's selection of Investment Funds, the allocation of offering proceeds thereto and the performance of the Investment Funds. The Investment Funds' investment activities involve the risks associated with private capital investments generally. Risks include adverse changes in national or international economic conditions, adverse local market conditions, the financial conditions of Portfolio Companies, changes in the availability or terms of financing, changes in interest rates, exchange rates, corporate tax rates and other operating expenses, environmental laws and regulations, and other governmental rules and fiscal policies, energy prices, changes in the relative popularity of certain industries or the availability of purchasers to acquire companies, and dependence on cash flow, as well as acts of God, uninsurable losses, war, terrorism, earthquakes, hurricanes or floods and other factors which are beyond the control of the Fund or the Investment Funds. Although the Adviser will attempt to moderate these risks, no assurance can be given that (i) the Investment Funds' investment programs, investment strategies and investment decisions will be successful; (ii) the Investment Funds will achieve their return expectations; (iii) the Investment Funds will achieve any return of capital invested; (iv) the Fund's investment activities will be successful; or (v) Investors will not suffer losses from an investment in the Fund.

All investments made by the Investment Funds risk the loss of capital. The Investment Funds' results may vary substantially over time.

Market Risk. Market risks—including political, regulatory, market, economic and social developments and developments that impact specific economic sectors, industries or segments of the market—can affect: (i) the value of the Fund's investments in Investment Funds and the Investment Funds' underlying investments, which may become more difficult to value; (ii) the timing of realizations; (iii) the availability of credit; and (iv) the length of time investments are held. In addition, turbulence and reduced liquidity in financial markets may negatively affect Investment Managers, Investment Funds and issuers, which could adversely affect the Fund. Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or market may adversely impact issuers in a different country, region or market. These risks may be magnified if certain events or developments adversely interrupt the global supply chain, and could affect companies worldwide. Recent examples include pandemic risks related to COVID-19 and the aggressive measures taken in response by (i) governments, including closing borders, restricting travel and imposing prolonged quarantines of, or similar restrictions on, large populations, and (ii) businesses, including forced or voluntary closures, changes to operations and reductions of staff. The effects of COVID-19 have contributed to increased volatility in global financial markets and likely will affect certain countries, regions, companies, industries and market sectors more dramatically than others. The COVID-19 pandemic has had, and any other outbreak of an infectious disease or serious environmental or public health concern could have, a significant negative impact on economic and market conditions, could exacerbate pre-existing political, social and economic risks in certain countries or regions and could trigger a prolonged period of global economic slowdown, which may impact the Fund and its underlying investments. It is not known how long the impact of the COVID-19 pandemic will, or future impacts of other significant events would, last or their severity. To the extent the Fund's underlying investments are overweight in certain countries, regions, companies, industries or market sectors, such positions will increase the risk of loss from adverse developments affecting those countries, regions, companies, industries or sectors.

Limited or No Operating History. The Fund will have a limited or no performance history that Investors can use to evaluate the Fund's investment performance. In addition, substantially all of the Investment Funds will be newly organized and have limited or no operating histories upon which to evaluate their performance; the information the Fund will obtain about such investments may be limited. As such, the ability of the Adviser to evaluate past performance or to validate the investment strategies of such Investment Funds will be limited. Moreover, even to the extent an Investment Fund has a longer operating history, the past investment performance of any of the Fund's investments should not be construed as an indication of the future results of such investments or the Fund, particularly as the investment professionals responsible for the performance of such Investment Funds may change over time. This risk is related to, and enhanced by, the risks created by the fact that the Adviser relies upon information provided to it by the Investment Fund that is not, and cannot be, independently verified.

Unspecified Investments; Dependence on the Adviser. The Adviser has complete discretion to select the Investments Funds as opportunities arise. The Fund, and, accordingly, Investors, must rely upon the ability of the Adviser to identify and implement investments consistent with the Fund's investment objective. Investors will not receive or otherwise be privy to due diligence or risk information prepared by or for the Adviser. The Adviser has the authority and responsibility for asset allocation, the selection of Fund's investments and all other investment decisions for the Fund. The success of the Fund depends upon the ability of the Adviser to develop and implement investment strategies that achieve the investment objective of the Fund. Investors will have no right or power to participate in the management or control of the Fund, or the terms of any such investments. There can be no assurance that the Adviser will be able to select or implement successful strategies or that the Fund will be able to achieve its investment objective. The Fund is organized to provide Investors access to a multi-strategy investment program and not an indirect way for investors to gain access to any particular Investment Fund.

Limitations on Transfer and Resignations; Units Not Listed; No Market for Units. The transferability of Units is subject to substantial restrictions contained in the LLC Agreement, as amended or supplemented, and is affected by restrictions imposed under applicable securities laws. Withdrawals of capital or profits will not generally be permitted, except to the extent required to comply with applicable laws. No Investor may resign as a member of the Fund without the prior written consent of the Adviser, which may be withheld in the Adviser's sole discretion. In certain circumstances, as set forth in the LLC Agreement, an Investor may be required to resign as a member of the Fund. The Fund will pay to a resigning Investor the net asset value of the resigning Investor's Units upon the later of the completion of that year's audit or such time as it has sufficient funds to do so. The net asset value of the resigning Investor's Units will be determined at the next determined net asset value after the date of resignation. Such amounts paid to a resigning Investor will not be entitled to interest for any period after the date of resignation.

Units are not traded on any securities exchange or any public or other market. No market currently exists for the Fund's Units. Consequently, Units should only be acquired by Investors able to commit their funds for an indefinite period of time.

Secondary liquidity mechanisms and alternative trading system platforms are continuing to develop and evolve, and a secondary market for the Fund's Units may develop in the future. If such a platform or market were to develop, the Fund's Units could be available for secondary purchases and sales. In March 2017, NASDAQ Private Market ("NPM") announced the launch of Alternatives, a business line designed to address liquidity challenges presented by alternative investment funds, which will support secondary liquidity for private equity feeder funds and funds registered under the 1940 Act. There can be no assurance that any secondary trading platform or market, including the one contemplated by NPM, will develop, or that Units of the Fund would be available for secondary transactions. Any secondary trading platform or market may result in the Fund's Units being purchased or sold at a price above or below the Fund's net asset value, and any Investor selling its Units may lose money on the Investor's investment in the Fund.

Closed-End Fund; Liquidity Risks. The Fund is a non-diversified, closed-end management investment company designed for long-term investors. An Investor should not invest in the Fund if the investor needs a liquid investment. Closed-end funds differ from open-end management investment companies (commonly known as mutual funds) in that investors in a closed-end fund do not have the right to redeem their units on a daily basis at a price based on net asset value. Units are not traded on any securities exchange or other market and are subject to substantial restrictions on transfer. Investors do not have the right to require the Fund to redeem their Units during the life of the Fund, and the Fund will not provide liquidity to Investors, through periodic written tender offers or otherwise.

Distributions In-Kind. The Adviser expects in most instances to cause the Fund to make distributions in cash, but retains the discretion to make distributions of securities in-kind to the extent permitted under applicable law. There can be no assurance that securities distributed in-kind will be readily marketable or salable, and Investors may be required to hold such securities for an indefinite period and/or may incur additional expense in connection with any disposition of such securities. If the Fund ultimately receives distributions in-kind indirectly from any of the Investment Funds, it may incur additional costs and risks in connection with the disposition of such assets or may distribute such assets in-kind to the Investors who may incur such costs and risks.

Borrowing. The Fund may borrow money in connection with its investment activities—i.e., the Fund should be expected to utilize leverage. The Fund also may borrow money to pay expenses in advance of, or in addition to, calling capital, and to manage its cash flow needs associated with calling Investor Commitments, satisfying capital calls, managing distributions to Investors and paying ongoing expenses. The Fund may be required to maintain minimum average balances in connection with borrowings or to pay a commitment or other fee to maintain a line of credit. Either of these requirements would increase the cost of borrowing over the stated interest rate. In addition, a lender may terminate or not renew any credit facility. If the Fund is unable to access additional credit, it may be forced to sell investments in Investment Funds at inopportune times, which may further depress returns; however, the Fund may not be successful in its attempts to do so. The 1940 Act requires a registered investment company to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the indebtedness is incurred. This means that, at the time the Fund incurs indebtedness, the value of the Fund's total indebtedness may not exceed one-third of the value of its total assets, including the value of the assets purchased with the proceeds of its indebtedness.

Legal and Regulatory Risks. Legal and regulatory changes that could occur during the life of the Fund may substantially affect private funds and such changes may adversely impact the performance of the Fund. The regulation of the U.S. and non-U.S. securities and futures markets and investment funds has undergone substantial change in recent years and such change may continue. Greater regulatory scrutiny may increase the Fund's and the Adviser's exposure to potential liabilities. Increased regulatory oversight can also impose administrative burdens and costs on the Fund and the Adviser, including, without limitation, responding to examinations or investigations and implementing new policies and procedures.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and related regulatory developments established financial oversight standards and resulted in significant revisions to the U.S. financial regulatory framework and the operation of financial institutions. The Dodd-Frank Act includes provisions regarding, among other things, the comprehensive regulation of the over-the-counter derivatives market, the identification, monitoring and regulation of systemic risks to financial markets and the regulation of proprietary trading and investment activity of banking institutions. The continued implementation of the Dodd-Frank Act and other similar and follow-on regulations could affect, among other things, financial consumer protection, proprietary trading, registration of investment advisers and the trading and use of derivative instruments. There can be no assurance that such regulation will not have a material adverse effect on the Fund, increase transaction, operations, legal and/or regulatory compliance costs, significantly reduce the profitability of the Fund or impair the ability of the Fund and the Investment Funds to achieve their investment objectives. In addition, greater regulatory scrutiny may increase the Fund's and the Adviser's exposure to potential liabilities. Increased regulatory oversight can also impose administrative burdens on the Fund and the Adviser, including, without limitation, responding to examinations or investigations and implementing new policies and procedures.

As of the date hereof, the Trump administration has called for, and in some cases has implemented, significant changes to U.S. trade, healthcare, immigration, foreign and government regulatory policy. Additional sweeping policy changes may be implemented following the 2020 U.S. presidential election. In this regard, there is significant uncertainty with respect to legislation, regulation and government policy at the federal, state and local levels. Recent events have created a climate of heightened uncertainty and have introduced difficult-to-quantify macroeconomic and political risks with potentially far-reaching implications. There has been a corresponding meaningful increase in the uncertainty surrounding interest rates, inflation, foreign exchange rates, trade volumes and fiscal and monetary policy. To the extent the U.S. Congress or the presidential administration implements additional changes to U.S. policy, those changes may impact, among other things, the U.S. and global economy, international trade and relations, unemployment, immigration, corporate taxes, healthcare, the U.S. regulatory environment and inflation, among other areas. One area of reform has been the roll-back reforms to the Dodd-Frank Act, including revisions to the Volcker Rule. Certain additional areas that have been identified as subject to potential change, amendment or repeal, include various swaps and derivatives regulations, credit risk retention requirements and the authorities of the Federal Reserve, the Financial Stability Oversight Council and the SEC. In addition, the Trump administration has stated that the U.S. may withdraw from or renegotiate various trade agreements, and take other actions that would change current trade policies of the U.S., and has imposed tariffs on certain foreign goods. Until any additional policy changes are finalized, it cannot be known whether the Fund or the Investment Funds may be positively or negatively affected, or the impact of continuing uncertainty.

Substantial Fees and Expenses. An Investor in the Fund meeting the eligibility conditions imposed by the Investment Funds, including minimum initial investment requirements that may be substantially higher than those imposed by the Fund, could invest directly in the Investment Funds. An Investor in the Fund will bear a portion of the Management Fee and other expenses of the Fund. In addition, by investing in the Investment Funds through the Fund, an Investor in the Fund will also indirectly bear a portion of the asset-based fees, incentive allocations, carried interests or fees and operating expenses borne by the Fund as an investor in the Investment Funds. To the extent that the Fund invests in an Investment Fund that is a "fund-of-funds," the Fund will bear a third layer of fees and expenses. Each Investment Fund Manager receives any incentive-based allocations to which it is entitled irrespective of the performance of the other Investment Funds and the Fund generally. As a result, an Investment Fund with positive performance may receive compensation from the Fund even if the Fund's overall returns are negative. The operating expenses of an Investment Fund may include, but are not limited to, organizational and offering expenses; the cost of investments; administrative, legal and internal and external accounting fees; other limited third-party diligence-related expenses, such as background checks; and extraordinary or non-recurring expenses (such as litigation or indemnification expenses). It is difficult to predict the future expenses of the Fund. The fees and expenses of the Fund disclosed in the fee table in "Summary of Fund Expenses" reflect estimated expenses of the Fund for the fiscal year ending March 31, 2021, and assume that the Fund will raise $150 million in total Commitments from Investors during such fiscal year, that 20% of total Commitments are drawn down in the first year and that substantially all of the drawn-down Commitments are utilized in the first year after the Initial Closing. The Fund's actual total Commitment raise, draw down schedule or expenses may differ, perhaps materially, from these estimates and assumptions, which may lead to a higher total expense ratio. For example, if the Fund were to raise only $25 million in total Commitments from Investors during the fiscal year ending March 31, 2021 (which the Adviser believes unlikely), keeping all other assumptions the same, the Fund's total annual expense ratios, as set forth in the fee table, would almost double. If the Fund were to raise less than $150 million in total Commitments from Investors during the fiscal year ending March 31, 2021, the Fund's total annual expense ratio would be higher than that presented in the fee table. Investors in each closing will initially bear a higher expense ratio than Investors in subsequent closings. The "make-up" payment may fully or partially offset this higher expense ratio for earlier closings or may exceed the expenses attributable to the earlier closings resulting in higher expenses for the Investors in subsequent closings.

Investments in Non-Voting Stock; Inability to Vote. The Fund intends to hold its interests in the Investment Funds in non-voting form in order to avoid becoming (i) an "affiliated person" of any Investment Fund within the meaning of the 1940 Act and (ii) subject to the 1940 Act limitations and prohibitions on transactions with affiliated persons. Where only voting securities are available for purchase, the Fund generally will seek to create by contract the same result as owning a non-voting security by agreeing to relinquish the right to vote in respect of its investment. The Fund may irrevocably waive its rights (if any) to vote its interest in an Investment Fund. The Fund will not receive any consideration in return for entering into a voting waiver arrangement. To the extent that the Fund contractually foregoes the right to vote Investment Fund securities, the Fund will not be able to vote on matters that may be adverse to the Fund's interests. As a result, the Fund's influence on an Investment Fund could be diminished, which may consequently adversely affect the Fund and its Investors. The waiver arrangement should benefit the Fund, as it will enable the Fund to acquire more interests of an Investment Fund that the Adviser believes is desirable than the Fund would be able to if it were deemed to be an "affiliate" of the Investment Fund within the meaning of the 1940 Act.

Non-Diversified Status. The Fund is a "non-diversified" investment company for purposes of the 1940 Act, which means it is not subject to percentage limitations under the 1940 Act on assets that may be invested in the securities of any one issuer. As a result, the Fund's net asset value may be subject to greater volatility than that of an investment company that is subject to diversification limitations. The Fund generally will not, however, commit more than 20% of its total capital commitments (measured at the time of commitment) in any one Investment Fund. However, the Fund may depart from this investment restriction during the 12-month period following the Initial Closing and during periods of adverse market, economic or political conditions, periods of large cash inflows and the wind-up of the Fund.

Realization of Investments. In the event that an Investment Fund does not terminate within a timeframe consistent with the Fund's expectations (i.e., approximately 10 to 12 years after the Final Closing), the final distribution of Fund assets to Investors and the winding up and dissolution of the Fund may be delayed. The Fund may sell, distribute or otherwise dispose of its investment in such Investment Fund; however, the price obtained may be less than that which could have been obtained if the investment was held for a longer period of time. There can be no assurance that the winding up of the Fund and the final distribution of its assets will be able to be executed expeditiously.

Illiquid and Long-Term Investments. An investment in the Fund requires a long-term commitment. Although the Portfolio Companies of the Investment Funds invested in by the Fund may occasionally generate some current income, return of capital and the realization of gains, if any, from such Portfolio Company generally will occur only upon partial or complete sale or other disposition of such Portfolio Company. While one or more of these transactions may occur at any time with respect to a given Portfolio Company, sale or other disposition of a Portfolio Company of an Investment Fund is generally not expected to occur for a number of years (in most instances two to four years, or longer) after the initial investment is made.

Need for Follow-On Investments. Following its initial investment in a given Portfolio Company, an Investment Fund may decide to provide additional funds to such Portfolio Company or may have the opportunity to increase its investment in a successful Portfolio Company. There is no assurance that an Investment Fund will make follow-on investments or that an Investment Fund will have sufficient funds to make all or any of such investments. Any decision by an Investment Fund not to make follow-on investments or its inability to make such investments (i) may have a subsequent negative effect on a Portfolio Company in need of such an investment, (ii) result in a lost opportunity for an Investment Fund to increase its participation in a successful operation, or (iii) result in a loss of certain anti-dilution protection.

Commitment Strategy; Fund Default. Typically, the Fund will not be required to contribute the full amount of its commitment to an Investment Fund at the time of its admission to the Investment Fund. Instead, the Fund may be required to make incremental contributions pursuant to capital calls issued from time to time by the Investment Fund. The Fund anticipates that it will maintain a cash position of highly liquid securities (e.g., high quality fixed-income securities, money market instruments, money market mutual funds, cash and cash equivalents), in anticipation of funding capital calls. Holding a cash position may result in lower returns for the Fund than if the Fund did not maintain such a position. However, an inadequate cash position presents other risks to the Fund, including the potential inability to fund capital contributions or to meet expenses generally. Moreover, if the Fund defaults on its commitment or fails to satisfy capital calls in a timely manner then, generally, it will be subject to significant penalties, including potentially, the complete forfeiture of the Fund's investment in the Investment Fund. Any failure by the

Fund to make timely capital contributions in respect of its commitments may (i) impair the ability of the Fund to pursue its investment program, (ii) force the Fund to borrow, (iii) cause the Fund and Investors to be subject to certain penalties from the Investment Funds (including the complete forfeiture of the Fund's investment in an Investment Fund), or (iv) otherwise impair the value of the Fund's investments. To the extent that the Fund engages in an "over-commitment" strategy, the risk of Fund default will increase.

Similarly, Investors will not be required to contribute the full amount of their Commitments to the Fund at the time of their admission. Investors will be required to make incremental contributions pursuant to capital calls issued from time to time, by the Fund. The Fund will have limited recourse in retrieving un-drawn Commitments in the instance that an Investor Defaults. An Investor that Defaults may cause the Fund to, in-turn, default on its commitment to an Investment Fund. Thus the Fund, and especially the non-defaulting Investors, will bear the penalties of such default (as outlined above, including, but not limited to, the complete forfeiture of the Fund's investment in an Investment Fund). While the Adviser may take steps to limit this risk, there is no guarantee that such measures will be sufficient or successful.

Investor Default. As Investors will not be required to contribute the full amount of their Commitments to the Fund at the time of their admission and will be required to make incremental contributions pursuant to capital calls issued from time to time by the Fund, there will be a substantial period of time during which Investors may be obligated to provide capital without receiving any return and regardless of the performance of the Fund. A Defaulting Investor will be subject to substantial consequences, including that the Fund may, with respect to each Default, reduce, as a result of the Default, the Defaulting Investor's investment in the Fund by an amount equal to 10% of the Defaulting Investor's total Commitment, and making corresponding reductions to the number of the Defaulting Investor's Units and in the Defaulting Investor's rights to receive distributions, as well as other consequences described herein and in the LLC Agreement.

Other Termination of the Fund's Investment in an Investment Fund. An Investment Fund may terminate the Fund's investment in that Investment Fund (causing a forfeiture of all or a portion of such interest) if the Investment Fund were to determine that continued participation of the Fund in the Investment Fund would have a material adverse effect on the Investment Fund or its assets.

Recall of Distributions. The Fund may be subject to terms of the Investment Funds which permit the recall of distributions to meet Investment Fund obligations. In the event funds are recalled for this purpose, the Fund may call Commitments from Investors.

Risk of Dilution. Investors that are admitted after the Initial Closing may be required to pay a "make-up" amount to the Fund in addition to such Investor's Commitment. Such newly admitted Investors will participate in existing Fund investments and will therefore dilute or reduce the level of Investors' participation in those investments.

Reporting Requirements. Investors who beneficially own Units that constitute more than 5% or 10% of the Fund's Units are subject to certain requirements under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. These include requirements to file certain reports with the SEC. The Fund has no obligation to file such reports on behalf of such Investors or to notify Investors that such reports are required to be made. Investors who may be subject to such requirements should consult with their legal advisors.

Nature of Portfolio Companies. The Investment Funds will include direct and indirect investments in various Portfolio Companies. This may include Portfolio Companies in the early phases of development, which can be highly risky due to the lack of a significant operating history, fully developed product lines, experienced management or a proven market for their products. The Fund's investments also may include

Portfolio Companies that are in a state of distress or which have a poor record and which are undergoing restructuring or changes in management, and there can be no assurances that such restructuring or changes will be successful. The management of such Portfolio Companies may depend on one or two key individuals, and the loss of the services of any of such individuals may adversely affect the performance of such Portfolio Companies.

Small- and Medium-Capitalization Companies. Some Investment Funds may invest a portion of their assets in Portfolio Companies with small- to medium-sized market capitalizations. While such investments may provide significant potential for appreciation, they also may involve higher risks than do investments in securities of larger companies. For example, the risk of bankruptcy or insolvency is higher than for larger, "blue-chip" companies.

Geographic Concentration Risks. An Investment Fund may concentrate its investments in specific geographic regions. This focus may constrain the number of Portfolio Companies available for investment by an Investment Fund. In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with the region of concentration.

Emerging Markets. Some Investment Funds may invest in Portfolio Companies located in emerging industrialized or less developed countries. Risks particularly relevant to such emerging markets may include greater dependence on exports and the corresponding importance of international trade, higher risk of inflation, more extensive controls on foreign investment and limitations on repatriation of invested capital, increased likelihood of governmental involvement in, and control over, the economies, decisions by the relevant government to cease its support of economic reform programs or to impose restrictions, and less established laws and regulations regarding fiduciary duties of officers and directors and protection of investors.

Currency Risk. Investment Funds will make direct and indirect investments in a number of different currencies. Any returns on, and the value of such investments may, therefore, be materially affected by exchange rate fluctuations, local exchange control, limited liquidity of the relevant foreign exchange markets, the convertibility of the currencies in question and/or other factors. A decline in the value of the currencies in which the Fund investments are denominated against the U.S. dollar will result in a decrease in the Fund's net asset value. The Adviser generally will not hedge the value of investments made by the Fund against currency fluctuations. Accordingly, the performance of the Fund could be adversely affected by such currency fluctuations.

Risks Relating to Accounting, Auditing and Financial Reporting, etc. Certain of the Investment Funds may be invested in Portfolio Companies that do not maintain internal management accounts or adopt financial budgeting, internal audit or internal control procedures to standards normally expected of companies in the United States. Accordingly, information supplied to the Fund and the Investment Funds may be incomplete, inaccurate and/or significantly delayed. The Investment Funds may therefore be unable to take or influence timely actions necessary to rectify management deficiencies in such Portfolio Companies, which may ultimately have an adverse impact on the net asset value of the Fund.

Valuation of the Fund's Investments in Investment Funds. The 1940 Act provides that securities for which market quotations are "readily available" must be valued at market value, and all other securities and other assets must be valued at "fair value" as determined in good faith by the Board. The valuation of the Fund's investments in Investment Funds is ordinarily determined based upon valuations provided by the Investment Funds on a quarterly basis. A large percentage of the securities in which the Investment Funds invest will not have a readily ascertainable market price and will be valued by the Investment Fund. In this regard, an Investment Fund may face a conflict of interest in valuing the securities, as their value may affect the Investment Fund's compensation or its ability to raise additional funds. As part of its process for evaluating an Investment Fund for purchase, the Adviser reviews the Investment Fund's valuation process and related controls; however, no assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Investment Fund, the accuracy of the valuations provided by the Investment Funds, that the Investment Funds will comply with their own internal policies or procedures for keeping records or making valuations, or that the Investment Funds' policies and procedures and systems will not change without notice to the Fund. As a result, valuations of the securities may be subjective and could prove in hindsight to have been wrong, potentially by significant amounts. An Investment Fund's information could be inaccurate due to fraudulent activity, misvaluation or inadvertent error. In the event the Adviser's evaluation of the Investment Fund's valuation process uncovers such an inaccuracy, the Adviser, through a committee that oversees the valuation of the Fund's investments pursuant to procedures adopted by the Board (the "Valuation Committee"), will consider whether an adjustment to the Investment Fund's most recent net asset value is necessary. However, the Fund may not uncover errors for a significant period of time, if ever. Even if the Adviser elects to cause the Fund to sell its interests in such an Investment Fund, the Fund may be unable to sell such interests quickly, if at all, and could therefore be obligated to continue to hold such interests for an extended period of time. In such a case, the Investment Fund's valuations of such interests could remain subject to such fraud or error, and the Valuation Committee may, in its sole discretion, determine to discount the value of the interests or value them at zero.

Investors should be aware that situations involving uncertainties as to the valuations by Investment Funds could have a material adverse effect on the Fund if the Investment Fund Manager's, the Adviser's or the Fund's judgments regarding valuations should prove incorrect. Persons who are unwilling to assume such risks should not make an investment in the Fund.

Indemnification of Investment Funds, Investment Fund Managers and Others. The Fund may agree to indemnify certain of the Investment Funds and their respective managers, officers, directors, and affiliates from any liability, damage, cost or expense arising out of, among other things, acts or omissions undertaken in connection with the management of Investment Funds. If the Fund were required to make payments (or return distributions) in respect of any such indemnity, the Fund could be materially adversely affected. Indemnification of sellers of secondaries often will be required as a condition to purchasing such securities.

Cash, Cash Equivalents, Investment Grade Bonds, Money Market Instruments. The Fund and Investment Funds may invest, including for defensive purposes, some or all of their respective assets in high quality fixed-income securities, money market instruments and money market mutual funds, or hold cash or cash equivalents in such amounts as the Adviser or Investment Fund Managers deem appropriate under the circumstances. In addition, the Fund or an Investment Fund may invest in these instruments pending allocation of its respective offering proceeds, and the Fund will maintain cash or cash equivalents in sufficient amounts, in the Adviser's judgment, to timely satisfy capital calls from Investment Funds. Money market instruments are high quality, short-term fixed-income obligations, which generally have remaining maturities of one year or less and may include U.S. Government securities, commercial paper, certificates of deposit and bankers acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation, and repurchase agreements.

These investments may be adversely affected by tax, legislative, regulatory, credit, political or government changes, interest rate increases and the financial conditions of issuers, which may pose credit risks that result in issuer default.

Registered Investment Companies. The Fund may invest in the securities of other registered investment companies to the extent that such investments are consistent with the Fund's investment objective and permissible under the 1940 Act. These registered investment companies may include BDCs, which generally will be privately-offered, and other registered investment companies, some of which will be used for cash management purposes. Under one provision of the 1940 Act, the Fund may not acquire the securities of other registered investment companies if, as a result, (i) more than 10% of the Fund's total assets would be invested in securities of other registered investment companies, (ii) such purchase would result in more than 3% of the total outstanding voting securities of any one registered investment company being held by the Fund or (iii) more than 5% of the Fund's total assets would be invested in any one registered investment company. These restrictions are applicable to the Fund as well. Other provisions of the 1940 Act are less restrictive provided that the Fund is able to meet certain conditions. The Fund, as a holder of the securities of other investment companies, will bear its pro rata portion of the other investment companies' expenses, including advisory fees. These expenses will be in addition to the direct expenses incurred by the Fund.

Certain Risks Associated with Underlying Investments

Private Equity Investments. Private equity is a common term for long-term, illiquid investments that are typically made in non-public companies through privately negotiated transactions, and generally involve equity-related finance intended to bring about some kind of change in a private business (e.g., providing growth capital, recapitalizing a company or financing an acquisition). Private equity funds, often organized as limited partnerships, are the most common vehicles for making private equity investments. Investment in private equity involves the same types of risks associated with an investment in any operating company. However, securities issued by private partnerships tend to be more illiquid, and highly speculative. Private equity has generally been dependent on the availability of debt or equity financing to fund the acquisitions of their investments. Depending on market conditions, however, the availability of such financing may be reduced dramatically, limiting the ability of private equity to obtain the required financing.

Primary Investments. Primary Investments that employ private equity strategies typically exhibit a value development pattern, commonly known as the "J-curve," in which the Investment Fund's net asset value typically declines moderately during the early years of the Investment Fund's life as investment-related fees and expenses are incurred before investment gains have been realized. As the Investment Fund matures and Portfolio Companies are "exited" through a private sale, an initial public offering (IPO) or a recapitalization, the pattern typically reverses with increasing net asset value and distributions to fund investors. There can be no assurance, however, that any or all Primary Investments made by the Fund will exhibit this pattern of investment development. Primary Investments are usually 10 to 12 years in duration, while underlying investments in Portfolio Companies generally have a four to seven year duration.

Secondary Investments. The overall performance of the Fund's Secondary Investments, if any, will depend in large part on the availability of Secondary Investments, and on the acquisition price paid. Secondary Investments may expose the Fund to contingent liabilities, counterparty risks, reputational risks and execution risks. The market for Secondary Investments is competitive and, because the Fund only may make Secondary Investments in Private Capital Funds that a Predecessor Fund has committed to, the universe of investable Secondary Investments will be extremely limited. Accordingly, the strategies and related Investment Funds to which the Fund may wish to allocate assets may not be available for secondary investment at any given time and, even if desirable Secondary Investments are available in which the Fund is permitted to invest, they may not be available in an amount or at the price that is attractive for the Fund. The absence of a recognized "market" price means that the Fund cannot be assured that it is realizing the most favorable price in connection with trades in secondaries. Where the Fund acquires an Investment Fund interest as a Secondary Investment, the Fund will generally not have the ability to modify or amend such Investment Fund's constituent documents (e.g., limited partnership agreements) or otherwise negotiate the economic terms of the interests being acquired. Secondary Investments may be heavily negotiated and, therefore, the Fund may incur additional legal and transaction costs in connection therewith. In addition, the costs and resources required to investigate the commercial, tax and legal issues relating to Secondary

Investments may be greater than those relating to Primary Investments. Some of those risks may be reduced by the Fund's limit on Secondary Investments to those in which the Funds advised by the Adviser have invested.

Contingent Liabilities Associated with Secondary Investments. Where the Fund acquires an Investment Fund interest as a Secondary Investment, the Fund may acquire contingent liabilities associated with such interest. Specifically, where the seller has received distributions from the relevant Investment Fund and, subsequently, that Investment Fund recalls any portion of such distributions, the Fund (as the purchaser of the interest to which such distributions are attributable) may be obligated to pay an amount equivalent to such distributions to such Investment Fund. While the Fund may be able, in turn, to make a claim against the seller of the interest for any monies so paid to the Investment Fund, there can be no assurance that the Fund would have such right or prevail in any such claim.

Risks Relating to Secondary Investments Involving Syndicates. The Fund may acquire Secondary Investment as a member of a purchasing syndicate, in which case the Fund may be exposed to additional risks including (among other things): (i) counterparty risk, (ii) reputation risk, (iii) breach of confidentiality by a syndicate member, and (iv) execution risk. Some of those risks may be reduced by the Fund's limit on Secondary Investments to those in which the Funds advised by the Adviser have invested.

Buyout. Buyout transactions may require time for maturity and may require additional capital. In addition, they frequently rely on borrowing significant amounts of capital, which can increase profit potential but at the same time increase the risk of loss. Leveraged companies may be subject to restrictive financial and operating covenants. The leverage may impair the ability of these companies to finance their future operations and capital needs, and limit their flexibility to respond to changing business and economic conditions and to business opportunities. A company's use of leverage is likely to cause its income and net assets to increase or decrease at a greater rate than if leverage were not used. Although these investments may offer the opportunity for significant gains, buyout investments involve a high degree of business and financial risk that can result in substantial losses.

Growth Equity. Growth equity investments generally are designed to facilitate the accelerated growth of early-stage companies with high growth potential by expanding operations, developing new products or entering new markets, restructuring operations or consummating strategic transactions. Early-stage companies typically do not have a proven operating history; do not have viable, developed market-ready products; operate at a loss or have an otherwise weak financial condition; are engaged in rapidly changing businesses; or require substantial additional capital. In addition, companies in which growth equity investments are made may have less developed and comprehensive internal operating procedures, policies, systems and controls than more mature companies.

Venture Capital. Venture capital is usually classified by investments in private companies that have a limited operating history, are attempting to develop or commercialize unproven technologies or implement novel business plans or are not otherwise developed sufficiently to be self-sustaining financially or to become public. Although these investments may offer the opportunity for significant gains, such investments involve a high degree of business and financial risk that can result in substantial losses, which risks generally are greater than the risks of investing in companies that may be at a later stage of development.

Debt Investments. Investment Funds may invest in debt securities and obligations. Such investments, by the nature of their issuers' leveraged capital structures, will involve a high degree of financial risk. Debt securities may be unsecured and/or subordinated to substantial amounts of senior indebtedness, all or a significant portion of which may be secured. In addition, these securities may not be protected by financial covenants or limitations upon additional indebtedness, and may have limited liquidity. Debt securities are also subject to other creditor risks, including (i) the possible invalidation of an investment transaction as a "fraudulent conveyance," (ii) so-called "lender liability" claims by the issuer of the obligations and (iii) environmental liabilities that may arise with respect to collateral securing the obligations. A debt security or obligation also may be subject to prepayment or redemption at the option of the issuer. In addition, debt investments may be issued in connection with leveraged acquisitions or recapitalizations, in which the issuer incurs a substantially higher amount of indebtedness than the level at which it had previously operated.

Private Credit. Private credit strategies involve a variety of debt investing, which is subject to a high degree of financial risk. Private credit investments may be adversely affected by tax, legislative, regulatory, credit, political or government changes, interest rate increases and the financial conditions of issuers, which may pose significant credit risks (i.e., the risk that an issuer of a security will fail to pay principal and interest in a timely manner, reducing the associated total return) that result in issuer default.

Mezzanine Loans. An Investment Fund may invest in mezzanine loans. Structurally, mezzanine loans usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, mezzanine loans rank senior to common and preferred equity in a borrower's capital structure. Mezzanine debt is often used in leveraged buyout and real estate finance transactions. Typically, mezzanine loans have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants. Due to their higher risk profile and often less restrictive covenants as compared to senior loans, mezzanine loans generally earn a higher return than senior secured loans. The warrants associated with mezzanine loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Mezzanine loans also may include a "put" feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed-upon formula. Mezzanine investments may be issued with or without registration rights. Similar to other high yield securities, maturities of mezzanine investments are typically seven to ten years, but the expected average life is significantly shorter at three to five years. Mezzanine investments are usually unsecured and subordinate to other obligations of the issuer.

First and Second Lien Senior Secured Loans. Investment Funds may invest in a first or second lien financing where different lenders have liens on the same collateral. Pursuant to an intercreditor agreement, the two lender groups agree that the first lien lenders have a senior priority lien and therefore recover first on the value of the collateral. There may be little or no collateral for the second lien holders.

Subordinated Debt. Investment Funds may invest in a subordinated debt financing where there are two separate groups of lenders. The junior lenders contractually subordinate their loans and agree not to receive payment on their loans until the senior debt is repaid. There may be little or no collateral left for the subordinated debt holders after the senior debt is paid.

Unitranche Debt. Investment Funds may invest in unitranche financing. This is a unique debt structure that involves a single layer of senior secured debt, without a separate subordinated debt financing. Unitranche financing combines multiple debt tranches into a single financing. Unlike the traditional senior/subordinated debt structures, a unitranche financing has a single credit agreement and security agreement, signed by all of the lenders and the borrower. In a classic unitranche structure, the single credit agreement provides for a single tranche of term loans with the borrower paying a single interest rate to all lenders. The interest rate is a "blended" rate which is often higher than, or about the same as, the interest rate of traditional senior debt, but lower than the interest rate for traditional second lien or subordinated debt. All lenders benefit from the same covenants and defaults and the voting provisions are similar to a non-unitranche credit agreement. Separate from the credit agreement, unitranche lenders agree among themselves to create "first out" and "last out" tranches (also known as "first out" and "second out" tranches) through an agreement typically known as an Agreement Among Lenders (AAL). The sizing of the first out and last out tranches changes by deal and is dependent on the attractiveness of the blended pricing that can be achieved and the lenders interested in any given deal at the proposed pricing and terms. Unitranche structures are growing more complicated and some provide for multiple tranches of term loans and a revolving loan facility, and even multiple, separate unitranche facilities. In some unitranche deals with multiple tranches of term loans, the tranches represent the first out and last out tranches and include separate pricing for the tranches on the face of the credit agreement. Some of these multi-tranche deals also provide for voting rules by tranche on the face of the credit agreement. In a classic unitranche structure, pricing and voting arrangements among the lenders are dealt with in the AAL. The "first out" tranche may take some or all of the collateral leaving little or none for the other tranches.

Special Situations. Investment Funds that pursue special situations strategies invest in Portfolio Companies that may be in transition, out of favor, financially leveraged or otherwise troubled, and may be or have recently been involved in strategic actions, restructurings, bankruptcies, reorganizations or liquidations. These companies may be experiencing, or are expected to experience, financial difficulties that may never be overcome. While the securities of such companies are likely to be particularly risky, they may offer very attractive reward opportunities. Such companies' securities may be considered speculative, and the ability of such companies to pay their debts on schedule could be affected by adverse interest rate movements, changes in the general economic climate, economic factors affecting a particular industry or specific developments within such companies. Such investments could, in certain circumstances, subject an Investment Fund to certain additional potential liabilities. For example, under certain circumstances, a lender who has inappropriately exercised control of the management and policies of a debtor may have its claims subordinated, or disallowed, or may be found liable for damages suffered by parties as a result of such actions. In addition, under certain circumstances, payments by such companies to the Fund could be required to be returned if any such payment is later determined to have been a fraudulent conveyance or a preferential payment. Numerous other risks also arise in the workout and bankruptcy contexts. In addition, there is no minimum credit standard that is a prerequisite to an Investment Fund's investment in any instrument, and a significant portion of the obligations and preferred stock in which an Investment Fund may invest may be less than investment grade ("junk").

Defaulted Debt Securities and Other Securities of Distressed Companies. Investment Funds may invest in low grade or unrated debt securities (i.e., "high yield" or "junk" bonds or leveraged loans) or investments in securities of distressed companies. Such investments involve substantial risks. For example, high yield bonds are regarded as being predominantly speculative as to the issuer's ability to make payments of principal and interest. Issuers of high yield debt may be highly leveraged and may not have available to them more traditional methods of financing. Therefore, the risks associated with acquiring the securities of such issuers generally are greater than is the case with higher rated securities. In addition, the risk of loss due to default by the issuer is significantly greater for the holders of high yield bonds because such securities may be unsecured and may be subordinated to other creditors of the issuer. Similar risks apply to other private debt securities. Successful investing in distressed companies involves substantial time, effort and expertise, as compared to other types of investments. Information necessary to properly evaluate a distress situation may be difficult to obtain or be unavailable and the risks attendant to a restructuring or reorganization may not necessarily be identifiable or susceptible to considered analysis at the time of investment.

Loans to Private Companies. Investment Funds may invest in loans to private and middle market companies, which involve a number of risks:

•	these companies may have limited financial resources and limited access to additional financing, which may increase the risk of their defaulting on their obligations, leaving creditors such as the Fund dependent on any guarantees or collateral they may have obtained;

•	these companies frequently have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns;

•	there may not be much information publicly available about these companies, and such information may not be reliable; and

•	these companies are more likely to depend on the leadership and management talents and efforts of a small group of persons; as a result, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on these companies' ability to meet their obligations.

Sector Focus. An Investment Fund may focus its investments on a particular industry or sector, including, but not limited to, energy, utilities, technology, life sciences and healthcare and financial services. This focus may constrain the liquidity and the number of Portfolio Companies available for investment by an Investment Fund. In addition, the investments of such an Investment Fund will be disproportionately exposed to the risks associated with any such industry or sector focus. As a result, such an Investment Fund, and thus the Fund, may be subject to greater risk and volatility than if investments had been made in issuers in a broader range of industries.

Energy and Utilities Sectors. Energy companies may be significantly affected by outdated technology, short product cycles, change in demand, falling prices and profits, market competition and risks associated with using hazardous materials. Energy companies also may be negatively affected by legislation that results in stricter government regulations and enforcement policies or specific expenditures. An Investment Fund may invest in Portfolio Companies in the utilities sector, thereby exposing the Investment Fund to risks associated with this sector. Rates charged by traditional regulated utility companies generally are subject to review and limitation by governmental regulatory commissions, and the timing of rate changes will adversely affect such companies' earnings and dividends when costs are rising.

Technology Sector. Certain technology companies may have limited product lines, markets or financial resources, or may depend on a limited management group. In addition, such companies are strongly affected by the volatile technology market, worldwide technological developments and advancements, rapidly changing market conditions, new competing products and companies, changing consumer preferences and short product life cycles. The products manufactured and services offered by technology companies may not be economically successful, or may quickly become outdated.

Life Sciences and Healthcare Sectors. Investment Funds may invest in companies within the life sciences and healthcare sectors. Companies within these sectors may be subject particular investment risks, and investments in such companies may pose a higher risk of loss and higher volatility than investments in other market sectors, due to certain factors, including, but not limited to: (i) dependence on obtaining governmental approvals, which may be a lengthy and costly process; (ii) shifting regulatory frameworks; (iii) the rapid pace of development, which may result in products or services becoming obsolete or having short product cycles; (iv) the need to obtain patents or other intellectual property; (v) dependence on reimbursement from third-parties; (vi) governmental efforts to reform regulations applicable to the costs of services and products; and (vii) the dependence on one product under development, despite the fact that there can be no assurance of obtaining the requisite approvals for marketing and sale to the public. If a company is unable to address these risks successfully, the company may experience significant adverse effects, which could negatively affect the performance of the applicable Investment Fund and, in turn, the Fund.

Financial Sector. Financial services companies are subject to extensive governmental regulation that may limit the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability of such companies is generally dependent on the availability and cost of capital, and can fluctuate as a result of increased competition or changing interest rates. Periods of high volatility in the financial markets, such as that experienced in and around 2008 during the global financial crisis, can negatively affect financial services companies and cause their values to decline.

Other Risks

Investing in the Fund involves risks other than those associated with investments made by the Investment Funds. Some of these risks are described below:

Incentive Allocation Arrangements. The Investment Funds in which the Fund intends to invest generally charge a performance fee, carried interest or incentive allocation of 10% to 20% of net profits, typically subject to a preferred return and a clawback. These performance incentives may create an incentive for the Investment Fund Managers to make investments that are riskier or more speculative than those that might have been made in the absence of the performance fee, carried interest or incentive allocation.

Limited Universe of Investment Funds. The universe of Investment Funds available on the Morgan Stanley Platform during the Vintage Period is limited. The Fund, therefore, may be less diversified and more subject to concentration risk than other funds of private equity funds.

Availability of Investment Opportunities. The business of identifying and structuring investments of the types contemplated by the Fund is competitive, and involves a high degree of uncertainty. The availability of investment opportunities is subject to market conditions, and also may be affected by the prevailing regulatory or political climate and Investment Fund Manager capacity. Investment Funds may have limited capacity and may close to new investors from time to time. The Adviser may not be able to commit the full amount it desires because of an Investment Fund's capacity constraints. No assurance can be made that the Adviser will be able to identify and complete attractive investments in the future or that it will be able to invest fully total Investor Commitments. Other investment vehicles managed or advised by the Adviser and its affiliates may seek investment opportunities similar to those the Fund may be seeking. The Adviser will allocate equitably, in accordance with its allocation policy, between the Fund and such other investment vehicles any available investment opportunities that may be appropriate for the Fund and such other investment vehicles. Similarly, identifying attractive investment opportunities for an Investment Fund is difficult and involves a high degree of uncertainty. Even if an Investment Fund Manager identifies an attractive investment opportunity, an Investment Fund may not be permitted to take advantage of the opportunity to the fullest extent desired.

Control Positions. Investment Funds may take control positions in companies. The exercise of control over a company imposes additional risks of liability for environmental damage, product defects, failure to supervise and other types of liability related to business operations. In addition, the act of taking a control position, or seeking to take such a position, may itself subject an Investment Fund to litigation by parties interested in blocking it from taking that position. If such liabilities were to arise, or if such litigation were to be resolved in a manner that adversely affected the Investment Funds, those Investment Funds would likely incur losses on their investments.

Inadequate Return. No assurance can be given that the returns on the Fund's investments will be proportionate to the risk of investment in the Fund. Potential Investors should not commit money to the Fund unless they have the resources to sustain the loss of their entire investment.

Inside Information. From time to time, the Fund or an Investment Fund or their respective affiliates may come into possession of material, non-public information concerning an entity or issuer in which the Fund or an Investment Fund has invested or may invest. The possession of such information may limit the Fund's or the Investment Fund's ability to buy or sell securities of the issuer.

Recourse to the Fund's Assets. The Fund's assets are available to satisfy all liabilities and other obligations of the Fund. If the Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Fund's assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

Possible Exclusion of Investors Based on Certain Detrimental Effects. The Fund may direct at net asset value a forced sale of Units held by an Investor or other person acquiring Units from or through an Investor, if: (i) the Units have been transferred or have vested in any person other than by operation of law as the result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of the Investor; (ii) the Investor or other person is not an Eligible Investor; (iii) ownership of the Units by the Investor or other person is likely to cause the Fund to be in violation of, require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction; (iv) continued ownership of the Units by the Investor or other person may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any Investor to an undue risk of adverse tax or other consequences or restrictions; (v) any of the representations and warranties made by the Investor or other person in connection with the acquisition of the Units was not true when made or has ceased to be true; (vi) the Investor is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold the Units; or (vii) the Board determines that it would be in the best interests of the Fund. These provisions may, in effect, deprive an Investor in the Fund of an opportunity for a return that might be received by other Investors. Any forced sales will be conducted in a manner consistent with Rule 23c-2 under the 1940 Act.

Potential Significant Effect of the Performance of a Limited Number of Investments or Strategies. The Fund may make investments in a limited number of the Investment Funds and Investment Funds may make investments in a limited number of Portfolio Companies. In either instance, these limited numbers of investments may have a significant effect on the performance of the Fund. In addition, the Fund may invest a substantial portion of its assets in Investment Funds that follow a particular investment strategy. In such event, the Fund would be exposed to the risks associated with that strategy to a greater extent than it would if the Fund's assets were invested more broadly among Investment Funds pursuing various investment strategies.

Sub-Placement Agent Risk. Morgan Stanley will be the primary Sub-Placement Agent for the Fund. Morgan Stanley, may directly charge Investors certain transaction or other fees in such amounts as they may determine. In addition, Morgan Stanley may act as placement agent for the Investment Funds, and may earn fees for providing placement and/or other ongoing investor services to its clients it places directly into the Investment Funds.

Generally, when a limited number of Sub-Placement Agents represent a large percentage of Investors, actions recommended by Sub-Placement Agents may result in significant and undesirable variability. In light of the Fund's structure, those risks should not be present. However, it is possible that if a matter is put to a vote at a meeting of Investors, Morgan Stanley clients may vote as a block, if so recommended by Morgan Stanley.

Tax Risks. Special tax risks are associated with an investment in the Fund. The Fund intends to qualify and elect to be treated as a RIC under Subchapter M of the Code. As such, the Fund must satisfy, among other requirements, certain ongoing asset diversification, source-of-income and annual distribution requirements. See "Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company." If the Fund fails to qualify as a RIC it will become subject to corporate-level income tax, and the resulting corporate taxes could substantially reduce the Fund's net assets, the amount of income available for distributions to Investors, the amount of distributions and the amount of funds available for new investments. Such a failure would have a material adverse effect on the Fund and the Investors. See "Certain U.S. Federal Income Tax Considerations — Taxation as a Regulated Investment Company."

Each of the aforementioned ongoing requirements for qualification of the Fund as a RIC requires that the Adviser obtain information from or about the Investment Funds in which the Fund is invested. However, Investment Funds generally are not obligated to disclose the contents of their portfolios. This lack of transparency may make it difficult for the Adviser to monitor the sources of the Fund's income and the diversification of its assets, and otherwise comply with Subchapter M of the Code, and ultimately may limit the universe of Investment Funds in which the Fund can invest or the amount that may be invested in certain Investment Funds. Furthermore, although the Fund expects to receive information from each Investment Fund Manager regarding its investment performance on a regular basis, in most cases there is little or no means of independently verifying this information.

If, before the end of any quarter of its taxable year, the Fund believes that it may fail the Diversification Tests (as defined below in "Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company"), the Fund may seek to take certain actions to avert such a failure. However, the action frequently taken by RICs to avert such a failure, the disposition of non-diversified assets, may be difficult to pursue because of the limited liquidity of the Fund's investments. While relevant tax provisions afford a RIC a 30-day period after the end of the relevant quarter in which to cure a diversification failure by disposing of non-diversified assets, the constraints on the Fund's ability to effect a sale of an Investment Fund may limit the Fund's use of this cure period. In certain cases, the Fund may be afforded a longer cure period under applicable savings provisions, but the Fund may be subject to a penalty tax in connection with its use of those savings provisions. If the Fund fails to satisfy the Diversification Tests or other RIC requirements, the Fund may fail to qualify as a RIC under the Code. If the Fund fails to qualify as a RIC, it would become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes) and distributions to the Investors generally would be treated as corporate dividends. See "Certain U.S. Federal Income Tax Considerations—Failure to Qualify as a Regulated Investment Company." In addition, the Fund is required each December to make certain "excise tax" calculations based on income and gain information that must be obtained from the Investment Funds. If the Fund does not receive sufficient information from the Investment Funds, it risks failing to satisfy the Subchapter M qualification tests and/or incurring an excise tax on undistributed income. The Fund may, however, attempt to avoid such outcomes by paying a distribution that is or is considered to be in excess of its current and accumulated earnings and profits for the relevant period (i.e., a return of capital). See "Distribution Policy; Dividends," "Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company" and "Certain U.S. Federal Income Tax Considerations—Taxation of U.S. Shareholders" for more information regarding the treatment of returns of capital.

In addition, the Fund may directly or indirectly invest in Investment Funds located outside the United States. Such Investment Funds may be subject to withholding taxes and other taxes in such jurisdictions with respect to their investments. In general, a U.S. person will not be able to claim a foreign tax credit or deduction for foreign taxes paid by the Fund. Further, adverse U.S. tax consequences can be associated with certain foreign investments, including potential U.S. withholding taxes on foreign investment entities with respect to their United States investments (including those described under the caption "Certain U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Investors") and potential adverse tax consequences associated with investments in any foreign corporations that are characterized for U.S. federal income tax purposes as "controlled foreign corporations" or "passive foreign investment companies" (see "Certain U.S. Federal Income Tax Considerations—Fund Investments—Passive Foreign Investment Companies").

For U.S. federal income tax purposes, the Fund generally will be required to include in income certain amounts that the Fund has not yet received in cash, such as original issue discount ("OID"), which may arise, for example, if the Fund receives warrants in connection with the making of a loan or "payment-in-kind" interest representing contractual interest added to the loan principal balance and due at the end of the loan term. This OID or "payment-in-kind" interest is included in the Fund's income before the Fund receives any corresponding cash payments. The Fund also may be required to include in income certain other amounts that it will not receive in cash, such as amounts attributable to certain hedging and foreign currency transactions. Since, in certain cases, the Fund may recognize income before or without receiving cash in respect of this income, the Fund may have difficulty meeting the Annual Distribution Requirement (as defined below in "Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company"). Accordingly, the Fund may have to sell some of its investments at times that are not advantageous or call capital or reduce new investments to meet these distribution requirements. If the Fund is not able to obtain cash from other sources, it may fail to qualify as a RIC and thus be subject to additional corporate-level income taxes. This failure could have a material adverse effect on the Fund and on any investment in Units. See "Certain U.S. Federal Income Tax Considerations—Taxation as a Regulated Investment Company."

The Fund may retain some income and capital gains in the future, including for purposes of providing the Fund with additional liquidity, which amounts would be subject to the 4% U.S. federal excise tax. In that event, the Fund will be liable for the tax on the amount by which the Fund does not meet the foregoing distribution requirement. See "Certain U.S. Federal Income Tax Considerations—Qualification as a Regulated Investment Company."

Cybersecurity Risk. The Fund and its service providers, as well as the Investment Funds and their service providers, are susceptible to operational and information security and related risks of cybersecurity incidents. In general, cyber-incidents can result from deliberate attacks or unintentional events. Cybersecurity attacks include, but are not limited to, gaining unauthorized access to digital systems (e.g., through "hacking" or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruption. Cyber-attacks also may be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (i.e., efforts to make services unavailable to intended users). Cybersecurity incidents affecting the Adviser, Administrator, Placement Agent, Sub-Placement Agents, the Fund's custodian or other service providers have the ability to cause: (i) disruptions and impact business operations, potentially resulting in financial losses; (ii) interference with the Fund's ability to calculate its net asset value; (iii) the inability of Investors to transact business with the Fund; (iv) violations of applicable privacy, data security or other laws; (v) regulatory fines and penalties; (vi) reputational damage; (vii) reimbursement or other compensation or remediation costs; (viii) legal fees; or (ix) additional compliance costs. Similar adverse consequences could result from cybersecurity incidents affecting underlying Investment Funds, governmental and other regulatory authorities, exchange and other financial market operators, banks, brokers, dealers, insurance companies and other financial institutions and other parties. While information risk management systems and business continuity plans have been developed that are designed to reduce the risks associated with cybersecurity, there are inherent limitations in any cybersecurity risk management system or business continuity plan, including the possibility that certain risks have not been identified.

The above discussions of the various risks associated with the Fund and the Units are not, and are not intended to be, a complete enumeration or explanation of the risks involved in an investment in the Fund. Prospective Investors should read this entire Confidential Memorandum and consult with their own advisors before deciding whether to invest in the Fund. In addition, as the Fund's investment program changes or develops over time, or market conditions change or develop, an investment in the Fund may be subject to risk factors not described in this Confidential Memorandum.

In view of the risks noted above, the Fund should be considered a speculative investment, and you should invest in the Fund only if you can sustain a complete loss of your investment. No guarantee or representation is made that the investment program of the Fund or any Investment Fund will be successful, that the various Investment Funds selected will produce positive returns or that the Fund will achieve its investment objective.

Investment Restrictions

The Fund's stated fundamental policies, which may only be changed by the affirmative vote of a majority of the outstanding voting securities of the Fund are listed below. For the purposes of this Confidential Memorandum, "majority of the outstanding voting securities of the Fund" means the vote, at an annual or special meeting of Investors, duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy; or (b) of more than 50% of the outstanding voting securities of the Fund, whichever is less. The Fund may not:

•	Borrow money, except to the extent permitted by the 1940 Act (which currently limits borrowing to no more than 33-1/3% of the value of the Fund's total assets, including the value of the assets purchased with the proceeds of its indebtedness).

•	Issue senior securities, except to the extent permitted by Section 18 of the 1940 Act (which currently limits the issuance of a class of senior securities that is indebtedness to no more than 33-1/3% of the value of the Fund's total assets or, if the class of senior security is stock, to no more than 50% of the value of the Fund's total assets).

•	Underwrite securities of other issuers, except insofar as the Fund may be deemed an underwriter under the 1933 Act in connection with the disposition of its portfolio securities.

•	Make loans, except through purchasing fixed-income securities, lending portfolio securities or entering into repurchase agreements in a manner consistent with the Fund's investment policies or as otherwise permitted under the 1940 Act.

•	Purchase, hold or deal in real estate, except that it may invest in securities or other instruments that are secured by real estate, or securities of companies that invest or deal in real estate or interests in real estate or are engaged in a real estate business.

•	Invest in commodities or commodity contracts, except that it may purchase and sell foreign currency, options, futures and forward contracts, including those related to indexes, and options on indexes and may invest in commodity pools and other entities that purchase and sell commodities and commodity contracts.

•	Invest more than 25% of the value of its total assets in the securities of issuers in any single industry, except that U.S. Government securities may be purchased without limitation. For purposes of this investment restriction, the Investment Funds are not considered part of an industry. The Fund may invest in Investment Funds that may concentrate their assets in one or more industries. The Fund will consider the concentration of the Investment Funds in determining compliance with this policy.

With respect to these investment restrictions and other policies described in this Confidential Memorandum, if a percentage restriction is adhered to at the time of an investment or transaction, a later change in percentage resulting from a change in the values of investments or the value of the Fund's total assets, unless otherwise stated, will not constitute a violation of such restriction or policy. The types of securities or investment techniques that may be employed by the Fund in accordance with the 1940 Act, which may give rise to senior securities within the meaning of the 1940 Act (among other reasons, to the extent they are not "covered," or assets are not "segregated" in respect of such securities or techniques, within the meaning of the 1940 Act) include: short sales, certain options, futures and forward and swap contracts.

The Fund's investment objective is fundamental and may not be changed without the vote of a majority of the outstanding Units.

MANAGEMENT OF THE FUND

Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties under the LLC Agreement. Each Director (whether or not such Director is an "interested person" (as defined in the 1940 Act) of the Fund (an "Independent Director")) shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized under Delaware law. No Director shall have the authority individually to act on behalf of or to bind the Fund, except within the scope of such Director's authority as delegated by the Board. The Board may delegate the management of the Fund's day-to-day operations to one or more officers or other persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board.

Board's Oversight Role in Management

The Board's role in management of the Fund is oversight. As is the case with virtually all investment companies (as distinguished from operating companies), service providers to the Fund, primarily the Adviser, have responsibility for the day-to-day management of the Fund, which includes responsibility for risk management (including management of investment performance and investment risk, valuation risk, issuer and counterparty credit risk, compliance risk and operational risk). As part of its oversight, the Board, acting at its scheduled meetings and between Board meetings, regularly interacts with and receives reports from senior personnel of service providers, including the Adviser's senior managerial and financial officers, the Fund's and the Adviser's Chief Compliance Officer and portfolio management personnel. The Board's Audit Committee, which consists of all of the Fund's Directors who are Independent Directors, meets during its scheduled meetings, and, as appropriate, the chair of the Audit Committee maintains contact with the independent registered public accounting firm and Principal Accounting Officer of the Fund. Similarly, the Board has established a Contracts Review Committee and a Nominating Committee, as described below. The Board also receives periodic presentations from senior personnel of the Adviser regarding risk management generally, as well as information regarding specific operational, compliance or investment areas, such as business continuity, valuation and investment research. The Board has adopted policies and procedures designed to address certain risks to the Fund. In addition, the Adviser and other service providers to the Fund have adopted a variety of policies, procedures and controls designed to address particular risks to the Fund. Different processes, procedures and controls are employed with respect to different types of risks. However, it is not possible to eliminate all of the risks applicable to the Fund. The Board also receives reports from counsel to the Fund or the Board's own independent legal counsel regarding regulatory compliance and governance matters. The Board's oversight role does not make the Board a guarantor of the Fund's investments or activities.

Board Composition and Leadership Structure

The 1940 Act requires that at least 40% of the Fund's Board members be Independent Directors. To rely on certain exemptive rules under the 1940 Act, a majority of the Fund's Board members must be Independent Directors, and for certain important matters, such as the approval of investment advisory agreements or transactions with affiliates, the 1940 Act or the rules thereunder require the approval of a majority of the Independent Directors. Currently, four of the Fund's five Directors are Independent Directors. The Chair of the Board, Joan Shapiro Green, is an Independent Director. Additionally, the Board has constituted an Audit Committee, a Nominating Committee and a Contracts Review Committee. The members of the respective committees have designated Kristen M. Leopold to chair the Audit Committee, Janet L. Schinderman to chair the Nominating Committee and Sharon J. Weinberg to chair the Contracts Review Committee. The Board has determined that its leadership structure, in which the Chair of the Board is not affiliated with the Adviser, is appropriate in light of the specific characteristics and circumstances of the Fund, including, but not limited to: (i) the services that the Adviser provides to the Fund and potential conflicts of interest that could arise from this relationship; (ii) the extent to which the day-to-day operations of the Fund are conducted by Fund officers and employees of the Adviser; (iii) the Board's oversight role in management of the Fund; and (iv) the Board's size and the cooperative working relationship among the Independent Directors and among all Directors.

Information About the Directors and Executive Officers

Information regarding the Directors and executive officers of the Fund, including their positions with the Fund and principal occupations for the past five years, as well as the Directors' other board memberships for the past five years, is set forth in the following table.

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INDEPENDENT DIRECTORS
Joan Shapiro Green (75) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Chair	Term — Indefinite Length—Since Inception	Board Director (2014 - present); Executive Director of National Council of Jewish Women New York (2007 - 2014) ; Executive Director of New York Society of Securities Analysts (2004 - 2006)	8	None

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
Kristen M. Leopold (52) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Independent Consultant to Hedge Funds (2007 - present); Chief Financial Officer of Weston Capital Management, LLC (investment managers) (1997 - 2006)	8	Blackstone Alternative Alpha Fund; Blackstone Alternative Alpha Fund II; Blackstone Alternative Alpha Master Fund; Blackstone Alternative Multi-Manager Fund; Blackstone Alternative Multi-Strategy Fund
Janet L. Schinderman (69) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Self-Employed Educational Consultant since 2006; Associate Dean for Special Projects and Secretary to the Board of Overseers, Columbia Business School of Columbia University (1990 - 2006)	8	Advantage Advisers Xanthus Fund, L.L.C.
Sharon J. Weinberg (61) c/o Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director	Term — Indefinite Length—Since Inception	Co-Founder, Blue Leaf Ventures (consulting) (2018 - present); Managing Director, New York Ventures, Empire State Development (2016 - 2018); Managing Director, JPMorgan Asset Management (2000 - 2015); Vice President, JPMorgan Investment Management (1996 - 2000); Associate, Willkie Farr & Gallagher LLP (1984 - 1996)	8	None
INTERESTED DIRECTOR
Mitchell A. Tanzman (61) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Director and Principal Executive Officer	Term — Indefinite Length—Since Inception	Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group, LLC since 2006; Co-Head of UBS Financial Services' Alternative Investment Group (1998 - 2005) and Operating Committee Member of UBS Financial Services Inc. (2004 - 2005)	8	None
OFFICER(S) WHO ARE NOT DIRECTORS
Michael Mascis (53) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Principal Accounting Officer	Term — Indefinite Length—Since Inception	Chief Financial Officer of Central Park Group, LLC since 2006; Executive Director of UBS Financial Services Inc. (2002 - 2006)	N/A	N/A

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
Seth L. Pearlstein (54) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Chief Compliance Officer	Term — Indefinite Length—Since Inception	Chief Compliance Officer of Central Park Advisers, LLC since 2015; General Counsel and Chief Compliance Officer of W.P. Stewart & Co., Ltd. (2008 - 2014); previously, Associate General Counsel (2002 - 2007)	N/A	N/A
Gregory Brousseau (65) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Vice President	Term — Indefinite Length—Since Inception	Co-Chief Executive Officer of Central Park Group, LLC since 2006	N/A	N/A
Ruth Goodstein (60) Central Park Group, LLC 805 Third Avenue, 18th Floor New York, NY 10022 Vice President	Term — Indefinite Length—Since Inception	Chief Operating Officer of Central Park Group, LLC since 2006	N/A	N/A

Additional information about each Director follows (supplementing the information provided in the table above) that describes some of the specific experiences, qualifications, attributes or skills that the Director possesses which the Board believes has prepared them to be effective Board members. The Board believes that the significance of each Director's experience, qualifications, attributes or skills is an individual matter (meaning that experience that is important for one Director may not have the same value for another) and that these factors are best evaluated at the board level, with no single Director, or particular factor, being indicative of board effectiveness. Each Board member believes that collectively the Directors have balanced and diverse experience, skills, attributes and qualifications that allow the Board to operate effectively in governing the Fund and protecting the interests of Investors. Among the attributes common to all Directors is their ability to critically review, evaluate, question and discuss information provided to them, and to interact effectively with management, service providers and counsel, in order to exercise effective business judgment in the performance of their duties; each Board member believes that each member satisfies this standard. Experience relevant to having this ability may be achieved through a Director's educational background; business, professional training or practice (e.g., accounting or securities), public service or academic positions; experience from service as a board member (including the Boards of other funds in the Fund Complex); and other life experiences. The charter for the Board's Nominating Committee contains certain other factors considered by the Committee in identifying and evaluating potential nominees. To assist them in evaluating matters under federal and state law, the Independent Directors are counseled by their own independent legal counsel, who participates in the Board's meetings and interacts with the Adviser, and also may benefit from information provided by counsel to the Fund; both Board and Fund counsel have significant experience advising funds and fund board members. The Board and its committees have the ability to engage other experts as appropriate. The Board evaluates its performance on an annual basis.

•	Joan Shapiro Green – Ms. Green served as President of BT Brokerage, a NYSE member firm, from 1992 to 2001. During that period she also served two terms on the New York Stock Exchange Specialty

Firms Committee and one term on the NASD District 10 Business Conduct Committee. From 2000 to 2002, Ms. Green served as Chairman of the Securities Industry Association Institutional Brokerage Committee. She graduated from Mount Holyoke College with an AB degree in mathematics. She has served on the Board of the Financial Women's Association since 1999 and was President from 2002 to 2003.

•	Kristen M. Leopold – Ms. Leopold is the founder of KL Associates, LLC, a hedge fund consulting firm specializing in financial and operational management, and the Chief Financial Officer of WFL Real Estate Services, LLC. She graduated from Pace University with a combined MBA/BBA in Accounting in May 1990 and then served as an auditor and manager at Arthur Andersen LLP in their financial services division specializing in brokerage, commodities and asset management until September 1997. In October 1997, she joined Weston Capital Management LLC, an alternative investment firm with over $1 billion in assets under management worldwide, as Chief Financial Officer, and left in December 2006 to pursue her own consulting business.

•	Janet L. Schinderman – Ms. Schinderman has 30 years of experience in board development and strategic management of non-profit institutions, particularly in higher education, primary and secondary education, health care, the arts and community initiatives. At JLS Enterprises, a consultancy she founded in 2006, Ms. Schinderman serves a range of clients, including the Archdiocese of New York, Bronx Children's Museum, The New School, Rice University, Temple Emanu-El, NYU Langone Medical Center Cancer Institute, SUNY Maritime College and Touro Hospital of New Orleans. As associate dean of Columbia Business School from 1990 to 2006, Ms. Schinderman staffed the 80-member global Board of Overseers, supervised marketing and communications and developed and operated the Chazen Institute of International Business. Before that, she held executive positions at the Illinois Institute of Technology and Tulane University's A.B. Freeman School of Business, which she joined after serving for six years as founding and executive director of Louisiana's first shelter for battered women and children, operated under the auspices of the Archdiocese of New Orleans. For more than twenty years, Ms. Schinderman has served as a director of registered investment companies, including, in addition to the Central Park Group funds, alternative investment funds managed by an affiliate of Oppenheimer & Co. and its predecessors. She graduated with her B.A. and M.B.A. from Tulane University and speaks French, Italian and Spanish.

•	Sharon J. Weinberg – Ms. Weinberg is the Co-Founder of Blue Leaf Ventures, a consulting firm. She has over 25 years' of experience in the asset management business. She began her career at Willkie Farr & Gallagher LLP, where she was an Associate from 1984 to 1996. From 1996 to 2000, she was a Vice President of JPMorgan Investment Management ("JPMIM"), where she served in various capacities, including as counsel to certain mutual funds advised by JPMIM. From 2000 to 2015, Ms. Weinberg served as a Managing Director of JPMorgan Asset Management, where she was responsible for, among other things, the overall investment business of the JPMorgan Private Bank Law Firms Group. From 2016 to 2018, Ms. Weinberg was a Managing Director at New York Ventures, Empire State Development. Ms. Weinberg received her B.A. from The Johns Hopkins University and her J.D. from Columbia Law School.

•	Mitchell A. Tanzman – In addition to serving as a Board member of each fund in the Central Park Group fund complex, Mr. Tanzman is a founding partner of Central Park Group and has over 25 years' experience in alternative investments, including fund of funds portfolio management. Mr. Tanzman is a member of the Board of Trustees of Emory University and Chair of the Emory Development and Communications Committee. He was previously Chair of the Investment Committee. He also is a contributing author of "Hedge Funds," edited by Lederman and Klein. Prior to forming Central Park Group in 2006, he served as Co-Head of UBS Financial Services Alternative Investment Group and was a member of that firm's Operating Committee. Before joining UBS, Mr. Tanzman worked in

Oppenheimer & Co.'s asset management group, and ultimately co-managed the company's alternative investment department and was a member of the company's Management Committee. Mr. Tanzman began his career at Stroock & Stroock & Lavan LLP as an attorney specializing in investment companies and advisory services. Mr. Tanzman received his B.A. from Emory University and his J.D. from the University of Chicago Law School.

The Directors serve on the Board for terms of indefinite duration, subject to a mandatory retirement age of 75 years old, with exceptions to be made on a case by case basis. A Director's position in that capacity will terminate if such Director is removed, resigns or is subject to various disabling events such as death or incapacity. A Director may resign upon 90 days' prior written notice to the other Directors, subject to waiver of notice, and may be removed either by vote of two-thirds of the Directors not subject to the removal vote or vote of the Investors holding not less than two-thirds of the total number of votes eligible to be cast by all Investors. In the event of any vacancy in the position of a Director, the remaining Directors may appoint an individual to serve as a Director, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Investors. The Directors may call a meeting of Investors to fill any vacancy in the position of a Director and must do so within 60 days after any date on which Directors who were elected by the Investors cease to constitute a majority of the Directors then serving. If no Director remains to manage the business of the Fund, the Adviser may manage and control the Fund but must convene a meeting of Investors within 60 days for the purpose of either electing new Directors or dissolving the Fund.

The only standing committees of the Board are the Audit Committee, the Nominating Committee and the Contracts Review Committee. The current members of the Audit Committee are Kristen M. Leopold, Joan Shapiro Green, Janet L. Schinderman and Sharon J. Weinberg, constituting all of the Independent Directors. Ms. Leopold currently serves as the Chair of the Audit Committee. The function of the Fund's Audit Committee, pursuant to its adopted written charter, is: (i) to oversee the Fund's accounting and financial reporting processes, the audits of the Fund's financial statements and the Fund's internal controls over, among other things, financial reporting and disclosure controls and procedures; (ii) to oversee or assist in Board oversight of the integrity of the Fund's financial statements, and the Fund's compliance with legal and regulatory requirements; and (iii) to approve, prior to appointment, the engagement of the Fund's independent registered public accounting firm and review the independent registered public accounting firm's qualifications, independence and performance.

The current members of the Nominating Committee are Kristen M. Leopold, Joan Shapiro Green, Janet L. Schinderman and Sharon J. Weinberg, constituting all of the Independent Directors. Ms. Schinderman currently serves as the Chair of the Nominating Committee. The function of the Nominating Committee, pursuant to its adopted written charter, is to select and nominate persons for election as Directors of the Fund. The Nominating Committee reviews and considers, as it deems appropriate after taking into account, among other things, the factors listed in its charter, nominations of potential Directors made by Fund management and by Fund Investors who have sent to Davis Polk & Wardwell LLP, legal counsel for the Independent Directors, at 450 Lexington Avenue, New York, NY 10017, such nominations, which include all information relating to the recommended nominee that is required to be disclosed in solicitations or proxy statements for the election of Directors, including without limitation the biographical information and the qualifications of the proposed nominees. Nomination submissions must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected, and such additional information must be provided regarding the recommended nominee as is reasonably requested by the Nominating Committee. The Nominating Committee meets as is necessary or appropriate.

The current members of the Contracts Review Committee are Kristen M. Leopold, Joan Shapiro Green, Janet L. Schinderman and Sharon J. Weinberg, constituting all of the Independent Directors. Ms.

Weinberg currently serves as the Chair of the Contracts Review Committee. The function of the Fund's Contracts Review Committee, pursuant to its adopted written charter, is to: assist the Board in fulfilling its responsibilities under Section 15 of the 1940 Act, as respects the Investment Advisory Agreement; review other material contracts entered into by the Fund in connection with the operation of the Fund (such contracts, collectively with the Investment Advisory Agreement ("Material Contracts")); and make recommendations to the Board regarding the approval and continuance of Material Contracts.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by each Director within the Fund Complex, in each case as of December 31, 2019. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex

Kristen M. Leopold	None	None

Joan Shapiro Green	None	None

Janet L. Schinderman	None	None

Sharon J. Weinberg	None	None

Mitchell A. Tanzman	None	Over $100,000

As of December 31, 2019, none of the Independent Directors or their immediate family members owned beneficially or of record securities of the Adviser or Placement Agent or a person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with the Adviser or the Placement Agent.

Director Compensation

Name and Position with Fund	Aggregate Compensation from the Fund*	Total Compensation from Fund and Fund Complex Paid to Directors *
Kristen M. Leopold	$11,500	$154,334	(8)**
Director

Joan Shapiro Green	$11,500	$154,334	(8)**
Director

Janet L. Schinderman	$11,500	$154,334	(8)**
Director

Sharon J. Weinberg	$11,500	$154,334	(8)**
Director

*	Estimated for the fiscal year ending March 31, 2021.

**	Represents the anticipated number of separate portfolios comprising the investment companies in the Fund Complex, including the Fund, for which the Director will serve during the fiscal year ending March 31, 2021.

The Independent Directors are paid by the Fund an annual retainer of $15,000, per meeting fees of $1,000, and $500 per telephonic meeting. In addition, the Chair of the Board, the Chair of the Audit Committee, the Chair of the Nominating Committee and the Chair of the Contracts Review Committee each receives an additional annual retainer of $2,000 per fund in the complex overseen by such person. All Directors are reimbursed for their reasonable out-of-pocket expenses. The Directors do not receive any pension or retirement benefits from the Fund.

Codes of Ethics

Each of the Fund and the Adviser has adopted a code of ethics under Rule 17j-1 under the 1940 Act (collectively the "Codes of Ethics"). Rule 17j-1 and the Codes of Ethics are designed to prevent unlawful practices in connection with the purchase or sale of securities by covered personnel ("Access Persons"). The Codes of Ethics permit Access Persons to, subject to certain restrictions, invest in securities, including securities that may be purchased or held by the Fund. Under the Codes of Ethics, Access Persons may engage in personal securities transactions, but are required to report their personal securities transactions for monitoring purposes. In addition, certain Access Persons are required to obtain approval before investing in initial public offerings, private placements or certain other securities. The Codes of Ethics are available on the EDGAR database on the SEC's website at www.sec.gov, and also may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

The Adviser

Central Park Advisers, LLC, a wholly owned subsidiary of Central Park Group, is registered as an investment adviser under the Advisers Act. Under the control of Mitchell Tanzman and Gregory Brousseau, the Adviser is an independent investment advisory firm specializing in the development and management of alternative investment offerings.

Founded in 2006, Central Park Group offers a broad range of investments managed by private equity, hedge fund, real estate and funds-of-funds sponsors. Central Park Group's founding partners have significant experience across the spectrum of alternative investments and traditional asset management. For over 25 years, they sourced, created, managed and distributed private equity funds, hedge funds, real estate opportunity funds, crossover funds and funds-of-funds that seek to offer clients attractive risk-adjusted performance in diverse strategies, asset classes and sectors, and have invested or committed more than $14 billion in over 175 funds, including approximately $1.5 billion in registered fund-of-private-equity-funds and more than $4 billion in private equity vehicles sponsored by leading firms. In 1993, while at Oppenheimer & Co., Messrs. Brousseau and Tanzman established one of the earliest and most extensive alternative investment platforms in the U.S. ($2.5 billion) and, through 1998, developed 15 offerings and recruited and oversaw nine proprietary hedge fund managers. In 1998, Messrs. Brousseau and Tanzman established UBS' alternative investment platform for private U.S. clients ($8.0 billion) and, through 2005, sourced, created and distributed over 25 private equity funds, hedge funds and funds-of-funds.

In the event that two of Mitchell Tanzman, Gregory Brousseau and Ruth Goodstein, Chief Operating Officer of Central Park Group, cease to be actively involved in the day-to-day management of the Adviser during the Investment Period (a "Key Person Event"), the Investment Period will be suspended for a period of 90 days (a "Suspension Period"). No new investments will be made during a Suspension Period, except investments committed to prior to the commencement of the Suspension Period. The Fund promptly will notify Investors of the occurrence of a Key Person Event, and will discuss with the Board a course of action for the continued operation of the Fund. Unless a majority of the outstanding Units approves such course of action and the termination of the Suspension Period, the Investment Period will end upon the expiration of the Suspension Period (i.e., 90 days after the occurrence of the Key Person Event).

The Adviser serves as investment adviser to the Fund pursuant to the Investment Advisory Agreement. The Directors have engaged the Adviser to provide investment advice to, and manage the day-to-day business and affairs of, the Fund under the ultimate supervision of, and subject to any policies established by, the Board. The Adviser allocates the Fund's assets and monitors regularly each Investment Fund to determine whether its investment program is consistent with the Fund's investment objective and whether the Investment Fund's investment performance and other criteria are satisfactory. The Adviser may sell Investment Funds and select additional Investment Funds, subject in each case to the ultimate supervision of, and any policies established by, the Board. The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund. Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

The Administrator maintains certain required accounting related and financial books and records of the Registrant at 430 West 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records required to be maintained under the 1940 Act are maintained at the offices of the Adviser, located at 805 Third Avenue, New York, NY 10022, telephone number (212) 317-9200.

Investment Advisory Agreement

Pursuant to the Investment Advisory Agreement, the Adviser is responsible, subject to the supervision of the Directors, for formulating an investment program for the Fund. The Investment Advisory Agreement initially was approved by the Fund's full Board (including a majority of the Independent Directors) at a meeting held on October 26, 2020 in reliance on an exemptive order issued by the SEC providing relief from the in-person meeting requirement under Section 15(c) of the 1940 Act (Investment Company Act Release No. 33897), and also was approved on that date by the then-sole Investor of the Fund. The Board (including a majority of the Independent Directors) will ratify the approval of the Investment Advisory Agreement at the next in-person meeting. The Investment Advisory Agreement is terminable without penalty, on 60 days' prior written notice by the Board, by vote of a majority of the outstanding voting securities of the Fund or by the Adviser. The Investment Advisory Agreement also provides that it will terminate automatically in the event of its "assignment" (as defined in the 1940 Act). After an initial term that will expire two years after the Fund commences investment operations, the Investment Advisory Agreement will continue in effect from year to year if its continuance is approved annually by either the Board or the vote of a majority of the outstanding voting securities of the Fund, provided that, in either event, the continuance also is approved by a majority of the Independent Directors by vote cast in person at a meeting (or as otherwise permitted by applicable law or regulatory relief) called for the purpose of voting on such approval.

In consideration of the advisory services provided to the Fund by the Adviser, the Fund will pay the Adviser the Management Fee, which is computed and paid quarterly, at the annual rate (i) 0.25% of total Commitments for the first 12 months following the Initial Closing, (ii) 0.65% of total Commitments from the one year anniversary of the Initial Closing until the six year anniversary of the Final Closing; (iii) 0.65% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iv) 0.30% of the Fund's net invested capital thereafter for the remaining life of the Fund. The Management Fee will be determined and accrued as of the last day of each quarter, and will be prorated for any period of less than a quarter based on the number of days in such period. The Management Fee will be paid to the Adviser out of the Fund's assets and, therefore, will decrease the net profits or increase the net losses of the Fund. The Management Fee is in addition to the asset-based fees, carried interests, expenses, incentive allocations or fees charged by the Investment Funds and indirectly borne by Investors.

The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any director, officer, member or employee thereof, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by such person in connection with the performance of services under the Investment Advisory Agreement. The Investment Advisory Agreement also provides for indemnification, to the fullest extent permitted by law, by the Fund of the Adviser, or any director, member, officer or employee thereof, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which such person may be liable which arises in connection with the performance of services to the Fund, as the case may be, provided that the liability or expense is not incurred by reason of the person's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund.

A discussion of the basis for the Board's approval of the Investment Advisory Agreement will be set forth in the Fund's annual report to Investors for the fiscal year ending March 31, 2021.

Portfolio Management

Gregory Brousseau and Mitchell A. Tanzman, the co-chief executives of the Adviser, serve as the Fund's Portfolio Managers. As Portfolio Managers, Mr. Brousseau and Mr. Tanzman are jointly and primarily responsible for the day-to-day management of the Fund's portfolio.

Gregory Brousseau. Mr. Brousseau, a founding member of Central Park Group, has served as Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group since 2006. He has over 25 years of experience in alternative investments. Prior to founding Central Park Group, he served as co-head of UBS Financial Services Alternative Investment Group. During Mr. Brousseau's time at UBS, Mr. Brousseau oversaw in excess of $2 billion in hedge fund of fund assets across multiple investment strategies. Prior to that, Mr. Brousseau spent 13 years at Oppenheimer & Co., as an analyst in the firm's merger arbitrage department and ultimately co-managing Oppenheimer's alternative investment department.

Mitchell A. Tanzman. Mr. Tanzman, a founding member of Central Park Group, has served as Co-Chief Executive Officer and Co-Chief Investment Officer of Central Park Group since 2006. He has over 25 years of experience in alternative investments. Prior to founding Central Park Group, he served as co-head of UBS Financial Services Alternative Investment Group. During Mr. Tanzman's time at UBS, Mr. Tanzman oversaw in excess of $2 billion in hedge fund of fund assets across multiple investment strategies. Prior to that, Mr. Tanzman worked at Oppenheimer & Co.'s asset management group, ultimately co-managing its alternative investment department.

The Portfolio Managers manage, or are affiliated with, other accounts in addition to the Fund, including other pooled investment vehicles. Because the Portfolio Managers manage assets for other investment companies, pooled investment vehicles, and/or other accounts (collectively "Client Accounts"), or may be affiliated with such Client Accounts, there may be an incentive to favor one Client Account over another, resulting in conflicts of interest. For example, the Adviser may, directly or indirectly, receive fees from Client Accounts that are higher than the fee it receives from the Fund, or it may, directly or indirectly, receive a performance-based fee on a Client Account. In those instances, the Portfolio Managers may have an incentive to not favor the Fund over the Client Accounts. The Adviser has adopted trade allocation and other policies and procedures that it believes are reasonably designed to address these and other conflicts of interest.

Each Portfolio Manager's compensation is comprised of a fixed annual salary and potentially an annual supplemental distribution paid by the Adviser's parent company and not by the Fund. Because the Portfolio Managers are equity owners of the Adviser and are affiliated with other entities that may receive performance-based fees from Client Accounts, the supplemental distribution that the Portfolio Managers receive from the Adviser's parent company directly or indirectly is generally equal to their respective proportional shares of the annual net profits earned by the Adviser from advisory fees and performance-based fees derived from Client Accounts, including the Fund, as applicable.

The following table lists the number and types of accounts, other than the Fund, managed by the Fund's Portfolio Managers and assets under management in those accounts, as of September 30, 2020.*

Portfolio Manager	Registered Investment Companies		Pooled Investment Vehicles		Other Accounts
	Number of Accounts	Assets Managed**	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed
Gregory Brousseau	6	$1,999,151,370	1	$51,682,294	None	N/A

Mitchell A. Tanzman	6	$1,999,151,370	1	$51,682,294	None	N/A

*	None of the accounts charge any performance-based advisory fees.

**	For three registered investment companies for which management fees are paid based on capital commitments, the amount in this column reflects capital commitments.

Neither of the Fund's Portfolio Managers beneficially owns any Units of the Fund.

Placement Agent

Foreside Fund Services, LLC (the "Placement Agent") acts as the placement agent of the Fund's Units on a best efforts basis. The Placement Agent's principal business address is Three Canal Plaza, Portland, Maine 04101.

CONFLICTS OF INTEREST

The Adviser

The Adviser or its affiliates provide or may provide investment advisory and other services to various entities. The Adviser, and certain of its investment professionals and other principals, also may carry on substantial investment activities for their own accounts, for the accounts of family members and for other accounts (collectively, with the other accounts advised by the Adviser and its affiliates, "Other Accounts"). The Fund has no interest in these activities, and investment decisions for the Fund are made independently of such Other Accounts. If, however, the Fund desires to invest in, or sell, the same Investment Fund as an Other Account, the opportunity will be allocated equitably in accordance with the Adviser's allocation policies and procedures. There may be circumstances under which the Adviser will cause one or more Other Accounts to commit a larger percentage of its assets to an investment opportunity than to which the Adviser will commit the Fund's assets. There also may be circumstances under which the Adviser will consider participation by Other Accounts in investment opportunities in which the Adviser does not intend to invest on behalf of the Fund, or vice versa.

The Adviser, its affiliates and the Placement Agent may receive payments from fund sponsors in connection with placement or other services that do not relate to the Fund.

The Adviser and the investment professionals who, on behalf of the Adviser, manage the Fund's investment portfolio will be engaged in certain activities for Other Accounts, and may have conflicts of interest in allocating their time and activities among the Fund and the Other Accounts. The Adviser's investment professionals will devote as much of their time to the affairs of the Fund as in their judgment is necessary and appropriate.

Each Sub-Placement Agent also may charge investors, in the Sub-Placement Agent's discretion, certain transaction or other fees in such amounts as they may determine. All or a portion of such compensation may be paid by a Sub-Placement Agent to the financial advisory personnel involved in the sale of Units. As a result of the various payments that Sub-Placement Agents may receive from Investors and the Adviser, the amount of compensation that a Sub-Placement Agent may receive in connection with the sale of Units may be greater than the compensation it may receive for the distribution of other investment products. This difference in compensation may create an incentive for a Sub-Placement Agent to recommend the Fund over another investment product.

Sub-Placement Agents may be subject to certain conflicts of interest with respect to the Fund. For example, the Fund, the Adviser, Investment Funds or Portfolio Companies or investment vehicles managed or sponsored by the Adviser or Investment Fund Managers may (i) purchase securities or other assets directly or indirectly from, (ii) enter into financial or other transactions with or (iii) otherwise convey benefits through commercial activities to a Sub-Placement Agent. As such, certain conflicts of interest may exist between such persons and a Sub-Placement Agent. Such transactions may occur in the future and generally there is no limit to the amount of such transactions that may occur.

Sub-Placement Agents may perform investment advisory and other services for other investment entities with investment objectives and policies similar to those of the Fund or an Investment Fund. Such entities may compete with the Fund or the Investment Fund for investment opportunities and may invest directly in such investment opportunities. Sub-Placement Agents that invest in an Investment Fund or a Portfolio Company may do so on terms that are more favorable than those of the Fund.

Morgan Stanley has been retained by the Placement Agent as a Sub-Placement Agent, and will receive from the Placement Agent the Distribution and Servicing Fee. It is anticipated that Morgan Stanley will place substantially all of the Fund's Units. In addition, Morgan Stanley, may directly charge Investors certain transaction or other fees in such amounts as they may determine. In addition, Morgan Stanley may act as placement agent for the Investment Funds, and may earn fees for providing placement and/or other ongoing investor services to its clients it places directly into the Investment Funds. Such compensation would be in addition to the Distribution and Servicing Fee described above and any other transaction or other fees. To the extent that the total compensation to be received by Morgan Stanley is, in the aggregate, greater than that of other products represented on the Morgan Stanley Platform, Morgan Stanley's receipt of such compensation creates a conflict of interest, as it will have an incentive to recommend and offer Units to its clients.

Other Sub-Placement Agents retained by the Placement Agent also may act as placement/servicing agent for Investment Funds in which the Fund invests, and may receive compensation in connection with such activities. They also may receive transaction or other fees in connection with the sale of Fund Units. To the extent that the total compensation to be received by such other Sub-Placement Agents is, in the aggregate, greater than that of other products also placed by the Sub-Placement Agents, their receipt of such compensation creates a conflict of interest, as they will have an incentive to recommend and offer Units to their clients.

A Sub-Placement Agent may pay all or a portion of the fees paid to it to certain of its affiliates, including, without limitation, financial advisors whose clients purchase Units of the Fund. Such fee arrangements may create an incentive for a Sub-Placement Agent to encourage investment in the Fund, independent of a prospective Investor's objectives.

A Sub-Placement Agent may provide financing, investment banking services or other services to third parties and receive fees therefor in connection with transactions in which such third parties have interests which may conflict with those of the Fund or an Investment Fund. A Sub-Placement Agent may give advice or provide financing to such third parties that may cause them to take actions adverse to the Fund, an Investment Fund or a Portfolio Company. A Sub-Placement Agent may directly or indirectly provide services to, or serve in other roles for compensation for, the Fund, an Investment Fund or a Portfolio Company. These services and roles may include (either currently or in the future) managing trustee, managing member, general partner, investment manager or advisor, investment sub-advisor, placement agent, broker, dealer, selling agent and investor servicer, custodian, transfer agent, fund administrator, prime broker, recordkeeper, shareholder servicer, rating agency, interfund lending servicer, Fund accountant, transaction (e.g., a swap) counterparty and/or lender.

In addition, issuers of securities held by the Fund or an Investment Fund may have publicly or privately traded securities in which a Sub-Placement Agent is an investor or makes a market. The trading activities of Sub-Placement Agents generally will be carried out without reference to positions held by the Fund or an Investment Fund and may have an effect on the value of the positions so held, or may result in a Sub-Placement Agent having an interest in the issuer adverse to the Fund or the Investment Fund. No Sub-Placement Agent is prohibited from purchasing or selling the securities of, otherwise investing in or financing, issuers in which the Fund or an Investment Fund has an interest.

A Sub-Placement Agent may sponsor, organize, promote or otherwise become involved with other opportunities to invest directly or indirectly in an Investment Fund. Such opportunities may be subject to different terms than those applicable to an investment in the Investment Fund, including with respect to fees and the right to receive information.

Participation in Investment Opportunities

Directors, principals, officers, employees and affiliates of the Adviser may buy and sell securities or other investments for their own accounts and may have actual or potential conflicts of interest with respect to investments made on behalf of the Fund or an Investment Fund in which the Fund invests. As a result of differing investment strategies or constraints, positions may be taken by directors, principals, officers, employees and affiliates of the Adviser, or by the Adviser for the Other Accounts, or by an Investment Manager or any of its respective affiliates on behalf of their own other accounts ("Investment Fund Manager Accounts") that are the same as, different from or made at a different time than, positions taken for the Fund or an Investment Fund.

Other Matters

An Investment Fund Manager may, from time to time, cause an Investment Fund to effect certain principal transactions in securities with one or more Investment Fund Manager Accounts, subject to certain conditions. Future investment activities of the Investment Fund Managers, or their affiliates, and the principals, partners, directors, officers or employees of the foregoing, may give rise to additional conflicts of interest.

The Adviser and its affiliates will not purchase securities or other property from, or sell securities or other property to, the Fund, except that the Fund may in accordance with rules under the 1940 Act engage in transactions with accounts that are affiliated with the Fund as a result of common officers, directors, advisers, members or managing general partners. These transactions would be effected in circumstances in which the Adviser determined that it would be appropriate for the Fund to purchase and another client to sell, or the Fund to sell and another client to purchase, the same security or instrument on the same day.

Future investment activities of the Adviser and its affiliates and their principals, partners, members, directors, officers or employees may give rise to conflicts of interest other than those described above.

From time to time, an officer or employee of the Adviser or an affiliate thereof acting on behalf of the Fund may serve as a member of certain Advisory Committees comprised of third-party investors, namely limited partners in the Investment Fund and certain other investors in similar parallel vehicles. Advisory Committees generally provide the members thereof with an opportunity to, among other things, review valuations of certain underlying investments, and review and consider potential conflicts of interest concerning the respective Investment Fund.

PROXY VOTING POLICIES AND PROCEDURES

The Fund intends to hold its interests in the Investment Funds in non-voting form. Where only voting securities are available for purchase by the Fund, in all, or substantially all, instances, the Fund will seek to create by contract the same result as owning a non-voting security by entering into a contract, typically before the initial purchase, to relinquish the right to vote in respect of its investment. Notwithstanding the foregoing, investments in the Investment Funds do not typically convey traditional voting rights, and the occurrence of corporate governance or other consent or voting matters for this type of investment is substantially less than that encountered in connection with registered equity securities. On occasion, however, the Fund may receive notices or proposals from the Investment Funds seeking the consent of or voting by holders ("proxies"). The Fund has delegated any voting of proxies in respect of portfolio holdings to the Adviser to vote the proxies in accordance with the Adviser's proxy voting guidelines and procedures. In general, the Adviser believes that voting proxies in accordance with the policies described below will be in the best interests of the Fund.

The Adviser generally will vote to support management recommendations relating to routine matters, such as the election of board members (where no corporate governance issues are implicated) or the selection of independent auditors. The Adviser generally will vote in favor of management or investor proposals that the Adviser believes will maintain or strengthen the shared interests of investors and management, increase value for investors and maintain or increase the rights of investors. On non-routine matters, the Adviser generally will vote in favor of management proposals for mergers or reorganizations and investor rights plans, so long as it believes such proposals are in the best economic interests of the Fund. In exercising its voting discretion, the Adviser will seek to avoid any direct or indirect conflict of interest presented by the voting decision. If any substantive aspect or foreseeable result of the matter to be voted on presents an actual or potential conflict of interest involving the Adviser, the Adviser will make written disclosure of the conflict to the Independent Directors indicating how the Adviser proposes to vote on the matter and its reasons for doing so.

Information regarding how the Adviser voted proxies related to the Fund's portfolio holdings during the 12-month period ending June 30th will be available, without charge, upon request by calling collect (212) 317-9200, and on the SEC's website at www.sec.gov.

FEES AND EXPENSES

The Adviser bears all of its own costs incurred in providing investment advisory services to the Fund. As described below, the Fund bears all expenses incurred in the business and investment program of the Fund. The Adviser also provides, or arranges at its expense, for certain management and administrative services for the Fund. Some of those services include providing support services, maintaining and preserving certain records, and preparing and filing various materials with state and U.S. federal regulators.

Expenses to be borne by the Fund (and, thus, indirectly by Investors) include:

•	all expenses related to the Fund's investment program, including, but not limited to: (i) expenses borne indirectly through the Fund's investments, including, without limitation, any fees and expenses charged by the general partners, managing members, investment advisers or sponsors thereof (such as management fees, performance fees, carried interests or incentive fees or allocations, monitoring fees, property management fees, pass through expenses and costs and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's investments (whether or not consummated), and enforcing the Fund's rights in respect of such investments; (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) fees for data, software and technology providers; (vi) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); (vii) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; and (viii) expenses incurred by or in relation to financial advisors, placement agents, investment advisers and consultants such as (a) reasonable travel and other expenses including lodging and entertainment and meals related to diligence or informational meetings in which such persons meet with investment professionals employed by the Adviser, as well as for costs of organizing and holding such meetings and (b) payments to or on behalf of such persons for other types of events, including sales or training seminars;

•	the Management Fee;

•	any authorized distribution or servicing fee, as described herein;

•	all costs and expenses associated with the organization and initial registration of the Fund, up to $1 million per the Adviser's voluntary agreement to limit such costs and expenses;

•	all costs and expenses associated with the operation and ongoing registration of the Fund, including, without limitation, offering costs and the costs of compliance with any applicable federal, state or non-U.S. laws;

•	the fees of the Independent Directors and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Investors or the Board, its committees or the Independent Directors that are permitted or required to be held under the terms of the Fund's LLC Agreement, the 1940 Act or other applicable law;

•	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer, and expenses attributable to implementing the Fund's compliance program;

•	the fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

•	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund or the Independent Directors;

•	a portion, as approved by the Board, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, the Directors or the officers of the Fund;

•	recordkeeping, custody and transfer agency fees and expenses of the Fund;

•	the fees and expenses of other service providers to the Fund, including depositaries (such as The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund, including the Fund's administrator;

•	all costs and expenses of preparing, setting in type, printing and distributing reports and other Fund communications to Investors or potential Investors, whether for regulatory, marketing or some other purpose;

•	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties engaged by or on behalf of the Fund;

•	all charges for equipment or services used for communications between the Fund and any custodian, administrator or other agent engaged by the Fund;

•	any extraordinary expenses (as defined below);

•	all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including excise taxes on undistributed income; and

•	such other types of expenses as may be approved from time to time by the Board.

The Fund will reimburse the Adviser for any of the above expenses that it pays on behalf of the Fund.

"Extraordinary expenses" are expenses incurred outside of the ordinary course of business, including, without limitation, litigation or indemnification expenses and costs incurred in connection with holding and/or soliciting proxies for a meeting of Investors.

The initial operating expenses for a new fund, including start-up costs, which may be significant, may be higher than the expenses of an established fund. The Fund shall bear its organizational expenses, and expenses relating to the offering and sale of Units, including certain marketing expenses; provided, however, that to the extent such organizational and offering expenses exceed $1 million, the excess amount over $1 million shall be borne by the Adviser.

The Investment Funds bear various expenses in connection with their operations similar to those incurred by the Fund. Investment Fund Managers generally assess asset-based fees to, and receive carried interest payments from, the Investment Funds. As a result, the investment returns of the Investment Funds will be reduced. As an investor in the Investment Funds, the Fund will bear its proportionate share of the expenses and fees of the Investment Funds and will also be subject to carried interest payments to the Investment Fund Managers.

The Administrator performs certain administration, accounting and transfer agency services for the Fund. For these services, the Administrator is paid a fee at the annual rate of approximately $80,000, in addition to certain other fixed or transactional fees, and is reimbursed certain expenses.

Under the terms of the Placement Agent Agreement, the Placement Agent is authorized to pay Sub-Placement Agents for the provision of distribution services and services to Investors. The Fund will pay the Placement Agent a quarterly Distribution and Servicing Fee at the annual rate of (i) 0.75% of total Commitments from the Initial Closing until the six year anniversary of the Final Closing, (ii) 0.75% of the Fund's net invested capital from the six year anniversary of the Final Closing until the eight year anniversary of the Final Closing and (iii) 0.10% of the Fund's net invested capital thereafter for the remaining life of the Fund. The Distribution and Servicing Fee will be determined and accrued as of the last day of each calendar quarter, and will be prorated for any period of less than a quarter based on the number of days in such period.

The Distribution and Servicing Fee will be charged on an aggregate Fund-wide basis, and Investors will be subject to the Distribution and Servicing Fee as long as they hold their Units. The Distribution and Servicing Fee will be paid to the Placement Agent out of the Fund's assets and, therefore, will decrease the net profits or increase the net losses of the Fund.

The Placement Agent is expected to pay all of the Distribution and Servicing Fee received from Investors that are sourced by or receive services from a Sub-Placement Agent to the Sub-Placement Agent, who may use such fee to compensate the financial advisory personnel involved in the placement of Units and the provision of ongoing, post-offering services to Investors. Amounts retained by the Placement Agent, if any, will be used by the Placement Agent to pay for Fund-related distribution and servicing expenses.

Sub-Placement Agents will provide distribution services and other ongoing, post-offering services to Investors, to the extent applicable, including, but not limited to: advising Investors of the respective net asset values of their Units and the Fund; providing information to Investors regarding general market conditions; providing, upon request, prospective Investors with the Confidential Memorandum, Investor Application, any supplemental sales materials and annual and interim reports, as well as any other materials required to be provided to prospective Investors under applicable law; handling inquiries from Investors regarding the Fund, including, but not limited to, questions concerning their investment in the Fund, account statements and reports and tax information provided by the Fund; facilitating capital call payments from, and distribution payments to, Investors; assisting the Fund in the enhancement of relations and communications between Investors and the Fund; providing such other information and liaison services as the Placement Agent may reasonably request; and other matters as agreed upon with the Placement Agent from time to time.

distribution policy; dividends

The Fund expects that dividends will be paid annually on the Units in amounts representing substantially all of the net investment income, if any, earned each year. Payments on the Units may vary in amount depending on investment income received and expenses of operation; however, in order to continue to qualify as a RIC, substantially all of any taxable net capital gain realized on investments will be paid to Investors at least annually. In addition, depending upon the performance of the Fund's investments, the related growth of the Fund's net assets, and the availability of attractive investment opportunities, the Fund may, from time to time, make a distribution that constitutes a return of capital (i.e., a return to Investors of a portion of their original investment in the Fund) for U.S. federal income tax purposes. An Investor's return of capital will not be taxable to that Investor at the time of its payment up to the amount of the Investor's adjusted basis. It will, however, reduce the adjusted tax basis of an Investor's Units.

At the election of the Adviser, the Fund may (i) retain (i.e., not distribute to Investors) proceeds received by the Fund from Investments Funds up to an amount equal to 10% of the Fund's total capital commitments in anticipation of, among other things, future capital calls, fees and expenses from Investment Funds or the Fund, or (ii) designate as recyclable (i.e., distribute to Investors, but designate as subject to recall by the Fund) such proceeds. Proceeds retained by the Fund after the Investment Period will be used primarily to pay the Fund's operating expenses. Proceeds retained by the Fund will not serve to reduce Investors' unfunded Commitments to the Fund, or increase Investors' contributed capital to the Fund. Proceeds distributed to Investors but deemed recyclable and subject to recall result in each Investor's unfunded Commitment being increased by the amount of proceeds so distributed. The Adviser will give notice to Investors of each distribution that the Adviser deems a recyclable Commitment. An Investor will receive quarterly reports from the Fund that will, among other things, indicate the Investor's unfunded Commitment.

The net asset value of each Unit that an Investor owns will be reduced by the amount of the distributions or dividends that the Investor receives in respect of Units.

NO RIGHT OF REDEMPTION

No Investor or other person holding Units acquired from an Investor has the right to require the Fund to redeem any Units, and the Fund will not provide liquidity to Investors, through periodic written tender offers or otherwise. No public market for Units currently exists.

TRANSFERS OF UNITS

Units may be transferred only by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of an Investor. Otherwise, Investors will not be able to sell, assign, transfer, pledge or otherwise dispose of or encumber all or any of their Units (including their unfunded Commitments related thereto) without the prior written consent of the Adviser, which may be withheld in the Adviser's sole discretion. Notice to the Fund of any proposed transfer must include evidence satisfactory to the Fund that the proposed transfer is exempt from registration under the 1933 Act and that the proposed transferee meets any requirements imposed by the Fund with respect to Investor eligibility and suitability, including the requirement that any Investor at the time of purchase be an Eligible Investor, and must be accompanied by a properly completed Investor Application.

A Defaulting Investor may be required by the Adviser, in its sole discretion, to transfer all or any of its Units to an Eligible Investor. See "The Offering—Investor Commitments and Drawdowns."

An Investor that transfers its Units will be required to bear all costs and expenses, including, without limitation, attorneys' and accountants' fees, incurred by the Fund and the Adviser in connection with such transfer. If a transferee does not meet the Investor eligibility requirements, the Fund reserves the right to reject the transfer or direct the sale of the transferee's Units to an Eligible Investor.

By purchasing Units of the Fund, each Investor has agreed to indemnify and hold harmless the Fund, the Directors, the Adviser, each other Investor and any affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses, including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement, joint or several, to which such persons may become subject by reason of or arising from any transfer made by such Investor in violation of these provisions or any misrepresentation made by such Investor in connection with any such transfer.

CALCULATION OF NET ASSET VALUE

The Fund calculates its net asset value as of the close of business on the last business day of each quarter-end, each date that a closing occurs and at such other times as the Board shall determine (each, a "Determination Date"). In determining its net asset value, the Fund values its investments as of the relevant Determination Date. The net asset value of the Fund equals, unless otherwise noted, the value of the total assets of the Fund, less all of its liabilities, including accrued fees and expenses, each determined as of the relevant Determination Date.

The 1940 Act provides that securities for which market quotations are "readily available" must be valued at market value, and all other securities and other assets must be valued at "fair value" as determined in good faith by the Board. The Board has approved valuation procedures for the Fund (the "Valuation Procedures"), which provide that the Fund will value its investments in Investment Funds at fair value, and the Adviser oversees the valuation of the Fund's investments on behalf of the Fund. The fair value of such investments as of each Determination Date ordinarily will be the carrying amount (book value) of the Fund's interest in such investments as determined by reference to the most recent balance sheet, statement of capital account or other valuation provided by the relevant Investment Fund Manager as of or prior to the relevant Determination Date; provided that such values will be adjusted for any other relevant information available to the Fund at the time the Fund values its portfolio, including capital activity and material events occurring between the reference dates of the Investment Fund Manager's valuations and the relevant Determination Date.

A meaningful input in the Adviser's Valuation Procedures will be the valuations provided by Investment Fund Managers. Specifically, the Adviser generally will value the Fund's investment in Investment Funds using the "practical expedient," in accordance with Accounting Standards Codification (ASC) Topic 820, based on the valuation provided to the Adviser by the Investment Fund in accordance with the Investment Fund's own valuation policies. Generally, Investment Fund Managers value investments of their Investment Funds at their market price if market quotations are readily available, with a discount in the case of restricted securities. In the absence of observable market prices, Investment Fund Managers value investments using valuation methodologies applied on a consistent basis. For some investments little market activity may exist. The determination of fair value by Investment Fund Managers is then based on the best information available in the circumstances and may incorporate management's own assumptions and involves a significant degree of judgment, taking into consideration a combination of internal and external factors, including the appropriate risk adjustments for nonperformance and liquidity risks. Investments for which market prices are not observable include private investments in the equity of operating companies, real estate properties or certain debt positions.

The actual realized returns on Investment Funds' unrealized investments will depend on, among other factors, future operating results, the value of the assets and market conditions at the time of disposition, any related transaction costs and the timing and manner of sale, all of which may differ from the assumptions on which the valuations are based.

In reviewing the valuations provided by Investment Fund Managers, the Valuation Procedures require the consideration of all relevant information reasonably available at the time the Fund values its portfolio. The Adviser will consider such information, and may conclude in certain circumstances that the information provided by the Investment Fund Manager does not represent the fair value of a particular Investment Fund. In accordance with the Valuation Procedures, the Adviser will consider whether it is appropriate, in light of all relevant circumstances, to value such interests based on the net asset value reported by the relevant Investment Fund Manager, or whether to adjust such value to reflect a premium or discount to such net asset value. Any such decision will be made in good faith, and subject to the review and supervision of the Board.

For example, Investment Fund Managers may value investments in Portfolio Companies at cost. The Valuation Procedures provide that, where cost is determined to best approximate the fair value of the particular security under consideration, the Adviser may approve such valuations. In other cases, the Adviser may be aware of sales of similar securities to third parties at materially different prices, or of other circumstances indicating that cost may not approximate fair value (which could include situations where there are no sales to third parties). In such cases, the Fund's investment will be revalued in a manner that the Adviser, in accordance with the Valuation Procedures, determines in good faith best approximates market value. The Board will be responsible for ensuring that the Valuation Procedures are fair to the Fund and consistent with applicable regulatory guidelines.

While the Adviser reviews the valuations provided by the Investment Funds, and reviews an Investment Fund's valuation process as described above, no assurances can be given regarding the valuation methodology or the sufficiency of systems utilized by any Investment Fund, the accuracy of the valuations provided by the Investment Funds, that the Investment Funds will comply with their own internal policies or procedures for keeping records or making valuations, or that the Investment Funds' policies and procedures and systems will not change without notice to the Fund. Investment Fund Managers may adopt a variety of valuation bases and provide differing levels of information concerning Investment Funds, and there generally will be no liquid markets for such investments. Consequently, there are inherent difficulties in determining the fair value that cannot be eliminated.

To the extent the Fund holds securities or other instruments that are not investments in Investment Funds, the Fund generally will value such assets as described below. Securities traded on one or more of the U.S. national securities exchanges, the Nasdaq Stock Market or any foreign stock exchange will be valued at the last sale price or the official closing price on the exchange or system where such securities are principally traded for the business day as of the relevant Determination Date. If no sale or official closing price of particular securities are reported on a particular day, the securities will be valued at the closing bid price for securities held long, or if a closing bid or ask price, as applicable, is not available, at either the exchange or system-defined closing price on the exchange or system in which such securities are principally traded. Over-the-counter securities not quoted on the Nasdaq Stock Market will be valued at the last sale price on the relevant Determination Date or, if no sale occurs, at the last bid price, in the case of securities held long, at the time net asset value is determined. Equity securities for which no prices are obtained under the foregoing procedures, including those for which a pricing service supplies no exchange quotation or a quotation that is believed by the Adviser not to reflect the market value, will be valued at the bid price, in the case of securities held long, supplied by one or more dealers making a market in those securities or one or more brokers, in accordance with the Valuation Procedures.

Fixed-income securities with a remaining maturity of 60 days or more for which accurate market quotations are readily available ordinarily will be valued according to dealer-supplied bid quotations or bid quotations from a recognized pricing service. Fixed-income securities for which market quotations are not readily available or are believed by the Adviser not to reflect market value will be valued based upon broker-supplied quotations in accordance with the Valuation Procedures, provided that if such quotations are unavailable or are believed by the Adviser not to reflect market value, such fixed-income securities will be valued at fair value in accordance with the Valuation Procedures, which may include the utilization of valuation models that take into account spread and daily yield changes on government securities in the appropriate market (e.g., matrix pricing). High quality investment grade debt securities (e.g., treasuries, commercial paper, etc.) with a remaining maturity of 60 days or less are valued at amortized cost, provided that the amortized cost value of the portfolio security is approximately the same as the fair value of the security as determined without the use of amortized cost valuation. All other instruments held by the Fund will be valued in accordance with the Valuation Procedures.

If no price is obtained for a security in accordance with the foregoing, because either an external price is not readily available or such external price is believed by the Adviser not to reflect the market value, the Adviser will make a determination in good faith of the fair value of the security in accordance with the Valuation Procedures. In general, fair value represents a good faith approximation of the current value of an asset and will be used when there is no public market or possibly no market at all for the asset. The fair values of one or more assets may not be the prices at which those assets are ultimately sold and the differences may be significant.

Assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars using foreign exchange rates provided by a recognized pricing service.

The Adviser and its affiliates act as investment advisers to other clients that may invest in securities for which no public market price exists. Valuation determinations by the Adviser or its affiliates for other clients may result in different values than those ascribed to the same security owned by the Fund.

Expenses of the Fund, including the Management Fee, are accrued on a quarterly basis on the Determination Date and taken into account for the purpose of determining the Fund's net asset value.

Prospective investors should be aware that situations involving uncertainties as to the value of portfolio positions could have an adverse effect on the Fund's net asset value and the Fund if the judgments of the Board, the Adviser or the Investment Fund Managers regarding appropriate valuations should prove incorrect. Additionally, Investment Fund Managers generally will only provide determinations of the net asset value of Investment Funds periodically, in which event it may not be possible to determine the Fund's net asset value more frequently.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations applicable to the Fund, to the Fund's qualification and taxation as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, and to an Investor's acquiring, holding and disposing of Units. This discussion is based upon the Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder and judicial and administrative ruling authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly retroactively, which could affect the continuing validity of this discussion. This summary applies only to beneficial owners of Units that acquire Units in this initial offering at the offering price and that hold such Units as capital assets. This summary does not address the U.S. federal income tax consequences that may be relevant to a particular Investor or to Investors who may be subject to special treatment under U.S. federal income tax laws, except where otherwise noted. This discussion generally does not describe the tax consequences that may be relevant to certain types of Investors subject to special treatment under U.S. federal income tax laws, including: tax-exempt organizations; entities that are treated as pass-through entities for U.S. federal income tax purposes (including S corporations); insurance companies; dealers in securities; a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings; pension plans, banks, trusts and other financial institutions; real estate investment trusts ("REITs"); RICs; U.S. persons with a functional currency other than the U.S. dollar; persons who have ceased to be U.S. citizens or to be taxed as residents of the United States; "controlled foreign corporations;" "passive foreign investment companies;" and persons that will hold the Fund's Units as a position in a "straddle," "hedge," or as part of a "constructive sale" for U.S. federal income tax purposes or to the owners or partners of an Investor. No ruling has been or will be obtained from the Internal Revenue Service (the "IRS") regarding any matter relating to the Fund or the Units. No assurance can be given that the IRS would not assert a position contrary to any of the tax aspects described below. The discussion set forth herein does not constitute tax advice. Investors should consult their own tax advisors as to the U.S. federal income tax consequences of the acquisition, holding and disposition of Units of the Fund, as well as the effects of state, local and non-U.S. tax laws given their particular circumstances.

For purposes of this discussion, a "U.S. Investor" generally is a beneficial owner of Units who is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof, including, for this purpose, the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all of the substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A "non-U.S. Investor" is a beneficial owner of Units that is neither a U.S. Investor nor an entity treated as a partnership for U.S. federal income tax purposes.

Taxation as a Regulated Investment Company

The Fund intends to elect to be treated and to operate in a manner so as to continuously qualify as a RIC under Subchapter M of the Code. As a RIC, the Fund generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that it timely distributes to its Investors. Instead, distributions to Investors from the Fund generally will be taxable to Investors, and any net operating losses, foreign tax credits or deductions and most other tax attributes generally will not pass through to Investors. To qualify as a RIC, the Fund must, among other things, meet certain distribution, source-of-income and asset diversification requirements (each as described below).

If the Fund (x) qualifies as a RIC and (y) satisfies the Annual Distribution Requirement (as defined below), it generally will not be subject to U.S. federal income tax on its investment company taxable income (which includes, among other items, dividends, interest and net short-term capital gains in excess of net long-term capital losses, but determined without regard to the deduction for dividends paid) and net capital gains (the excess of net long-term capital gains over net short-term capital losses), if any, that it timely distributes to Investors. In addition, if the Fund fails to distribute in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for the calendar year, (2) 98.2% of its capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income that the Fund realized in preceding years, did not distribute, and on which the Fund paid no U.S. federal income tax (together, the "Excise Tax Distribution Requirements"), the Fund will be liable for a 4% nondeductible excise tax on the portion of the undistributed amounts of this income that are less than the amounts required to be distributed based on the Excise Tax Distribution Requirements. For this purpose, however, any ordinary income or capital gain net income retained by the Fund that is subject to corporate income tax for the taxable year ending in that calendar year will be considered to have been distributed by year-end (or earlier, if estimated taxes are paid). The Adviser expects that the Fund will operate in a manner so as to continuously qualify for treatment as a RIC under the Code and that the Fund will make sufficient distributions each taxable year to satisfy the Excise Tax Distribution Requirements.

Qualification as a Regulated Investment Company

To qualify as a RIC, the Fund must, among other things: (a) derive in each taxable year at least 90% of its gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain "qualified publicly traded partnerships," or other income (including certain deemed inclusions) derived with respect to the Fund's business of investing in such stock or securities or foreign currencies (the "90% Gross Income Test"); (b) timely distribute (or be deemed to timely distribute) to its Investors on an annual basis at least 90% of its investment company taxable income for each taxable year (the "Annual Distribution Requirement"); and (c) diversify its holdings so that, at the end of each quarter of the taxable year, (i) at least 50% of the value of the Fund's assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if these other securities of any one issuer do not represent more than 5% of the value of the Fund's assets or more than 10% of the outstanding voting securities of the issuer and (ii) no more than 25% of the value of the Fund's assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by the Fund and that are engaged in the same or similar or related trades or businesses, or the securities of one or more "qualified publicly traded partnerships" (collectively, the "Diversification Tests").

For the purpose of determining whether the Fund satisfies the 90% Gross Income Test and the Diversification Tests, the character of the Fund's distributive share of items of income, gain, losses, deductions and credits derived through any Investment Funds that are treated as partnerships for U.S. federal income tax purposes (other than certain publicly traded partnerships), or are otherwise treated as disregarded from the Fund for U.S. federal income tax purposes, generally will be determined as if the Fund realized these tax items in the same manner as the Investment Funds. Further, for purposes of calculating the value of the Fund's investment in the securities of an issuer for purposes of determining the 25% requirement of the Diversification Tests, the Fund's proper proportion of any investment in the securities of that issuer that are held by a member of the Fund's "controlled group" must be aggregated with the Fund's investment in that issuer. A controlled group is one or more chains of corporations connected through stock ownership with the Fund if (a) at least 20% of the total combined voting power of all classes of voting stock of each of the corporations is owned directly by one or more of the other corporations, and (b) the Fund directly owns at least 20% or more of the combined voting stock of at least one of the other corporations.

The Fund generally intends to make distributions in cash, but retains the discretion to make distributions of securities in-kind to the extent permitted under applicable law. The Fund may make investments that produce income that is not matched by a corresponding cash receipt by the Fund. Any such income would be treated as income earned by the Fund and therefore would be subject to the Annual Distribution Requirement and/or the Excise Tax Distribution Requirements. Therefore, these investments may require the Fund to borrow money or dispose of other securities in order to comply with those requirements.

The Fund may include in its taxable income certain amounts that it has not yet received in cash. For example, if an Investment Fund holds corporate stock with respect to which Section 305 of the Code requires inclusion in income of amounts of deemed dividends even if no cash distribution is made, the Fund must include in its taxable income in each year the full amount of its applicable share of the Fund's allocable share of these deemed dividends. The Fund also may have to include in its taxable income other amounts that it has not yet received in cash, such as accruals on a debt instrument issued with original issue discount or "payment-in-kind" interest held by an Investment Fund. As a result, the Fund may be required to make distributions to Investors in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Distribution Requirements, even though it will have not received any corresponding cash payments.

If the Fund or an Investment Fund borrows money, it may be prevented by loan covenants from declaring and paying dividends in certain circumstances. Even if the Fund is authorized to borrow and to sell assets in order to satisfy distribution requirements, under the 1940 Act, the Fund generally is not permitted to make distributions to the Investors while its debt obligations and senior securities are outstanding unless certain "asset coverage" tests or other financial covenants are met. The Investment Funds may be subject to similar restrictions. Limits on the Fund's payment of dividends may prevent it from meeting the Annual Distribution Requirement, and may, therefore, jeopardize its qualification for taxation as a RIC, or subject it to the 4% excise tax on undistributed income. Furthermore, an Investment Fund may face financial difficulty that requires it to work-out, modify or otherwise restructure its investment. Any restructuring could, depending on the specific terms of the restructuring, result in unusable capital losses and future non-cash income.

Accordingly, to enable the Fund to make distributions to Investors that will be sufficient to enable it to satisfy the Annual Distribution Requirement, the Fund may need to sell some of its assets at times and/or at prices that it would not consider advantageous, it may need to borrow money, raise additional capital, forego new investment opportunities or otherwise take actions that are disadvantageous to its business (or be unable to take actions that are advantageous to its business). If the Fund is unable to obtain cash from other sources to enable it to satisfy the Annual Distribution Requirement, it may fail to qualify as a RIC and become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

A RIC is limited in its ability to deduct expenses in excess of its "investment company taxable income" (which is, as mentioned above, generally, ordinary income plus net realized short-term capital gains in excess of net realized long-term capital losses). If the Fund's expenses in a given year exceed its investment company taxable income, the Fund will have a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years or carry back net operating losses to prior years, and these net operating losses generally will not pass through to Investors. In addition, expenses can be used only to offset investment company taxable income, and may not be used to offset net capital gain. A RIC may not use any net capital losses (that is, realized capital losses in excess of realized capital gains) to offset the RIC's investment company taxable income, but may carry forward those losses, and use them to offset future capital gains, indefinitely. Further, a RIC's deduction of interest generally is limited to 30% (generally increased to 50% for taxable years beginning in 2019 or 2020) of its "adjusted taxable income." Due to these limits on the deductibility of expenses, net capital losses and interest, the Fund may, for U.S. federal income tax purposes, have aggregate taxable income for several years that the Fund is required to distribute and that is taxable to Investors even if this income is greater than the aggregate net income the Fund actually earned during those years. These distributions may be made from the Fund's cash assets or by liquidation, redemption or withdrawal of investments, if necessary. The Fund may realize gains or losses from these liquidations. In the event the Fund realizes net capital gains from these transactions, Investors may receive a larger capital gain distribution than they would have received in the absence of these transactions. In addition, if future capital gains are offset by carried forward capital losses, such future capital gains are not subject to any corporate-level U.S. federal income tax, regardless of whether they are distributed to Investors.

The Fund does not expect to be initially treated as a "publicly offered regulated investment company" (within the meaning of the applicable provisions of the Code). Unless and until the Fund is treated as a "publicly offered regulated investment company," each U.S. Investor that is an individual, trust or estate will be treated as having received a dividend for U.S. federal income tax purposes from the Fund in the amount of such U.S. Investor's allocable share of the management fees paid to the Adviser and certain of the Fund's other expenses for the calendar year.  In addition, if the Fund is not treated as a "publicly offered regulated investment company," the Fund will be subject to limitations on the deductibility of certain "preferential dividends" that are distributed to U.S. Investors on a non-pro-rata basis.  U.S. Investors should consult their own tax advisors as to the deductibility of any management fees allocated to the U.S. Investors.

Failure to Qualify as a Regulated Investment Company

A RIC that fails the 90% Gross Income Test for a taxable year or the Diversification Tests for any quarter of a taxable year might nevertheless be considered to have satisfied these tests for that year if certain relief provisions of the Code apply (which might, among other things, require the Fund to pay certain corporate-level U.S. federal income taxes or to dispose of certain assets). Subject to a limited exception applicable to RICs that qualified for RIC status under Subchapter M of the Code for at least one year prior to disqualification and that requalify as a RIC no later than the second year following the non-qualifying year, the Fund could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by it during the period in which the Fund failed to qualify as a RIC that are recognized during the 5-year period after the Fund's requalification as a RIC, unless the Fund made a special election to pay corporate-level U.S. federal income tax on these net built-in gains at the time of the Fund's requalification as a RIC.

If the Fund fails to qualify for treatment as a RIC and these relief provisions do not apply to the Fund, the Fund generally would be subject to U.S. federal income tax on all of its taxable income at regular corporate tax rates (and it also would be subject to any applicable U.S. state and local taxes), regardless of whether it makes any distributions to Investors. The Fund would not be able to deduct distributions to Investors, nor would distributions to Investors be required to be made for U.S. federal income tax purposes. Any distributions the Fund makes generally would be taxable to Investors as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the current maximum rate applicable to qualifying dividend income of individuals and other non-corporate U.S. Investors, to the extent of the Fund's current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. Investors that are corporations for U.S. federal income tax purposes would be eligible for the dividends-received deduction. Distributions in excess of the Fund's current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Investor's adjusted tax basis in the Fund's Units, and any remaining distributions would be treated as capital gain.

If, before the end of any quarter of its taxable year, the Fund believes that it may fail the Diversification Tests, the Fund may seek to take certain actions to avert such a failure. However, the action frequently taken by RICs to avert such a failure, the disposition of non-diversified assets, may be difficult for the Fund to pursue because of the limited liquidity of its interests in Investment Funds.

Although the Adviser expects that the Fund will operate in a manner to qualify continuously as a RIC, the Fund may decide in the future to be taxed as a "C" corporation, even if the Fund would otherwise qualify as a RIC if the Fund determines that treatment as a C corporation for a particular year would be in the Fund's best interests. The remainder of this discussion assumes that the Fund will continuously qualify as a RIC for each taxable year.

Fund Investments

As discussed elsewhere in this Confidential Memorandum, the Fund intends to allocate a significant portion of its assets to Investment Funds. It is expected that some or all of these Investment Funds will be classified as partnerships for U.S. federal income tax purposes, and it is not expected that any will be classified as associations or "publicly traded partnerships" taxable as a corporation.

An entity that is properly classified as a partnership (and not an association or publicly traded partnership taxable as a corporation) is not itself subject to U.S. federal income tax. Instead, each partner of the partnership is required to take into account its distributive share of the partnership's net capital gain or loss, net short-term capital gain or loss, and its other items of ordinary income or loss (including all items of income, gain, loss, credit and deduction allocable to that partnership from investments in other partnerships) for each taxable year of the partnership ending with or within the partner's taxable year. Each such item will have the same character to a partner, and generally will have the same source (either United States or foreign), as though the partner realized the item directly. Partners of a partnership must report these items regardless of the extent to which, or whether, the partnership or the partners receive cash distributions for such taxable year. Accordingly, the Fund may be required to recognize items of taxable income and gain prior to the time that any corresponding cash distributions are made to or by the Fund and certain Investment Funds (including in circumstances where investments by the Investment Funds, such as investments that may produce deemed dividends under section 305 of the Code, generate income prior to a corresponding receipt of cash). In such case, the Fund may have to dispose of assets, including interests in Investment Funds, which it might otherwise have continued to hold in order to generate cash so that the Fund may satisfy the Annual Distribution Requirement. Similarly, the Fund may have to withdraw from or dispose of interests in Investment Funds that it would otherwise have continued to hold, or devise other methods of cure, to the extent certain Investment Funds earn income of a type that is not qualifying income for purposes of the 90% Gross Income Test or hold assets that could cause the Fund not to satisfy the Diversification Tests.

Ordinarily, gains and losses realized from portfolio transactions will be treated as capital gains and losses. However, a portion of the gain or loss realized from the disposition of foreign currencies (including foreign currency denominated bank deposits) and non-U.S. dollar denominated securities (including debt instruments and certain futures or forward contracts and options) may be treated as ordinary income or loss. Similarly, gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the receivables are collected or the time that the liabilities are paid may be treated as ordinary income or loss. In addition, all or a portion of any gains realized from the sale or other disposition of certain market discount bonds will be treated as ordinary income. Finally, all or a portion of the gain realized from engaging in "conversion transactions" (generally including certain transactions designed to convert ordinary income into capital gain) may be treated as ordinary income.

Hedging and Derivative Transactions. Gain or loss, if any, realized from certain financial futures or forward contracts and options transactions ("Section 1256 contracts") held by the Fund or an Investment Fund generally will be treated as 60% long-term capital gain or loss (as applicable) and 40% short-term capital gain or loss (as applicable). Gain or loss will arise upon exercise or lapse of Section 1256 contracts. In addition, any Section 1256 contracts remaining unexercised at the end of the holder's taxable year will be treated as sold for their then fair market value, resulting in the recognition of gain or loss characterized in the manner described above.

Offsetting positions held by the Fund, or the Investment Funds with respect to actively traded personal property may be considered, for U.S. federal income tax purposes, to constitute "straddles" and may be subject to constructive sales rules, as described below. To the extent the straddle rules apply to positions established by the Fund, or the Investment Funds, losses realized by the Fund may be deferred to the extent of unrealized gain in the offsetting positions. Further, short-term capital loss on straddle positions may be recharacterized as long-term capital loss, and long-term capital gains on straddle positions may be treated as short-term capital gains or ordinary income. Moreover, the Fund's or an Investment Fund's holding period with respect to such a period may be terminated when it enters into a straddle, and certain interest and carrying charges with respect to positions in a straddle may be required to be capitalized. Certain of the straddle positions held by the Fund, or the Investment Funds, may constitute "mixed straddles." One or more elections may be made in respect of the U.S. federal income tax treatment of

"mixed straddles," resulting in different tax consequences. In certain circumstances, the provisions governing the tax treatment of straddles override or modify certain of the provisions discussed above.

If the Fund, or, in certain circumstances, an Investment Fund, either (1) holds an appreciated financial position with respect to stock, certain debt obligations or partnership interests ("appreciated financial position"), and then enters into a short sale, futures, forward, or offsetting notional principal contract (collectively, a "Contract") with respect to the same or substantially identical property, or (2) holds an appreciated financial position that is a Contract and then acquires property that is the same as, or substantially identical to, the underlying property, the Fund may be taxed as if the appreciated financial position were sold at its fair market value on the date the Fund, or such Investment Fund, enters into the financial position or acquires the property, respectively. The foregoing will not apply, however, to any transaction during any taxable year that otherwise would be treated as a constructive sale if the transaction is closed within 30 days after the end of that year and the appreciated financial position is held unhedged for 60 days after that closing (i.e., at no time during that 60-day period is the risk of loss relating to the appreciated financial position reduced by reason of certain specified transactions with respect to substantially identical or related property, such as by reason of an option to sell, being contractually obligated to sell, making a short sale, or granting an option to buy substantially identical stock or securities).

If the Fund, or, in certain circumstances, an Investment Fund, enters into certain derivatives (including forward contracts, long positions under notional principal contracts, and related puts and calls) with respect to equity interests in certain pass-through entities (including other RICs, REITs, partnerships, real estate mortgage investment conduits and certain trusts and foreign corporations), long-term capital gain with respect to the derivative may be recharacterized as ordinary income to the extent it exceeds the long-term capital gain that would have been realized had the interest in the pass-through entity been held directly during the term of the derivative contract. Any gain recharacterized as ordinary income will be treated as accruing at a constant rate over the term of the derivative contract and may be subject to an interest charge.

Passive Foreign Investment Companies. The Fund may hold equity interests in non-U.S. Investment Funds that may be treated as "passive foreign investment companies" (each, a "PFIC"). The Fund may be subject to U.S. federal income tax, at ordinary income rates, on a portion of any "excess distribution" or gain from the disposition of these interests even if this income is distributed as a taxable dividend by the Fund to its Investors. Additional charges in the nature of interest may be imposed on the Fund in respect of deferred taxes arising from these distributions or gains. If an election is made to treat the PFIC as a "qualified electing fund" under the Code (a "QEF"), then the Fund would be required, in lieu of the foregoing requirements, to include in income each year a portion of the QEF's ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively), even if not distributed to the Fund. If the QEF incurs losses for a taxable year, these losses will not pass through to the Fund and, accordingly, cannot offset other income and/or gains of the Fund. The QEF election may not be able to be made with respect to certain PFICs because of certain requirements that the PFICs themselves would have to satisfy. If a RIC is required to include amounts in income as a result of an investment in a PFIC for which the RIC has made a QEF election, such income inclusions generally will be "qualifying income" for purposes of the 90% Gross Income Test, regardless of whether an actual cash distribution is made to the RIC. Alternatively, in certain cases, an election can be made to mark-to-market at the end of each taxable year the shares in a PFIC. In this case, the Fund would recognize as ordinary income its share of any increase in the value of such shares, and as ordinary loss its share of any decrease in their value, to the extent it did not exceed its share of prior increases in income. Under either election, the Fund might be required to recognize income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during the applicable year and this income would nevertheless be subject to the distribution requirement and would be taken into account under prescribed timing rules for purposes of the 4% excise tax (described above). Dividends paid by PFICs will not be treated as "qualified dividend income." In certain cases, the Fund will not be the party legally permitted to make the QEF election or the mark-to-market election in respect of indirectly held PFICs and, in these cases, will not have control over whether the party within the chain of ownership that is legally permitted to make the QEF or mark-to-market election will do so.

Investment Through a Corporation. The Fund may invest in certain Investment Funds through a wholly-owned domestic entity that is taxable as a corporation for U.S. federal income tax purposes. While using such corporate structure may expand the category of assets to which the Fund can gain investment exposure, the after-tax returns earned by the Fund (and, therefore, Investors) through such structure will be reduced on account of U.S. federal income taxes payable by the applicable corporate entity in respect of its net income.

Foreign Taxes. The Fund's direct or indirect investment in non-U.S. stocks or securities may be subject to withholding and other taxes imposed by countries outside the United States. In that case, the Fund's yield on those stocks or securities would be decreased. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. Investors will generally not be able to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by the Fund.

Taxation of U.S. Investors

The following discussion applies only to U.S. Investors. If you are not a U.S. Investor this section does not apply to you.

The Fund will ordinarily declare and pay dividends from its net investment income and distribute net realized capital gains, if any, once a year. The Fund, however, may make distributions on a more frequent basis to comply with the distribution requirements of the Code, in all events in a manner consistent with the provisions of the 1940 Act.

Distributions. Distributions by the Fund generally are taxable to U.S. Investors as ordinary income or capital gains. Distributions of the Fund's "investment company taxable income" (which, generally, is the Fund's ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. Investors to the extent of the Fund's current or accumulated earnings and profits. To the extent the distributions the Fund pays to non-corporate Investors (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, these distributions ("Qualifying Dividends") generally are taxable to U.S. Investors at the preferential rates applicable to long-term capital gains. Distributions of the Fund of net capital gain (generally, the excess of the Fund's net long-term capital gain over its net short-term capital loss) properly reported by the Fund as "capital gain dividends" will be taxable to U.S. Investors as long-term capital gains (which, for a U.S. Investor that is an individual, trust and estate, are taxed at preferential rates under current law). Distributions by the Fund that are or are considered to be in excess of the Fund's current and accumulated earnings and profits for the relevant period will reduce the adjusted tax basis of an Investor's Units (but not below zero) and, to the extent in excess of the Investor's adjusted tax basis, will be treated as gain from the "sale or exchange" of such Units. Any such distributions that reduce the adjusted tax basis of an Investor's Units represent a return of capital and, as such, will not be subject to tax at the time of the distribution. Any return in excess of an Investor's adjusted basis will be taxable as capital gains. These distributions, because they reduce the adjusted tax basis of an Investor's Units, will result in an increase in the amount of income or gain (or decrease in the amount of loss) that the Investor recognizes for tax purposes upon the disposition of its Units or upon certain subsequent distributions in respect of such Units.

A portion of the Fund's ordinary income dividends, but not capital gain dividends, paid to corporate U.S. Investors may, if certain conditions are met, qualify for a 50% dividends-received deduction to the extent the Fund has received dividends from certain corporations during the taxable year, but only to the extent these ordinary income dividends are treated as paid out of earnings and profits of the Fund. The

Fund expects only a small portion of its dividends to qualify for this deduction. A corporate U.S. Investor may be required to reduce its basis in its Units with respect to certain "extraordinary dividends," as defined in Section 1059 of the Code. Corporate U.S. Investors should consult their own tax advisors in determining the application of these rules in their particular circumstances.

The Fund may elect to retain its net capital gain or a portion thereof for investment and be taxed at corporate-level tax rates on the amount retained. In this case, it may report the retained amount as undistributed capital gains to its Investors, who will be treated as if each Investor received a distribution of his or her pro rata share of this gain, with the result that each Investor will (i) be required to report its pro rata share of this gain on its tax return as long-term capital gain, (ii) receive a refundable tax credit for its pro rata share of tax paid by the Fund on the gain, and (iii) increase the tax basis for its Units by an amount equal to the deemed distribution less the tax credit.

The Fund will send to each of its U.S. Investors, as promptly as possible after the end of each calendar year, a notice detailing, on a per Unit and per distribution basis, the amounts includible in the U.S. Investor's taxable income for the applicable year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each year's distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the preferential rates applicable to long-term capital gains). Dividends paid by the Fund generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because the Fund's income generally will not consist of dividends. Distributions out of current or accumulated earnings and profits also will not be eligible for the 20% pass through deduction under Section 199A of the Code, although qualified REIT dividends earned by the Fund may qualify for this deduction. Distributions also may be subject to additional state, local and non-U.S. taxes depending on a U.S. Investor's particular situation.

The Fund has the ability to make certain distributions of securities in-kind. If the Fund is treated as a "publicly offered regulated investment company" (within the meaning of the applicable provisions of the Code), then as long as at least 20% (10% for distributions declared on or after April 1, 2020, and on or before December 31, 2020) of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a U.S. Investor will be taxed on 100% of the fair market value of the dividend paid entirely or partially in the in-kind securities on the date the dividend is received in the same manner as a cash dividend. The Fund does not expect to be initially treated as a "publicly offered regulated investment company."

Sale or Other Disposition of Units. A U.S. Investor generally will recognize taxable gain or loss on the sale or other disposition of Units. The amount of gain or loss will be measured by the difference between the Investor's adjusted tax basis in the Unit sold and the amount of the proceeds received in exchange. Any gain arising from the sale or disposition generally will be treated as long-term capital gain or loss if the Investor has held its Units for more than one year. Otherwise, this gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of Units held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to these shares. In addition, all or a portion of any loss recognized upon a disposition of Units may be disallowed if substantially identical stock or securities are purchased within 30 days before or after the disposition.

In general, non-corporate U.S. Investors are taxed at preferential rates on their net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss for a taxable year, including long-term capital gain derived from an investment in shares of common stock). This rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. Investors currently are subject to U.S. federal income tax on net capital gain at the same rate applicable to their ordinary income. Non-corporate U.S. Investors with net capital losses for a year (i.e., capital loss in excess of capital gain) generally may deduct up to $3,000 of these losses against their ordinary income each year; any net capital losses of a non-corporate U.S. Investor in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. Investors generally may not deduct any net capital losses for a year, but may carry back these losses for three years or carry forward these losses for five years.

Taxation as a Non-Publicly-Offered RIC. For any period that the Fund does not qualify as a "publicly offered regulated investment company" (within the meaning of the applicable provisions of the Code), Investors will be taxed as though they received a distribution of some of the Fund's expenses. The Fund will be treated as a publicly offered RIC if either (i) the Units (and any other common stock or preferred stock issued by the Fund) collectively are held by at least 500 persons at all times during a taxable year, (ii) the Units (and any other common stock or preferred stock issued by the Fund) are treated as regularly traded on an established securities market or (iii) the Units (and any other common stock or preferred stock issued by the Fund) are continuously offered pursuant to a public offering (within the meaning of Section 4 of the 1933 Act). The Fund anticipates that it will not qualify as a publicly offered RIC immediately after this offering, but the Fund may qualify as a publicly offered RIC for future taxable years. If the Fund is not treated as a publicly offered RIC for a particular calendar year, each U.S. Investor that is either an individual, trust or estate will be treated as having received a distribution from the Fund in the amount of that U.S. Investor's allocable share of the Management Fee paid to the Adviser and certain of the Fund's other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of that U.S. Investor. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a non-corporate U.S. Investor. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally will be deductible by a non-corporate U.S. Investor only to the extent that the aggregate of that Shareholder's miscellaneous itemized deductions exceeds 2% of that U.S. Investor's adjusted gross income for U.S. federal income tax purposes, will not be deductible for purposes of the alternative minimum tax and U.S. Investors that are individuals will be subject to the overall limitation on itemized deductions under the applicable provisions of the Code.

Surtax on Net Investment Income. An additional 3.8% surtax generally is applicable in respect of the net investment income of non-corporate U.S. Investors (other than certain trusts) on the lesser of (i) the U.S. Investor's "net investment income" for a taxable year and (ii) the excess of the U.S. Investor's modified adjusted gross income for the taxable year over $200,000 ($250,000 in the case joint filers). For these purposes, "net investment income" generally includes interest and taxable distributions and deemed distributions paid with respect to the Fund's Units, and net gain attributable to the disposition of the Fund's Units (in each case, unless such Units are held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to these distributions or this net gain.

Taxation of Non-U.S. Investors

The following discussion applies to non-U.S. Investors that are not engaged in a trade or business within the United States.

Distributions. Distributions of the Fund's investment company taxable income to non-U.S. Investors generally will be subject to a 30% U.S. withholding tax (unless lowered or eliminated by an applicable income tax treaty) to the extent payable from the Fund's current and accumulated earnings and profits.

However, certain properly designated distributions paid to a non-U.S. Investor generally will be exempt from U.S. federal withholding tax if they (1) are paid in respect of the Fund's "qualified net interest income" (generally, the Fund's U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership of which the Fund is at least a 10% stockholder or partner, reduced by expenses that are allocable to such income), or (2) are paid in connection with the Fund's "qualified short-term capital gains" (generally, the excess of the Fund's net short-term capital gain over its long-term capital loss for a taxable year) and certain other requirements are satisfied. Nevertheless, if Units are held through an intermediary, the intermediary may withhold U.S. federal income tax even if the Fund designates the payment as having been derived from qualified net interest income or from qualified short-term capital gains. Moreover, depending on the circumstances, the Fund may designate all, some or none of its potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. Non-U.S. source interest income is not eligible for exemption from U.S. federal withholding tax, and distributions of non-U.S. source income will be subject to the 30% U.S. withholding tax unless reduced by an applicable tax treaty.

Actual or deemed distributions of the Fund's net capital gain (which generally is the excess of the Fund's net long term capital gain over the Fund's net short term capital loss) to a non-U.S. Investor, and gains recognized by a non-U.S. Investor upon the sale of Units, generally will not be subject to withholding of U.S. federal income tax, and generally will not be subject to U.S. federal income tax unless the non-U.S. Investor is an individual, has been present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied. Distributions of gain in respect of passive foreign investment companies ("PFICs") for which a qualified electing fund election has not been made would also be subject to 30% U.S. withholding tax unless this tax is reduced by an applicable income tax treaty. Non-U.S. Investors are encouraged to consult their own advisors as to the applicability of an income tax treaty in their individual circumstances. The Fund may not be able to obtain from the Investment Funds the information necessary to employ tracing and, therefore, it is unlikely that Investors will be able to avoid withholding in this circumstance.

If the Fund distributes its net capital gain in the form of deemed rather than actual distributions (which the Fund may do in the future), a non-U.S. Investor will be entitled to a U.S. federal income tax credit or tax refund equal to the non-U.S. Investor's allocable share of the tax the Fund paid on the capital gain deemed to have been distributed. In order to obtain the refund, the non-U.S. Investor must obtain a U.S. taxpayer identification number (if one has not been previously obtained) and timely file a U.S. federal income tax return, even if the non-U.S. Investor would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

The Fund has the ability to make certain distributions of securities in-kind. If the Fund is treated as a "publicly offered regulated investment company" (within the meaning of the applicable provisions of the Code), then as long as at least 20% (10% for distributions declared on or after April 1, 2020, and on or before December 31, 2020) of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, non-U.S. Investors will be taxed on 100% of the fair market value of the dividend, on the date the dividend is received, in the same manner as a cash dividend (including the application of withholding tax rules described above), even though most of the dividend was paid in securities. In such circumstances, the Fund may be required to withhold all or substantially all of the cash it would otherwise distribute to a non-U.S. Investor. In general, any dividend paid on the Units will be taxable as a dividend, even if a portion is paid in securities. The Fund does not expect to be initially treated as a "publicly offered regulated investment company."

Certain Additional Tax Considerations

Backup Withholding. The Fund may be required to withhold, for U.S. federal income taxes, a portion of all taxable distributions payable to Investors (a) who fail to provide the Fund with their correct taxpayer identification numbers (TINs) or who otherwise fail to make required certifications or (b) with respect to whom the IRS notifies the Fund that such Investor is subject to backup withholding. Certain Investors specified in the Code and the Treasury regulations promulgated thereunder are exempt from backup withholding, but may be required to provide documentation to establish their exempt status. Backup withholding is not an additional tax. Any amounts withheld will be allowed as a refund or a credit against the Investor's U.S. federal income tax liability if the appropriate information is timely provided to the IRS. Failure by an Investor to furnish a certified TIN to the Fund could subject the Investor to a $50 penalty imposed by the IRS.

Withholding and Information Reporting on Foreign Financial Accounts. A non-U.S. Investor that is otherwise subject to withholding of U.S. federal income tax may be subject to information reporting and backup withholding of U.S. federal income tax on dividends, unless the non-U.S. Investor provides the Fund or the dividend paying agent with an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form), or otherwise meets the documentary evidence requirements for establishing that it is a non-U.S. Investor or establishes an exemption from backup withholding.

Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury regulations thereunder, the relevant withholding agent generally will be required to withhold 30% of any dividends paid on the Units to: (i) a foreign financial institution, unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders, and meets certain other specified requirements or is subject to an applicable "intergovernmental agreement"; or (ii) a non-financial foreign entity beneficial owner, unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner, and meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. Investors that otherwise are eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Certain jurisdictions have entered into agreements with the United States that may supplement or modify these rules.

Tax Shelter Reporting Regulations

If an Investor recognizes a loss with respect to its Units in excess of certain prescribed thresholds (generally, $2 million or more for an individual Investor or $10 million or more for a corporate Investor), the Investor must file with the IRS a disclosure statement on Form 8886. Direct investors of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, equity owners of RICs are not excepted. The fact that a loss is reportable as just described does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Investors should consult their own tax advisors to determine the applicability of this reporting requirement in light of their particular circumstances.

Other Taxation

Investors should consult their own tax advisors regarding the state, local and foreign tax consequences of an investment in Units and the particular tax consequences to them of an investment in the Fund.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN THE FUND, INCLUDING THE STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS.

ERISA CONSIDERATIONS

Persons who are fiduciaries with respect to an employee benefit plan or other arrangements or entities subject to ERISA (an "ERISA Plan"), and persons who are fiduciaries with respect to an IRA or Keogh Plan, which is not subject to ERISA but is subject to the prohibited transaction rules of Section 4975 of the Code (together with ERISA Plans, "Benefit Plans") should consider, among other things, the matters described below before determining whether to invest in the Fund.

ERISA imposes certain general and specific responsibilities on persons who are fiduciaries with respect to an ERISA Plan, including prudence, diversification, an obligation not to engage in a prohibited transaction and other standards. In determining whether a particular investment is appropriate for an ERISA Plan, U.S. Department of Labor ("DOL") regulations provide that a fiduciary of an ERISA Plan must give appropriate consideration to, among other things, the role that the investment plays in the ERISA Plan's portfolio, taking into consideration whether the investment is designed reasonably to further the ERISA Plan's purposes, an examination of the risk and return factors, the portfolio's composition with regard to diversification, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the ERISA Plan, the income tax consequences of the investment and the projected return of the total portfolio relative to the ERISA Plan's funding objectives. Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine whether such an investment is consistent with its fiduciary responsibilities and the foregoing regulations. For example, a fiduciary should consider whether an investment in the Fund may be too illiquid or too speculative for a particular ERISA Plan, and whether the assets of the ERISA Plan would be sufficiently diversified. Fiduciaries of such plans or arrangements also should confirm that investment in the Fund is consistent, and complies, with the governing provisions of the plan or arrangement, including any eligibility and nondiscrimination requirements that may be applicable under law with respect to any "benefit, right or feature" affecting the qualified status of the plan or arrangement, which may be of particular importance for participant-directed plans given that the Fund sells Units only to Eligible Investors, as described herein. If a fiduciary with respect to any such ERISA Plan breaches its responsibilities with regard to selecting an investment or an investment course of action for such ERISA Plan, the fiduciary itself may be held liable for losses incurred by the ERISA Plan as a result of such breach. Fiduciaries of plans or arrangements subject to Section 4975 of the Code (such as IRAs and Keoghs) should consider carefully these same factors.

The DOL has adopted regulations, which, along with provisions adopted by Congress (collectively, the "Plan Assets Rules"), treat the assets of certain pooled investment vehicles as "plan assets" for purposes of, and subject to, Title I of ERISA and Section 4975 of the Code ("Plan Assets"). The Plan Assets Rules provide, however, that, in general, funds registered as investment companies under the 1940 Act are not deemed to be subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code merely because of investments made in the fund by Benefit Plans. Accordingly, the underlying assets of the Fund should not be considered to be the Plan Assets of the Benefit Plans investing in the Fund for purposes of ERISA's (or the Code's) fiduciary responsibility and prohibited transaction rules. Thus, the Adviser should not be considered a fiduciary within the meaning of ERISA or the Code by reason of its authority with respect to the Fund.

The Fund will require a Benefit Plan (and each person causing such Benefit Plan to invest in the Fund) to represent that it, and any such fiduciaries responsible for such Benefit Plan's investments (including in its individual or corporate capacity, as may be applicable), are aware of and understand the Fund's investment objective, policies and strategies, that the decision to invest Plan Assets in the Fund was made with appropriate consideration of relevant investment factors with regard to the Benefit Plan and is consistent with the duties and responsibilities imposed upon fiduciaries with regard to their investment decisions under ERISA and/or the Code.

Certain prospective Investors that are Benefit Plans may currently maintain relationships with the Adviser or other entities that are affiliated with the Adviser. Each of such persons may be deemed to be a party in interest (or disqualified person) to and/or a fiduciary of any Benefit Plan to which it provides investment management, investment advisory or other services. ERISA prohibits (and the Code penalizes) the use of ERISA and Benefit Plan assets for the benefit of a party in interest (or disqualified person) and also prohibits (or penalizes) an ERISA or Benefit Plan fiduciary from using its position to cause such Plan to make an investment from which it or certain third parties in which such fiduciary has an interest would receive a fee or other consideration. Investors that are Benefit Plans should consult with counsel to determine if participation in the Fund is a transaction which is prohibited by ERISA or the Code. Fiduciaries of Investors that are Benefit Plans will be required to represent (including in their individual or corporate capacity, as applicable) that the decision to invest in the Fund was made by them as fiduciaries that are independent of such affiliated persons, that such fiduciaries are duly authorized to make such investment decision, that they have not relied on any advice or recommendation of such affiliated persons as a basis for the decision to invest in the Fund and that any information provided by the Fund and the affiliated persons is not a recommendation to invest in the Fund.

Benefit Plan Investors may be required to report certain compensation paid by the Fund (or by third parties) to the Fund's service providers as "reportable indirect compensation" on Schedule C to IRS Form 5500 ("Form 5500"). To the extent that any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for "eligible indirect compensation," as defined for purposes of Schedule C to Form 5500.

The provisions of ERISA and the Code are subject to extensive and continuing administrative and judicial interpretation and review. The discussion of ERISA and the Code contained in this Confidential Memorandum is general, does not purport to be a thorough analysis of ERISA or the Code, may be affected by future publication of regulations and rulings and should not be considered legal advice. Potential Investors that are Benefit Plans and their fiduciaries should consult their legal advisers regarding the consequences under ERISA and the Code of the acquisition and ownership of Units.

Employee benefit plans that are not subject to the requirements of ERISA or Section 4975 of the Code (such as governmental plans, foreign plans and certain church plans) may be subject to similar rules under other applicable laws or documents, and should consult their own advisers as to the propriety of an investment in the Fund. In particular, "governmental plans" (as defined in Section 3(32) of ERISA) are not subject to Title I of ERISA or Section 4975 of the Code. However, state laws applicable to certain governmental plans have provisions that impose restrictions on the investments and management of the assets of such plans that are, in some cases, similar to those under ERISA and the Code discussed above. It is uncertain whether exemptions and interpretations under ERISA would be recognized by the respective state authorities in such cases. Also, some state laws prohibit, or impose percentage limitations on investments of a particular type, in obligations or securities of foreign governments or entities, or bar investments in particular countries or businesses operating in such countries. Fiduciaries of governmental plans, in consultation with their advisers, should consider the impact of their respective state pension laws and regulations on investments in the Fund, as well as the considerations discussed above to the extent applicable.

By acquiring Units of the Fund, an Investor acknowledges and agrees that: (i) any information provided by the Fund, the Adviser, or any affiliates thereof (including information set forth in this Confidential Memorandum) is not a recommendation to invest in the Fund and that none of the Fund, the Adviser or any affiliates thereof is undertaking to provide any investment advice to the Investor (impartial or otherwise), or to give advice to the Investor in a fiduciary capacity in connection with an investment in the Fund and, accordingly, no part of any compensation received by the Adviser is for the provision of investment advice to the Investor; and (ii) the Adviser has a financial interest in the Investor's investment in the Fund on account of the fees it expects to receive from the Fund as disclosed herein, the LLC Agreement and any other Fund governing documents.

ADDITIONAL INFORMATION

Independent Registered Public Accounting Firm and Legal Counsel

Ernst & Young LLP, 200 Clarendon Street, Boston, Massachusetts 02116, serves as the independent registered public accounting firm of the Fund.

Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, acts as legal counsel to the Fund.

Custodian

UMB Bank, N.A., or such other qualified custodian, (the "Custodian") serves as the custodian of the Fund's assets, and may maintain custody of the Fund's assets with domestic and foreign subcustodians (which may be banks, trust companies, securities depositories and clearing agencies) approved by the Directors. Assets of the Fund are not held by the Adviser or commingled with the assets of other accounts other than to the extent that securities are held in the name of a custodian in a securities depository, clearing agency or omnibus customer account of such custodian. The Custodian's principal business address is 928 Grand Boulevard, Kansas City, Missouri 64106.

FINANCIAL STATEMENTS

The Fund will issue a complete set of financial statements on a semi-annual basis prepared in accordance with generally accepted accounting principles. The Fund's Annual and Semi-Annual Reports, once available, may be obtained without charge by writing to the Fund at its offices at 805 Third Avenue, New York, New York 10022, or by calling (collect) (212) 317-9200. Investors will be able to view text-only versions of Fund documents on-line or download them from the SEC's website (http://www.sec.gov).

APPENDIX A

RESTRICTIONS ON SALES IN SELECT NON-U.S. JURISDICTIONS

Notice to Prospective Non-U.S. Investors Generally

No action has been or will be taken in any country or jurisdiction outside the U.S. that would permit an offering of Units, or possession or distribution of offering materials in connection with the issuance of Units, in any such country or jurisdiction where action for that purpose is required. It is the responsibility of any person wishing to purchase Units to satisfy himself or herself as to full observance of the laws of any relevant territory outside the U.S. in connection with any such purchase.

Notice to Prospective Investors in Bolivia

This is not a public offer and as such this document has not been approved by any regulatory entity in Bolivia. This is a private offer exclusively intended for the person to whom this document is addressed.

Notice to Prospective Investors in Brazil

The Fund is not listed with any stock exchange, organized over the counter market or electronic system of securities trading. Units have not been and will not be registered with any securities exchange commission or other similar authority, including the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários, or the "CVM"). Units will not be directly or indirectly offered or sold within Brazil through any public offering, as determined by Brazilian law and by the rules issued by the CVM, including Law No. 6,385 (December 7, 1976) and CVM Rule No. 400 (December 29, 2003), as amended from time to time, or any other law or rules that may replace them in the future.

Acts involving a public offering in Brazil, as defined under Brazilian laws and regulations and by the rules issued by the CVM, including Law No. 6,385 (December 7, 1976) and CVM Rule No. 400 (December 29, 2003), as amended from time to time, or any other law or rules that may replace them in the future, must not be performed without such prior registration. Persons in Brazil wishing to acquire Units should consult with their own counsel as to the applicability of these registration requirements or any exemption therefrom. Without prejudice to the above, the sale and solicitation of Units is limited to professional investors as defined by CVM Rule No. 539 (November 13, 2013), as amended, or as defined by any other rule that may replace it in the future.

This Confidential Memorandum is confidential and intended solely for the use of the addressee and cannot be delivered or disclosed in any manner whatsoever to any person or entity other than the addressee.

Notice to Prospective Investors in the British Virgin Islands

Units may not be offered in the British Virgin Islands unless the Fund or the person offering the Units on its behalf is licensed to carry on business in the British Virgin Islands. The Fund is not licensed to carry on business in the British Virgin Islands. Units may be offered to British Virgin Islands business companies (from outside the British Virgin Islands) without restriction. A British Virgin Islands business company is a company formed under or otherwise governed by the BVI Business Companies Act (British Virgin Islands).

Notice to Prospective Investors in the Cayman Islands

No offer or invitation to subscribe for Units may be made to the public in the Cayman Islands.

Notice to Prospective Investors in Chile

This Confidential Memorandum, and the Units to which it relates, may not be advertised, marketed, distributed or otherwise made available to the public in Chile. In connection with the offering of Units, no prospectus has been registered with or approved by the Securities Superintendence of Chile or any other regulatory body in Chile. Units are being offered on a limited private basis, and do not constitute marketing, offering or sales to the public in Chile. Therefore, this Confidential Memorandum is strictly private and confidential and may neither be reproduced, used for any other purpose, nor provided to any other person than the intended recipient hereof.

Notice to Prospective Investors in Colombia

Neither this Confidential Memorandum nor the Units have been reviewed or approved by the Financial Superintendency of Colombia (the "FSC") or any other governmental authority in Colombia, including the National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores) nor has the Fund or any related person or entity received authorization or licensing from the FSC or any other governmental authority in Colombia to market or sell Units within Colombia. No public offering of Units is being made in Colombia or to Colombian residents, considering that the offer is addressed to less than one hundred specific investors. By receiving this Confidential Memorandum, the recipient acknowledges that it contacted the Adviser at its own initiative and not as a result of any promotion or publicity by the Fund, the Adviser or any of their respective affiliates, therefore it complies with Decree 2555 of 20120 and other applicable rules and regulation related to the promotion of foreign funds in Colombia. This Confidential Memorandum is strictly private and confidential and may not be reproduced, used for any other purpose or provided to any person other than the intended recipient.

Colombian eligible investors acknowledge Colombian laws and regulations (in particular, foreign exchange, securities and tax regulations) applicable to any transaction or investment consummated in connection with an investment in the Fund, and represent that they are the sole liable party for full compliance with any such laws and regulations. In addition, Colombian investors acknowledge and agree that the Fund will not have any responsibility, liability or obligation in connection with any consent, approval, filing, proceeding, authorization or permission required by the investor or any actions taken or to be taken by the investor in connection with the offer, sale or delivery of the Units under Colombian law.

Notice to Prospective Investors in Dominican Republic

The information provided herein does not constitute investment advice, and is not an offer to sell or a solicitation to buy any security or investment product in your jurisdiction. All securities transactions require signed agreements between us. No security product is offered or will be sold in any jurisdiction in which such offer or sale would be unlawful under the securities, or other laws of such jurisdiction. Some products may not be available in all jurisdictions.

Notice to Prospective Investors in Ecuador

The Fund is not managed or represented by a fund management company or trust administrator in Ecuador and has not been registered with or approved by the Superintendency of Companies, Securities and Insurance of Ecuador. Units are therefore not eligible for advertising, placement or circulation in Ecuador. The information provided in this Confidential Memorandum is not an offer to sell, or an invitation to make an offer to purchase, Units in Ecuador or to, or for the benefit of, any Ecuadorian person or entity. This Confidential Memorandum may not be distributed or reproduced, in whole or in part, in Ecuador by the recipients of this Confidential Memorandum. This Confidential Memorandum has been distributed on the understanding that its recipients will only participate in the issue of Units outside of Ecuador on their own account.

Notice to Prospective Investors in Hong Kong

This Confidential Memorandum has not been approved by any regulatory authority in Hong Kong. Hong Kong residents wishing to acquire Units should exercise caution in relation to this offer. Additionally, such persons should obtain independent professional advice if they have any doubts regarding the contents of this Confidential Memorandum.

Notice to Prospective Investors in Israel

In Israel, this Confidential Memorandum is intended only to sophisticated investors listed in the first supplement to the Israeli Securities Law, 5728-1968 (the "Israeli Securities Law" and "Qualified Investors"). It may not be reproduced or used for any other purpose, nor be furnished to any other person other than those Qualified Investors to whom copies were sent. No action has been, or will be, taken in Israel that would permit an offering of the Units of the Fund or a distribution of this Confidential Memorandum to the public in Israel. Only Qualified Investors who in each case have provided written confirmation that they qualify as Qualified Investors, and that they are aware of the consequences of such designation and agree thereto, may invest in the Fund, in all cases under circumstances that will fall within the private placement exemptions of the Israeli Securities Law and as a prerequisite to making such investment in the Fund the Qualified Investor may also be required to provide a written approval or evidence, as to its qualification as a Qualified Investor pursuant to any applicable guidelines, publication or rulings issued from time to time by the Israel Securities Authority. Anyone who purchases Units of the Fund is doing so for its own benefit and for its own account and not with the aim or intention of distributing or offering such units to other parties. Anyone who purchases the Units of the Fund shall do so in accordance with its own understanding and discretion and after it has obtained any relevant investment, financial, legal, business, tax or other advice or opinion required by it in connection with such purchase. For the avoidance of doubt, nothing in this Confidential Memorandum should be considered "investment advice" or "investment marketing", as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995.

Notice to Prospective Investors in Mexico

The Units have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comision Nacional y de Valores or "CNBV") and may not be offered or sold publicly in Mexico. The Units may be offered in Mexico to investors that qualify as institutional or qualified investors, pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores or "LMV"). The Units may not be publicly offered or sold in Mexico and this Confidential Memorandum is not intended to be used in connection with a public offering of securities (oferta publica) under the LMV and may not be publicly distributed in Mexico. This Confidential Memorandum has not been reviewed or authorized by the CNBV.

Notice to Prospective Investors in Nicaragua

For purposes of the Nicaraguan market, the Fund's Units will be offered as a private placement and includes securities which are not registered with the Superintendencia de Bancos y de Otras Instituciones Financiera (the "Bank Superintendence"), and therefore has not been reviewed by any public or private entity, in order to ensure that such information is complete, accurate and timely. The fundamental principle of this offer in its Nicaraguan placement is that it consists of a private transaction amongst private parties.

Notice to Prospective Investors in Panama

No public offering of Units is being made to investors resident in Panama. Units are being offered only to institutional investors and a limited number of other investors in Panama. The Superintendencia del Mercado de Valores has not passed upon the accuracy or adequacy of this Confidential Memorandum or otherwise approved or authorized the offering of Units to investors resident in Panama.

Notice to Prospective Investors in Peru

Units have not been and will not be approved by the Peruvian Superintendencia del Mercado de Valores (the "SMV") or any other regulatory agency in Peru, nor have they been registered under the Securities Market Law (Ley del Mercado de Valores), or any SMV regulations. Units may not be offered or sold within Peru except in private placement transactions.

Notice to Prospective Investors in Taiwan

The Units may be made available outside of Taiwan for purchase outside Taiwan by Taiwan resident investors, but may not be offered or sold in Taiwan.

Notice to Prospective Investors in Uruguay

The Fund is not an investment fund regulated by Uruguayan Law 16,774 of September 27, 1996, as amended, and has not been registered with the Central Bank of Uruguay. The sale of Units in the Fund qualifies as a private placement pursuant to Section 2 of Uruguayan Law 18,627 and are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Notice to Prospective Investors in Venezuela

No public offering of Units is being made to investors resident in Venezuela. Neither this Confidential Memorandum nor the Units have been approved, disapproved or passed on in any way by the National Superintendence of Securities, Office of the Superintendent of the Banking Sector Entities or any other governmental authority in Venezuela. Additionally, the Fund has not received authorization or licensing from the National Superintendence of Securities, Office of the Superintendent of the Banking Sector Entities or any other governmental authority in Venezuela to market or sell Units within Venezuela. This Confidential Memorandum is strictly confidential and may not be reproduced, used for any other purpose or provided to any person other than the intended.

APPENDIX B

CPG VINTAGE ACCESS FUND IV, LLC

Amended and restated LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of October 26, 2020

CPG VINTAGE ACCESS FUND IV, LLC

amended and restated LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CPG VINTAGE ACCESS FUND IV, LLC, a Delaware limited liability company (the "Fund") is dated and effective as of October 26, 2020, by and among the Organizational Member, Central Park Advisers, LLC, as Adviser, the Directors identified on Schedule I hereto, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H:

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to a Certificate of Formation dated and filed in the office of the Secretary of State of the State of Delaware on September 25, 2020;

WHEREAS, the Fund has heretofore been governed by a Limited Liability Company Agreement dated as of September 25, 2020 (the "Initial Agreement") entered into by the Organizational Member;

WHEREAS, the Organizational Member desires to amend and restate the Initial Agreement in its entirety pursuant to the authority granted in Section 6 thereof; and

WHEREAS, the parties hereto seek to effect (i) the admission as Members those persons listed as Members in the books and records of the Fund and (ii) immediately thereafter, the resignation of the Organizational Member as a member of the Fund.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Additional Closing shall mean a Closing subsequent to the Initial Closing.

Adviser means Central Park Advisers, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940, as amended from time to time.

Affiliate means "affiliated person" as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement, as amended and/or amended and restated from time to time.

Board means the Board of Directors established pursuant to Section 2.6 hereof.

Capital Commitment shall mean the aggregate amount of capital that a Member, upon admission to the Fund, shall be deemed to have subscribed for as specified in, or otherwise determined in accordance with, the Subscription Agreement relating to such Member.

Capital Contribution means, with respect to any Member, the sum of the net amount of cash and the fair market value of any other property (determined as of the time of contribution and net of liabilities secured by such property that the Fund assumes or to which the Fund's ownership of the property is subject) contributed by such Member to the Fund pursuant to this Agreement.

Certificate means the Certificate of Formation of the Fund and any amendments or amendments and restatements thereto as filed in the office of the Secretary of State of the State of Delaware.

Closing means one or more times in which Persons may be admitted as Members of the Fund pursuant to the terms hereof and existing Members may increase their Capital Commitment.

Code means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Default means the failure of a Member to pay any amount that it is required to pay to the Fund on or before the date when such amount is due and payable.

Default Expenses means expenses incurred by the Fund or the Adviser in connection with, arising out of, or otherwise relating to a Default (including, without limitation, attorneys' fees and collection costs).

Defaulting Member shall have the meaning specified in Section 7.3(b) hereof.

Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a "manager" of the Fund within the meaning of the Delaware Act.

Final Closing means the last Closing for subscriptions for Units in the Fund.

Fiscal Period means each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the last day of a Taxable Year;

(3)	the day preceding any day as of which the Fund issues Units;

(4)	the day as of which the Fund admits a Substituted Member to whom a Unit of a Member has been Transferred (unless there is no change of beneficial ownership); or

(5)	at such other times as the Adviser shall determine.

Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 8.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund's Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund has the meaning set forth in the recitals hereto.

Independent Directors means those Directors who are not "interested persons" of the Fund as such term is defined in the 1940 Act.

Initial Closing means the initial Closing for subscriptions for Units, which shall be the first date on or as of which a Member other than the Organizational Member or the Adviser is admitted to the Fund.

Investment means any Investment Funds, Securities and other investments in which the Fund invests.

Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

Investment Funds means unregistered pooled investment vehicles and registered investment vehicles, if any, in which the Fund intends to invest.

Liquidating Trustee means a liquidating trustee as defined in the Delaware Act.

Make-Up Payment means the amount that a Member participating in an Additional Closing may be required to pay to the Fund pursuant to Section 7.2(b) hereof. Make-Up Payments will be paid to and retained as assets of the Fund.

Management Fee means the fee paid to the Adviser out of the Fund's assets in accordance with Section 5 of the Investment Advisory Agreement.

Member means any Person who is admitted to the Fund as a member of the Fund in accordance with this Agreement and named as a member of the Fund in the books and records of the Fund, including any Person admitted to the Fund as a Substituted Member pursuant to Section 5.1 hereof, in such Person's capacity as a member of the Fund.

Memorandum shall mean that confidential private placement memorandum of the Fund, as amended and/or supplemented from time to time.

Organizational Member means the initial Member of the Fund.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

RIC means a regulated investment company under the Code.

Securities means securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Subscription Agreement means the agreement to be entered into by each Member (other than the Organizational Member) whereby a Member subscribes for Units in the Fund.

Substituted Member means any Person admitted to the Fund as a Member pursuant to the provisions of Section 5.1(i) hereof and shown as a Member in the books and records of the Fund.

Taxable Year means each period commencing on October 1 of each year and ending on September 30 of the succeeding year (or on the date of a final distribution pursuant to Section 8.2 hereof), unless the Directors shall designate another taxable year for the Fund that is a permissible taxable year under the Code or unless otherwise required by law.

Transfer means the assignment, transfer, sale, grant of a participation in, pledge, gift, mortgage, charge, encumbrance, hypothecation, exchange or other disposition of all or any portion of a Unit, including any right to receive any distributions attributable to a Unit.

Units means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Units and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1          Formation of Limited Liability Company.

The Fund was organized as a Delaware limited liability company by filing the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act. The Certificate may be amended and/or restated by the Adviser, without the consent of the Board or any Members, as provided in the Delaware Act or amended by the Adviser to change the address of the Fund's registered office in Delaware or the name and address of its registered agent in Delaware or to make corrections required by the Delaware Act. The Organizational Member, the Adviser and any Person or Persons designated by the Board hereby are designated as authorized persons of the Fund, within the meaning of the Delaware Act, to execute, deliver and file all additional certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2               Name.

The name of the Fund shall be "CPG Vintage Access Fund IV, LLC" or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act, without the consent of any other Person. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3               Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at 251 Little Falls Drive, Wilmington, DE 19808 and shall have Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Adviser in accordance with the Delaware Act.

2.4               Duration.

The term of the Fund commenced on the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 8.1 hereof.

2.5               Business of the Fund.

(a)                The business of the Fund is to identify, acquire, hold, manage and dispose of interests in Investment Funds and other investments, in accordance with the terms of this Agreement and as described in the Memorandum, and to engage in any other activities, including cash management, which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Delaware Act and the 1940 Act. Subject to Section 3.1 hereof, and if permitted by the 1940 Act, the Adviser may execute, deliver and perform all contracts, agreements and other undertakings on behalf of the Fund, including the Investment Advisory Agreement, any Subscription Agreements and any side letters to be executed by the Fund in connection with its investment activities or otherwise, and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund's business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement.

(b)               The Fund shall operate as a closed-end management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6               The Board.

(a)                The Organizational Member hereby designates those Persons listed on Schedule I, who have agreed to be bound by the terms of this Agreement pertaining to the obligations of Directors, to serve as Directors on the Board. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any Person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)                Each Director shall serve as a Director for the life of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a Person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c)                If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 8.1 hereof and the assets of the Fund shall be wound up and distributed pursuant to Section 8.2 hereof.

2.7               Members.

The Board may admit one or more Members as of the date of the Initial Closing and each Additional Closing or at such other times as the Board may determine. Members may be admitted to the Fund subject to the condition that each such Member shall execute either a counterpart of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Fund, in its absolute discretion, may reject applications for the purchase of Units in the Fund. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Units of such additional Member. The Members listed on the books and records of the Fund on the date hereof are hereby admitted as members of the Fund.

2.8               Organizational Member.

Immediately following the admission to the Fund of any additional Member pursuant to Section 2.7 hereof, the Organizational Member shall automatically resign from the Fund as the Organizational Member and shall cease to be a member of the Fund, in each case without further action by the Organizational Member or the Fund.

2.9               Both Directors and Members.

A Person may at the same time be a Director and a Member, or the Adviser and a Member, in which event such Person's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10            Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor the Adviser shall be liable personally for the Fund's debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the Capital Commitments of such Member, except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

ARTICLE III

MANAGEMENT

3.1               Management.

(a)                Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties hereunder. Except to the extent otherwise expressly provided in this Agreement, each Director (whether or not an Independent Director) shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized under Delaware law. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director's authority as delegated by the Board. The Board may delegate the management of the Fund's day-to-day operations to one or more officers or other Persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Members or the Fund is dissolved in accordance with Section 8.1 hereof.

(b)               The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)                Members shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act.

(d)               The Board may delegate to any Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2               Actions by the Board.

(a)                Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other); or (ii) by written consent of a majority of the Directors without a meeting and without prior notice, if permissible under the 1940 Act.

(b)                The Board may designate from time to time a Chairman who shall preside at all meetings. Any such Person who is an Independent Director shall be a non-executive Chairman of the Fund. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)                The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund.

3.3               Meetings of Members.

(a)                Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine. The Board (or the Adviser if applicable) shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)                On each matter submitted to a vote of Members, unless the Board determines otherwise, all Units shall vote as a single class. Members shall not be entitled to cumulative voting in any circumstance.

(c)                Each whole Unit shall be entitled to one vote, and each fractional Unit shall be entitled to a proportionate fractional vote, as to any matter on which the Member is entitled to vote as of the applicable record date. The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 60 days' prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d)                A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting and without prior notice if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4               Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall be held, controlled and administered by one or more custodians retained by the Fund, at all times in accordance with the requirements of the 1940 Act.

3.5               Other Activities of Members, Directors and the Adviser.

(a)                None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)               The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and Investment Funds, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. Subject to any limitations provided in the 1940 Act and the Advisers Act, no such Person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.6               Standard of Care.

(a)                The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such Person's services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person's duties hereunder.

(b)                A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Unit shall be liable to the Fund, any other Member or

Person bound by this Agreement only as required by applicable law or otherwise provided in this Agreement.

3.7               Indemnification.

(a)                To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify: each Director (including, for this purpose, their executors, heirs, assigns, successors or other legal representatives); each officer of the Fund; the Adviser; each officer or agent of the Adviser; and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, or an officer of the Fund, or the Adviser, or an officer or agent of the Adviser, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)                Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification. If independent legal counsel is engaged to make a determination regarding the advancement of expenses in accordance with this Section 3.7, and if the indemnitee is an Independent Director, or such other Person who may be entitled to such a rebuttable presumption under Section 17(h) of the 1940 Act and judicial interpretations thereof, or interpretations thereof by the Securities and Exchange Commission or its staff, there shall be a rebuttable presumption by such counsel that the indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(c)                As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Directors who are not parties to the action, suit, investigation or proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d)               Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)                An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f)                 The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other Person.

3.8               Fees, Expenses and Reimbursement.

(a)                The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)                The Fund will bear all expenses incurred in the business of the Fund, except those specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)	all expenses related to the Fund's investment program, including, but not limited to: (i) expenses borne indirectly through the Fund's Investments, including, without limitation, any fees and expenses charged by the general partners, managing members, investment advisers or sponsors thereof (such as management fees, performance fees, carried interests or incentive fees or allocations, monitoring fees, property management fees, pass through expenses and costs and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's Investments (whether or not consummated), and enforcing the Fund's rights in respect of such investments; (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) fees for data, software and technology providers; (vi) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); (vii) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; and (viii) expenses incurred by or in relation to financial advisors, placement agents, investment advisers and consultants such as (a) reasonable travel and other expenses including lodging and entertainment and meals related to diligence or informational meetings in which such persons meet with investment professionals employed by the Adviser, as well as for costs of organizing and holding such meetings and (b) payments to or on behalf of such persons for other types of events, including sales or training seminars;

(2)	the Management Fee;

(3)	any authorized distribution or servicing fee, as described in the Memorandum;

(4)	all costs and expenses associated with the organization and initial registration of the Fund, up to $1 million per the Adviser's voluntary agreement to limit such costs and expenses;

(5)	all costs and expenses associated with the operation and ongoing registration of the Fund, including, without limitation, offering costs and the costs of compliance with any applicable federal, state or non-U.S. laws;

(6)	the fees of the Independent Directors and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Members or the Board, its committees or the Independent Directors that are permitted or required to be held under the terms of this Agreement, as may be amended or amended and restated from time to time, the 1940 Act or other applicable law;

(7)	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer, and expenses attributable to implementing the Fund's compliance program;

(8)	the fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

(9)	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund or the Independent Directors;

(10)	a portion, as approved by the Board, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, the Directors or the officers of the Fund;

(11)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(12)	the fees and expenses of other service providers to the Fund, including depositaries (such as The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund, including the Fund's administrator;

(13)	all costs and expenses of preparing, setting in type, printing and distributing reports and other Fund communications to Members or potential Members, whether for regulatory, marketing or some other purpose;

(14)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties engaged by or on behalf of the Fund;

(15)	all charges for equipment or services used for communications between the Fund and any custodian, administrator or other agent engaged by the Fund;

(16)	any extraordinary expenses, that is, those incurred outside of the ordinary course of business, including, without limitation, litigation or indemnification expenses and costs incurred in connection with holding and/or soliciting proxies for a meeting of Members;

(17)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including excise taxes on undistributed income; and

(18)	such other types of expenses as may be approved from time to time by the Board.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(c)                The Fund from time to time, alone or in conjunction with other Affiliates of the Adviser or accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.9               Liabilities and Duties.

Notwithstanding anything herein to the contrary, the Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member,

officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other Person.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER AND DIRECTORS

4.1               Termination of Status of the Adviser.

The status of the Adviser as the investment adviser of the Fund shall terminate if the Investment Advisory Agreement terminates and the Fund does not enter into a new Investment Advisory Agreement with such Person, effective as of the date of such termination.

4.2               Termination of Status of a Director.

The status of a Director shall terminate if the Director shall: (i) die; (ii) be adjudicated incompetent; (iii) withdraw or resign as a Director (upon not less than 90 days' prior written notice to the other Directors, unless the other Directors waive such notice) voluntarily or in accordance with any retirement policy; (iv) be removed under Section 4.3 hereof; (v) be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) have a receiver appointed to administer the property or affairs of such Director.

4.3               Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

ARTICLE V

TRANSFERS OF UNITS; RESIGNATION OF MEMBERS; REPURCHASES OF UNITS

5.1               Transfer of Units.

(a)                Units may be Transferred only by operation of law as a result of the death, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Member. Otherwise, a Member may not Transfer its Units, in whole or in part, to any Person without the prior written consent of the Adviser, which consent may be withheld in the Adviser's sole and absolute discretion. To the fullest extent permitted by law, any attempted Transfer shall be null and void unless effected in accordance with this Article V. Unless otherwise agreed to in writing by the Adviser, as a condition of Transfer the transferee shall agree to pay any unpaid Capital Commitment of the Transferring Member in accordance with its terms.

(b)                Notwithstanding Section 5.1(a) hereof, a Defaulting Member may be required by the Adviser, in its sole discretion, to Transfer all or any of its Units to a Person that meets the investor eligibility requirements established by the Fund from time to time, as set forth in Section 7.3(b) hereof.

(c)                Notwithstanding Section 5.1(a) hereof, the Adviser will not unreasonably withhold its consent to the Transfer of a Member's Units to a family member, trust or other similar Person or entity for estate planning purposes.

(d)               The Adviser may condition its consent to a Transfer under Section 5.1(a) hereof on the Transfer meeting each of the following conditions:

(1)	the transferee meets the investor eligibility requirements established by the Fund from time to time;

(2)	such Transfer, itself or together with any other Transfers, would not cause the Fund to fail to qualify as a RIC or otherwise cause the Fund to be treated as a partnership for U.S. federal income tax purposes;

(3)	such Transfer does not require the registration or qualification of such Units pursuant to any applicable federal or state securities or "blue sky" laws;

(4)	such Transfer does not result in a violation of the federal securities laws or other laws ordinarily applicable to such transactions;

(5)	the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 5.1(h) hereof;

(6)	no facts are known to the Adviser that cause the Adviser to conclude that such Transfer will have a material adverse effect on the Fund; and

(7)	the transferee has agreed in writing to become a party to, "Member" under and subject to all of the terms, obligations and limitations of this Agreement.

(e)                If any transferee does not meet the investor eligibility requirements established by the Fund from time to time, or if the Adviser does not consent to a Transfer, the Fund reserves the right to reject the Transfer or direct the sale of the transferee's Units to an investor that does meet the investor eligibility requirements.

(f)                 Upon any Transfer approved by the Adviser:

(1)	the transferee shall be entitled to receive the distributions to which the Transferring Member would have been entitled with respect to such Transferred Units, but shall not be entitled to exercise any of the other rights of a Member with respect to such Transferred Units, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Member pursuant to Section 5.1(i) hereof; and

(2)	the Transferring Member shall cease to be a member of the Fund if it has assigned all of its Units. In such case, the Transferring Member shall not have any liability for amounts required to be paid with respect to its Capital Commitment after the time the transferee who has assumed such Capital Commitment is admitted as a Substituted Member.

(g)                Each Transferring Member agrees that it will pay all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys'

and accountants' fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Units by such Transferring Member, including any continuing administrative and other expenses. Such expenses shall be due and payable on the day the transferee is admitted to the Fund as a Substituted Member.

(h)                Unless otherwise agreed to in writing by the Adviser and the Board, each Transferring Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Fund, the Adviser, the Directors, the officers of the Fund, each other Member and any successor, assign or Affiliate of any of the foregoing from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses, or any judgments, fines and amounts paid in settlement or incurred in investigating or defending such matters), joint or several, to which those Persons may become subject by reason of, or arising from, any Transfer made by such Member in contravention of the provisions of this Agreement, or any misrepresentation by such Member (and, except in case of a Transfer required by the Adviser pursuant to Section 5.1(b), such Member's transferee) in connection with any purported Transfer.

(i)                 No transferee shall be admitted to the Fund as a Member (each such transferee, a "Substituted Member") until each of the following conditions has been satisfied:

(1)	receipt by the transferee of the written consent of the Adviser, which consent may be withheld or granted in the sole and absolute discretion of the Adviser;

(2)	the execution and delivery to the Fund by the Substituted Member of either a counterpart of this Agreement, or an instrument pursuant to which such Substituted Member agrees to be bound by all the terms and provisions hereof, and the responsibilities with respect to any unfunded Capital Commitment of the Transferring Member, which shall constitute a counterpart hereof;

(3)	receipt by the Fund of other written instruments that are in form and substance satisfactory to the Adviser (as determined in its sole discretion), including, without limitation, an opinion of counsel regarding the tax or regulatory effects of such admission;

(4)	payment by the Transferring Member to the Fund of all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys' and accountants' fees, incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Units by such Transferring Member, including any continuing administrative and other expenses;

(5)	the updating of the books and records of the Fund to reflect the admission of the Substituted Member; and

(6)	any other information or documentation as the Adviser may request.

The Adviser or the Board, in its sole discretion, may waive any or all of the conditions listed above in Section 5.1(i).

5.2               Resignation of Members

(a)                A Member may not resign from the Fund without the prior written consent of the Adviser, which consent may be withheld in the Adviser's sole discretion.

(b)                The Adviser, acting on behalf of the Board, may (but shall not be required to) terminate the membership of any Member or other Person (for example, a transferee) and cause the Member or Person to resign from the Fund at any time upon at least five (5) business days' prior written notice upon a determination by the Board that:

(1)	the Units of such Member or Person have been Transferred in violation of Section 5.1 hereof;

(2)	such Member or Person does not meet any investor eligibility requirements established by the Fund from time to time;

(3)	ownership of Units by such Member or Person is likely to cause the Fund to be in violation of, require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(4)	continued ownership of Units by such Member or Person may be harmful or injurious to the business or reputation of the Fund, or may subject the Fund or any of the Members to an undue risk of adverse tax or other consequences or restrictions;

(5)	any of the representations and warranties made by such Member or Person in connection with the acquisition of Units was not true when made or has ceased to be true;

(6)	such Member or Person is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold any Units; or

(7)	it would be in the interests of the Fund, as determined by the Board.

In the event that the Adviser, acting on behalf of the Board, terminates the membership of a Member, that Member shall immediately be deemed to have resigned from the Fund and cease to be a Member of the Fund. Such resignation shall occur automatically upon termination without the necessity of any further act by the Member or any other Person. The date of termination shall be the effective date of resignation of the resigning Member.

(c)                The Fund shall pay to a resigning Member the net asset value of the resigning Member's Units (determined in accordance with the next sentence) upon the later of the completion of that year's audit or such time as it has sufficient funds to do so. The net asset value of the resigning Member's Units shall be determined at the next determined net asset value after the date of resignation. Such amounts paid to a resigning Member shall not be entitled to interest for any period after the date of resignation.

(d)                From and after the effective date of resignation of a Member, such resigned Member shall cease to be a Member of the Fund for all purposes, and the Units of a resigned Member shall not be included in calculating the Units of the Members required to take any action under this Agreement.

5.3                Repurchase of Units.

No Member or other Person holding any Units shall have the right to require the Fund to redeem their Units during the life of the Fund.

ARTICLE VI

UNITS

6.1               Units.

(a)               The number of the Fund's authorized Units and the number of Units that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 6.1(j) hereof, the Board may issue Units for such consideration and on such terms as it may determine (or for no consideration if issued in connection with a distribution in Units or a split of Units), or may reduce the number of issued Units in proportion to the relative net asset value of the Units then outstanding, all without action or approval of the Members.

(b)                In accordance with Section 2.9 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such person is interested may acquire, own, and dispose of Units of the Fund to the same extent as if such person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Units from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Units generally.

(c)                Units shall not be represented by certificates, but only by notation on the Unit records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Unit records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Units and as to the number of Units held from time to time by each such person.

(d)               All consideration received by the Fund for the issue or sale of Units, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Units, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.

(e)               The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Units and shall be so recorded upon the books of account of the Fund.

(f)                 Distributions on Units may be paid to the Members or holders of Units, with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund. All distributions on Units shall be paid to holders of Units at the date and time of record established for the payment of such distributions, except that in connection with any distribution program or procedure the Board may determine that no distribution shall be payable on Units as to which the Member's purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure. Distributions may be reduced or withheld by the Fund by the amount of the fees, expenses and other liabilities, including funding obligations, incurred or anticipated. Distributions on Units may be made in cash or Units or a combination thereof as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Member or other holder of Units of the mode of the making of such distribution to that person. Any distribution paid in Units will be paid at the net asset value thereof as determined in accordance with Section 9.2 hereof. Notwithstanding anything in this Agreement to the contrary, the Board may at any time declare and distribute a distribution of Units or other property pro rata among the Members or other holders of Units at the date and time of record established for the payment of such distributions.

(g)                Notwithstanding anything to the contrary contained herein, neither the Board nor the Adviser nor the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate the Delaware Act or any other applicable law.

(h)                Units shall be transferable only in accordance with Section 5.1 hereof.

(i)                 Except as provided herein, each Unit shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Unit shall be equal with respect to net asset value per Unit as against each other Unit. The rights attaching to all Units shall be identical as to right of distributions (whether or not on liquidation), and voting rights. The Board may from time to time divide or combine the Units into a greater or lesser number of Units provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Units or in any way affect the rights of Units.

(j)                 The Board, subject to Section 2.7 hereof, may accept investments in the Fund by way of Unit purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 9.2 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Units that conform to such authorized terms and to reject any purchase or sale orders for Units whether or not conforming to such authorized terms.

(k)                Units may be issued as fractions thereof. Any fractional Unit, if outstanding, shall carry proportionately all the rights and obligations of a whole Unit, including those rights and obligations with respect to voting, receipt of distributions, redemption of Units, and liquidation of the Fund. Fractions of Units shall be calculated to three decimal points.

ARTICLE VII

CAPITAL COMMITMENTS AND CAPITAL CONTRIBUTIONS

7.1               Capital Commitments

(a)                Each Member, upon admission to the Fund, shall be deemed to have made a Capital Commitment to the Fund. Except as specifically provided in this Agreement, the Capital Commitment of a Member: (i) shall represent the maximum aggregate amount of cash and the fair market value of property that such Member shall be required to contribute to the Fund (except as provided herein or in the Memorandum); and (ii) shall not be changed during the life of the Fund.

7.2               Closings

(a)                The Fund may have one or more Closings at which time Persons may be admitted as Members of the Fund pursuant to the terms hereof and existing Members may be offered the opportunity to increase their Capital Commitment. The Initial Closing shall occur on such date as determined by the Adviser in its sole discretion, and any and all Additional Closings shall occur on such date(s) as may be determined by the Adviser in its sole discretion. The books and records of the Fund shall be amended following each Closing to reflect the identity of the Members and their respective Capital Commitment.

(b)                A Member making an initial Capital Commitment at an Additional Closing (i) shall make a Capital Contribution equal to the aggregate Capital Contributions that would have been due to the Fund from such Member if such Member had been admitted at the Initial Closing, and (ii) may be required, in the Adviser's sole and absolute discretion, to pay a Make-Up Payment to the Fund. The amount of such Make-Up Payment will be calculated by applying an annualized rate of 6.0% to the percentage of the aggregate Capital Commitments by Members previously drawn down by the Fund and applied over the period of time since such drawdowns. Make-Up Payments will not be treated as Capital Contributions, and will not reduce the required amount of a contributing Member's Capital Commitment.

7.3               Capital Contributions.

(a)                Subject to the terms and conditions hereof, the Adviser may call for Capital Contributions to the Fund at such times and in such amounts (not to exceed the amount of each Member's Capital Commitment to the Fund) as the Adviser determines in its sole discretion, provided, that, the Fund will give at least ten (10) business days' prior written notice (which may be given by e-mail) to each Member or the Member's designee, with a copy to the Member's financial advisor as noted on the records of the transfer agent, as to the due date for and amount of each such Capital Contribution. Units will be issued to Members each time a Capital Contribution is made to the Fund by Members. Units at the Initial Closing will be issued at $10 per Unit. Thereafter, Units will be issued at the next determined net asset value of the Fund, as calculated in accordance with the Fund's valuation policies and procedures. Capital Contributions by the Members shall be made in dollars by wire transfer of federal funds to an account or accounts of the Fund as specified by the Fund or in such other manner as the Fund may direct. No Member shall be entitled to any interest or compensation by reason of his, her or its Capital Contribution or by reason of being a Member. No Member shall be required to lend any funds to the Fund.

(b)                Except as expressly set forth in this Agreement, a Member may not make less than the full amount of its Capital Contribution called by the Adviser pursuant to Section 7.3(a) hereof. In the event any Member fails to pay any amount that it is required to pay to the Fund on or before the date when such amount is due and payable, the Fund shall provide such Member with a written notice of Default. If the full amount of the required Capital Contribution is not received by the Fund within five (5) business days after such notice, such Member shall be deemed to be in Default hereunder (a "Defaulting Member") and the Fund may, to the extent allocable and permitted under applicable law, allocate expenses, penalties, costs, liabilities or obligations incurred by the Fund, as a result of the Member defaulting, to the Defaulting Member. In addition, the Fund (or the Adviser as its delegate) may, with respect to each Default, at its discretion, take other actions with respect to a Defaulting Member, including, without limitation, one or more of the following:

(1)	Borrow Funds. The Fund may borrow funds to cover the amount of the defaulted Capital Contribution at a rate established with a third-party lender or, in the Adviser's sole discretion, using the Fund's internal capital at a rate of 8.0% per annum, and cause the Defaulting Member to bear such interest and other costs associated with such borrowing. The Fund may include such interest in any suit or action brought against such Defaulting Member for amounts due and payable or in any forced Transfer pursuant to Section 7.3(b)(4) below;

(2)	Exclude the Defaulting Member. The Fund may exclude the Defaulting Member from participating in future capital calls and/or investments made by the Fund;

(3)	Acceleration of Payment Obligations. The Fund may require that the Defaulting Member immediately pay to the Fund the entire amount of the Defaulting Member's uncalled Capital Commitment (such payment to be held by the Fund as security for (and to be applied against) the obligation of the Defaulting Member to make payments with respect to its Capital Commitment and its share of the Management Fee; interest, if any, on the funds held by the Fund shall be retained by the Fund) and/or may bring suit against the Defaulting Member for the amounts then due and payable (including, without limitation, any amounts accelerated), interest thereon from the day such amounts were due and payable at a rate established with a third-party lender or, in the Adviser's sole discretion, using the Fund's internal capital at a rate of 8.0% per annum and for any Default Expenses;

(4)	Right to Cause a Transfer. The Fund may require the Defaulting Member to Transfer all or any of its Units to a Person that meets the investor eligibility requirements established by the Fund from time to time effective immediately upon written notice, at a price agreed upon by the Defaulting Member and the transferee, after such amount has been adjusted for any reduction of interest in accordance with Section 7.3(b)(5) below. The purchaser of the Defaulting Member's Units shall be required to assume the Defaulting Member's unpaid Capital Commitment. The proceeds of the sale should be applied first to the payment of any Default Expenses and then to the defaulted Capital Contribution before any amount shall be payable to the Defaulting Member. Any Transfer shall be made in compliance with Section 5. If a Defaulting Member is required to Transfer all or a portion of its Units, the Adviser may, to the extent deemed appropriate by the Board, use commercially reasonable efforts to assist the Defaulting Member in finding a buyer; or

(5)	Reduction of Investment. The Fund may reduce, as a consequence for the Default, a Defaulting Member's investment in the Fund by an amount equal to 10% of the Defaulting Member's total Capital Commitment, and make corresponding reductions to the number of the Defaulting Member's Units and in the Defaulting Member's rights to receive distributions and allocations. The amount so reduced shall be retained as assets of the Fund for the benefit of all Members and shall not reduce the Defaulting Member's Capital Contributions required to be made by such Defaulting Member.

(c)                Each of the Members hereby consents to the application to it of the remedies provided in this Section 7.3 in recognition of the risk and damages its Default would cause the other Members. No right, power or remedy conferred upon the Fund against a Defaulting Member in this Section 7.3 shall be exclusive, and each such right, power and remedy shall be, in the discretion of the Adviser, cumulative and in addition to, and not in limitation of, every other right, power and remedy whether conferred to the Adviser, the Board or the Fund under this Section 7.3, any other section of this Agreement or which now or hereafter may be available at law, in equity, by statute or otherwise. While the Adviser, in its sole discretion, may take any actions in this Section 7.3 with respect to a Defaulting Member—including, without limitation, any or all of the actions listed in Section 7.3(b)—the Adviser is not required to do so. A Default by any Member shall not relieve any other Member of its obligation to make Capital Contributions to the Fund, and shall not relieve such Defaulting Member of its obligation to make Capital Contributions subsequent to such Default. The Fund reserves the right to pursue any and all remedies (in addition to those specifically provided in this Section 7.3) with respect to a Default by a Member. Further, if requested, a Defaulting Member shall execute any and all documents as shall have been reasonably requested or that are otherwise required to effectuate the transactions contemplated by this Section 7.3. Notwithstanding the immediately preceding sentence, any instrument reflecting the foregoing may be executed on behalf of the applicable Defaulting Member by the Adviser or the Directors pursuant to the special power of attorney granted by each Member pursuant to Section 10.2 hereof. The Adviser shall have full power and authority on behalf of the Fund to execute and deliver any and all instruments, certificates, agreements or other documents and to make such adjustments and/or modifications with respect to the application of any remedy set forth in this Section 7.3 (provided, that no such adjustment or modification shall result in a material increase in the effect or impact of the remedy being applied), as the Adviser deems necessary, desirable or appropriate, in its sole discretion, to effectuate the purpose and intent of this Section 7.3. In the event that, following the application of one or more of the remedies set forth in this Section 7.3 to a Defaulting Member, such Defaulting Member's Units are Transferred or the amount of such Units is reduced to zero, such Defaulting Member shall no longer be a Member of the Fund.

7.4               Return of Capital.

(a)                Except as expressly provided in this Agreement, no Member shall be entitled to withdraw any part of its Capital Contribution or to receive interest or other earnings on its Capital Contributions, nor shall any Member have priority over any other Member either as to the return of such Member's capital or as to profits, losses or distributions.

7.5               Recycling.

(a)                At the election of the Adviser, the Fund may (i) retain, or (ii) deem as recyclable, proceeds received by the Fund from Investment Funds up to an amount equal to 10% of the Fund's total Capital Commitments.

(b)                Amounts retained pursuant to Section 7.5(a) hereof in respect of a Member shall not reduce such Member's unfunded Capital Commitment, or increase such Member's Capital Contribution. In the event that the Fund receives a distribution from an Investment Fund that the Adviser deems a recyclable Capital Commitment and, in turn, distributes to Members, each Member's unfunded

Capital Commitment will be increased by the amount of funds so distributed. The Adviser shall give notice to Members of each distribution from an Investment Fund that the Adviser deems a recyclable Capital Commitment.

7.6               Liability of the Members and the Adviser.

(a)                Except for the obligations set forth hereunder and under any other agreements between the Member and the Fund, the liability of the Members shall be limited to the maximum extent permitted by the Delaware Act. If a Member is required under the Delaware Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Member, the obligation of such Member to return or pay any such amount to the Fund shall be the obligation of such Member and not the obligation of the Adviser. The liability of the Adviser shall be limited to the maximum extent permitted by the Delaware Act, subject to any limitations provided in the 1940 Act and the Advisers Act.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1               Dissolution.

(a)                The Fund shall be dissolved at any time there are no Members, unless the Fund is continued without dissolution in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)	upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	at the election of the Adviser to dissolve the Fund;

(4)	the entry of a decree of dissolution of the Fund under the Delaware Act; or

(5)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund and this Agreement shall not terminate until the assets of the Fund have been liquidated and applied in accordance with Section 8.2 hereof and the Certificate has been canceled. The obligations set forth in Section 3.7 and Section 10.11 shall survive the termination of the Fund and the termination of this Agreement. Upon the cancellation of the Certificate in accordance with the Delaware Act, the existence of the Fund and, except as expressly provided otherwise herein, this Agreement, shall terminate.

8.2               Liquidation of Assets.

(a)                Upon the dissolution of the Fund as provided in Section 8.1 hereof, the Board, acting directly or through a Liquidating Trustee it selects, shall wind up, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a Liquidating Trustee elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from winding up shall, subject to the Delaware Act, be distributed in the following manner:

(1)	in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of winding up (including legal and accounting expenses incurred in connection therewith), but not including debts and liabilities to Members, up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the net asset value of the Units held by such Persons.

(b)                Anything in this Section 8.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 8.2(a) hereof, upon dissolution of the Fund, the Board or other Liquidating Trustee may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 9.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.2(a) hereof.

ARTICLE IX

ACCOUNTING, VALUATIONS AND WITHHOLDING

9.1                Accounting and Reports.

(a)                The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

(b)                After the end of each Taxable Year, and as soon as reasonably practicable after receipt of the necessary information from the Investments, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Units as is necessary for Members to complete U.S. federal and state income tax or information returns and any other tax information required by U.S. federal or state law.

(c)                Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 9.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required to be provided to a Member by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

(d)                Except as set forth specifically in this Section 9.1 and to the fullest extent permitted by Section 18-305 of the Delaware Act, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. No act of the Fund, the Adviser or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund's ability to enforce the limitations set forth in the first sentence of this Section 9.1(d).

9.2               Valuation of Assets.

(a)                Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last business day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. Investments shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)                The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 9.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

9.3               Withholding.

(a)                If requested by the Fund, each Member shall, if able to do so, provide the Fund with: (i) an affidavit in form satisfactory to the Fund that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other law; (ii) any certificate that the Fund may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Fund relating to any Member's status under such law. In the event that a Member fails or is unable to deliver to the Fund an affidavit described in clause (i) of this subsection (a), the Fund may withhold amounts from such Member in accordance with Section 9.3(b).

(b)                The Fund may withhold or make tax payments on behalf of, or with respect to, any Member and remit such amounts to the Internal Revenue Service (or any other relevant taxing authority) from any distribution to any Member to the extent required by the Code or any other applicable law, or if required to do so by the Internal Revenue Service.

(c)                For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(d)                The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate.

(e)                Unless otherwise agreed to in writing by the Adviser and the Board, each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Fund, the Adviser, the Board and any designated agents of the Fund to the extent any such Person or entity is deemed to be the responsible withholding agent for U.S. federal, state or local or foreign income tax purposes, against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person or entity's gross negligence, willful misconduct or fraud) relating to the Fund's, the Adviser's, the Board's, or any designated agent's obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Fund, the Adviser or the Board with respect to such Member or as a result of such Member's participation in the Fund.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1             Amendment of Limited Liability Company Agreement.

(a)               Except as otherwise provided in this Section 10.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)               Any amendment that would:

(1)	increase the obligation of a Member to make any Capital Contribution to the Fund;

(2)	reduce the rights attaching to the Units held by any Person as against the rights attaching to the Units held by any other Person, except to the extent specifically contemplated by Section 6.1(i); or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (other than an amendment described in Section 10.1(c) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity

(pursuant to such procedures as may be prescribed by the Board) to Transfer his or her Units. Any amendment pursuant to Section 10.1(c) hereof shall not be subject to the provisions of this Section 10.1(b).

(c)                The Board at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 10.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)	amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current U.S. federal tax treatment or, at the Fund's sole discretion, change its U.S. federal tax treatment.

(d)                The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request. Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Member, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the Adviser or any one Director and (ii) the Member, and any other party to this Agreement, shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

10.2             Special Power of Attorney.

(a)                Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund's assets appointed pursuant to Section 8.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement;

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act;

(3)	any instrument related to the admission, removal, Transfer or resignation of any Member or Substituted Member;

(4)	any document reasonably requested of a Defaulting Member, or that is otherwise required to effectuate the transactions contemplated by Section 7.3;

(5)	any document or instrument that may be necessary or appropriate to effect the dissolution, winding up, liquidation and termination of the Fund, pursuant to the terms hereof; and

(6)	all other such instruments, documents and certificates that, in the view of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)                Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)                This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund's assets, appointed pursuant to Section 8.2 hereof, and as such:

(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Adviser, the Board or any Liquidating Trustee shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of its Units, except that where the transferee thereof has been approved by the Board for admission to the Fund as a Substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Adviser, the Board or any Liquidating Trustee to execute, acknowledge and file any instrument necessary to effect such substitution.

10.3             Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, electronic means (including e-mail) or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail or commercial courier service. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

10.4             Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall, to the fullest extent permitted by law, be void.

10.5             Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

10.6             Choice of Law; Arbitration.

(a)                Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)                Unless otherwise agreed to in writing by the Adviser, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)                Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. (the "NYSE") or the Financial Industry Regulatory Authority ("FINRA") to the fullest extent permitted by law. The parties may also select any other national securities exchange's arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. If the NYSE, FINRA, or other national securities exchange board does not accept the arbitration for consideration, the arbitration shall be determined before an arbitration panel in New York, New York selected from and administered by J.A.M.S. Inc. in accordance with its then existing arbitration rules or procedures. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)                To the fullest extent permissible by applicable law and unless otherwise agreed to in writing by the Adviser and the Board, each Member hereby waives any right to assert any claim or participate in any claim against the Fund, the Board, the Adviser, a Member or any of their officers, affiliates or representative by means of any class action, collective action or representative action, whether as a class representative or as a member of a class. If, notwithstanding the foregoing waiver, a court or law permits a Member to participate in a class, collective or representative action, then such Member nevertheless agrees that the prevailing party shall not be entitled to recover attorneys' fees or costs associated with pursuing the class or representative action, and the Member who initiates or participates as a member of the class will not submit a claim or otherwise participate in any recovery secured through the class, collective or representative action.

10.7             Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7 hereof).

10.8             Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

10.9             Merger and Consolidation.

(a)                Notwithstanding any other provision of this Agreement, the Fund may (1) without the consent of any Member or Person being required, merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by the Board, or (2) so long as Members holding a majority of Units have not expressly notified the Fund that they do not approve such action within ten (10) business days of receiving notice of such action, divide into one or more domestic limited liability companies pursuant to a plan of division which has been approved by the Board.

(b)                Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

(c)                Notwithstanding anything to the contrary contained elsewhere in this Agreement, a plan of division approved in accordance with Section 18-217(c) of the Delaware Act and this Agreement (i) may effect any amendment to this Agreement if the Fund is a surviving company in the division, (ii) may effect the adoption of a new limited liability company agreement for the Fund if it is a surviving company in the division, and (iii) shall effect the adoption of a limited liability company agreement for each resulting company in the division.

10.10           Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

10.11           Confidentiality.

(a)                Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(b)                Each Member recognizes that in the event that this Section 10.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to seek any equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith.

(c)                Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

10.12           Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

10.13          Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a U.S. federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each Taxable Year of the Fund.

10.14           Tax Election.

Any officer, Director or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. federal tax purposes.

10.15           Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) and any Subscription Agreements, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.16            Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its "good faith" or under another express standard, then such Person shall act under such express standard.

10.17            Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. For the avoidance of doubt, a Person's execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an "Electronic Signature"), including by DocuSign® or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Fund, the Adviser, an officer thereof or the Board or its designees.

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSE SET FORTH IN SECTION 10.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 10.11.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

Name: Mitchell A. Tanzman

CENTRAL PARK ADVISERS, LLC, as Adviser

By:
	Name:	Mitchell A. Tanzman
	Title:	Authorized Person

ADDITIONAL MEMBERS:

Each person who has signed, or has had signed on its behalf, an appropriate signature page of an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof, which shall constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

Name:	Joan Shapiro Green
Title:	Director

Name:	Kristen M. Leopold
Title:	Director

Name:	Janet L. Schinderman
Title:	Director

Name:	Mitchell A. Tanzman
Title:	Director

Name:	Sharon J. Weinberg
Title:	Director

SCHEDULE I

Directors

Name and Address
Joan Shapiro Green
c/o Central Park Group, LLC
805 Third Avenue, 18th floor
New York, New York 10022

Kristen M. Leopold
c/o Central Park Group, LLC
805 Third Avenue, 18th floor
New York, New York 10022

Janet L. Schinderman
c/o Central Park Group, LLC
805 Third Avenue, 18th floor
New York, New York 10022

Mitchell A. Tanzman
c/o Central Park Group, LLC
805 Third Avenue, 18th floor
New York, New York 10022

Sharon J. Weinberg
c/o Central Park Group, LLC
805 Third Avenue, 18th floor
New York, New York 10022

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements: Not Applicable.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (File No. 811-23610) (the "Registration Statement"), filed on September 25, 2020.

	(a)(2)	Form of Amended and Restated Limited Liability Company Agreement is incorporated by reference to Appendix B to the Registrant's Confidential Memorandum, filed herewith.

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2)

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)(1)	Form of Investment Advisory Agreement*

	(g)(2)	Form of Organizational Expenses Limitation Agreement*

	(h)	Not Applicable.

	(i)	Not Applicable.

	(j)(1)	Form of Custody Agreement*

	(j)(2)	Form of Amendment to the Amended and Restated Custody Agreement*

	(k)	Form of Services Agreement and Amendments to Services Agreements*

	(l)	Not Applicable.

	(m)	Not Applicable.

	(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)(1)	Code of Ethics of the Registrant*

(r)(2)	Code of Ethics of Central Park Advisers, LLC*

__________________________

*	Filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:

Legal fees	$325,000
Blue Sky fees	$15,000
Printing	$12,000
Miscellaneous	$12,000

Total	$364,000

Item 28. Persons Controlled by or Under Common Control with Registrant:

After completion of the private offering of units of limited liability company interests, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the Registrant's investment adviser (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of September 30, 2020:

Title of Class	Number of Record Holders

Units of Limited Liability Company Interests	0

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), included as Appendix B to the Confidential Memorandum filed herewith, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) hereto. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation, or employment of a substantial nature in which the Adviser, and each member, director, executive officer or partner of the Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, director, officer, employee, partner or trustee, is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc., serve as the Registrant's administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of October, 2020.

CPG VINTAGE ACCESS FUND IV, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(g)(1)	Form of Investment Advisory Agreement
(g)(2)	Form of Organizational Expenses Limitation Agreement
(j)(1)	Form of Custody Agreement
(j)(2)	Form of Amendment to the Amended and Restated Custody Agreement
(k)	Form of Services Agreement and Amendments to Services Agreements
(r)(1)	Code of Ethics of the Registrant
(r)(2)	Code of Ethics of Central Park Advisers, LLC